UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Bank of America Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 17, 2010

Dear Stockholder:

I am pleased to invite you to the Bank of America Corporation 2010 Annual Meeting of Stockholders. The meeting will be held at 10:00 a.m., local time, on April 28, 2010, in the Belk Theater of the North Carolina Blumenthal Performing Arts Center, 130 North Tryon Street, Charlotte, North Carolina. If you are unable to attend, you will be able to listen to the meeting and view our slide presentation over the Internet at http://investor.bankofamerica.com.

Enclosed are a notice of matters to be voted on at the meeting, our proxy statement, a proxy card and our 2009 Annual Report.

Whether or not you plan to attend, please submit a proxy to vote your shares in one of three ways: via Internet, telephone or mail. Instructions regarding Internet and telephone voting are included on the proxy card (or, if applicable, in your electronic delivery notice). If you choose to submit a proxy by mail, please mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. You may revoke your proxy at any time before it is exercised as explained in the proxy statement.

If you plan to attend, please bring the admission ticket attached to your proxy card and photo identification. If your shares are held in the name of a broker or other nominee, please bring with you a letter (and a legal proxy if you wish to vote your shares) from the broker or nominee confirming your ownership as of the record date.

Sincerely yours,

Brian T. Moynihan

Chief Executive Officer and President

BANK OF AMERICA CORPORATION

Bank of America Corporate Center

Charlotte, North Carolina 28255

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to be Held on April 28, 2010

The Proxy Statement and Annual Report to Stockholders

are available at http://investor.bankofamerica.com

Date:	April 28, 2010
Time:	10:00 a.m., local time
Place:	Belk Theater of the North Carolina Blumenthal Performing Arts Center 130 North Tryon Street, Charlotte, North Carolina 28202

Webcast of the Annual Meeting: You may listen to a live audiocast of the meeting on our website at http://investor.bankofamerica.com at 10:00 a.m., local time, on April 28, 2010.

Items of Business:

•	Item 1: Election to the Board of the 13 nominees named in this proxy statement;

•	Item 2: A proposal to ratify the registered independent public accounting firm for 2010;

•	Item 3: A proposal to adopt an amendment to the Bank of America Corporation amended and restated certificate of incorporation to increase the number of authorized shares of Common Stock from 11.3 billion to 12.8 billion;

•	Item 4: An advisory (non-binding) vote approving executive compensation;

•	Item 5: A proposal to amend the 2003 Key Associate Stock Plan; and

The following items, if properly presented at the Annual Meeting, also will be considered, along with any other business properly brought before the meeting:

•	Item 6: A stockholder proposal regarding disclosure of government employment;

•	Item 7: A stockholder proposal regarding non-deductible pay;

•	Item 8: A stockholder proposal regarding special stockholder meetings;

•	Item 9: A stockholder proposal regarding an advisory vote on executive compensation;

•	Item 10: A stockholder proposal regarding succession planning;

•	Item 11: A stockholder proposal regarding over-the-counter derivatives trading; and

•	Item 12: A stockholder proposal regarding recoupment of incentive compensation paid to senior executives.

Record Date: You are entitled to notice of and to vote at the Annual Meeting (or any adjournment or postponement thereof) if you were a stockholder of record and entitled to vote on March 3, 2010. In accordance with Delaware law, for 10 days prior to the Annual Meeting, a list of those registered stockholders entitled to vote at the Annual Meeting will be available for inspection in the office of the Corporate Secretary, Bank of America Corporation, Bank of America Plaza, 101 South Tryon Street, NC1-002-29-01, Charlotte, North Carolina 28255. The list also will be available at the Annual Meeting.

Proxy Voting: Your vote is important. Please submit your proxy as soon as possible via either the Internet, telephone or mail.

Meeting Admission: If you plan to attend the Annual Meeting in person, you will need to bring the admission ticket attached to your proxy card and photo identification. If your shares are held in the name of a broker or other nominee, please bring with you a letter (and a legal proxy if you wish to vote your shares) from the broker or nominee confirming your ownership as of the record date and photo identification. See “Attending the Annual Meeting” on page 4 of the proxy statement.

By order of the Board of Directors:

Alice A. Herald

Deputy General Counsel

and Corporate Secretary

March 17, 2010

GENERAL INFORMATION	1
CORPORATE GOVERNANCE	5
Commitment to Corporate Governance Best Practices	5
Additional Corporate Governance Information, Committee Charters and Code of Ethics	5
The Board of Directors	5
Board Oversight of Risk	6
Chief Executive Officer and Senior Management Succession Planning	7
Director Independence	8
Board Leadership	9
Executive Sessions of the Board	9
Board Attendance and Annual Meeting Policy	9
Board Evaluation and Education	10
Board Committee Membership and Meetings	10
Code of Ethics	14
Charitable Giving and Political Contributions	15
Communications with the Board of Directors	15
ITEM 1: ELECTION OF DIRECTORS	15
Identifying and Evaluating Nominees for Director	15
The Nominees	17
DIRECTOR COMPENSATION	22
STOCK OWNERSHIP	26
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	27
COMPENSATION AND BENEFITS COMMITTEE REPORT	28
COMPENSATION DISCUSSION AND ANALYSIS	28
EXECUTIVE COMPENSATION	38
COMPENSATION AND BENEFITS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	54
REVIEW OF RELATED PERSON TRANSACTIONS	54
CERTAIN TRANSACTIONS	55
AUDIT COMMITTEE REPORT	55
ITEM 2: RATIFICATION OF THE REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM FOR 2010	56
Fees to Registered Independent Public Accounting Firm for 2009 and 2008	56
Pre-approval Policies and Procedures	56
ITEM 3: AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK FROM 11.3 BILLION TO 12.8 BILLION	57
ITEM 4: AN ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION	58
ITEM 5: AMENDMENT OF THE 2003 KEY ASSOCIATE STOCK PLAN	59
ITEMS 6 THROUGH 12: STOCKHOLDER PROPOSALS	70
PROPOSALS FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS	81
Appendix A: DIRECTOR INDEPENDENCE CATEGORICAL STANDARDS	A-1
Appendix B: 2003 KEY ASSOCIATE STOCK PLAN	B-1

BANK OF AMERICA CORPORATION

Bank of America Corporate Center

Charlotte, North Carolina 28255

PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation of proxies by the Board of Directors of Bank of America Corporation for the 2010 Annual Meeting of Stockholders (the “Annual Meeting”). In this proxy statement, we refer to the Board of Directors as the “Board” and to Bank of America Corporation as “we,” “us,” “our company,” “Bank of America” or the “Corporation.” This proxy statement is being mailed and made available starting on or about March 17, 2010.

GENERAL INFORMATION

Important New Voting Information. If your shares are held in the name of a bank, broker or other holder of record, the Securities and Exchange Commission (the “SEC”) has approved a New York Stock Exchange (“NYSE”) rule that changes the manner in which your vote in the election of directors will be handled beginning with the upcoming Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you should have received these proxy materials in paper or electronic form, including a voting instruction card so you can instruct the holder of record how to vote your shares. In the past, if you did not transmit your voting instructions before the Annual Meeting, your broker could vote on your behalf on the election of directors and other matters considered to be routine under NYSE rules. Effective on January 1, 2010, your broker is no longer permitted to vote on your behalf on the election of directors unless you provide specific instructions by following the instructions from your broker about voting your shares by telephone or Internet or completing and returning the voting instruction form. For your vote to be counted in the election of directors, you now will need to communicate your voting decisions to your bank, broker or other holder of record before the date of the Annual Meeting.

Voting your shares is important to ensure that you have a say in the governance of Bank of America and to fulfill the objectives of the majority voting standard that applies in the election of directors. Please review the proxy materials and follow the relevant instructions to vote your shares. We hope you will exercise your rights and fully participate as a stockholder.

Record Date. Only holders of record at the close of business on March 3, 2010 will be entitled to notice of and to vote at the Annual Meeting. Holders of the Corporation’s Common Stock (the “Common Stock”), the 7% Cumulative Redeemable Preferred Stock, Series B (the “Series B Preferred Stock”), the Floating Rate Non-Cumulative Preferred Stock, Series 1 (the “Series 1 Preferred Stock”), the Floating Rate Non-Cumulative Preferred Stock, Series 2 (the “Series 2 Preferred Stock”), the 6.375% Non-Cumulative Preferred Stock, Series 3 (the “Series 3 Preferred Stock”), the Floating Rate Non-Cumulative Preferred Stock, Series 4 (the “Series 4 Preferred Stock”), the Floating Rate Non-Cumulative Preferred Stock, Series 5 (the “Series 5 Preferred Stock”), the 6.70% Non-Cumulative Perpetual Preferred Stock, Series 6 (the “Series 6 Preferred Stock”), the 6.25% Non-Cumulative Perpetual Preferred Stock, Series 7 (the “Series 7 Preferred Stock”), and the 8.625% Non-Cumulative Preferred Stock, Series 8 (the “Series 8 Preferred Stock”), vote together without regard to class except as otherwise required by law. In addition, holders of the Common Stock will be entitled to vote separately as a class with respect to Item 3.

As of the record date of March 3, 2010, there were 10,031,985,594 shares of Common Stock, 7,571 shares of the Series B Preferred Stock, 4,861 shares of the Series 1 Preferred Stock, 17,547 shares of the Series 2 Preferred Stock, 22,336 shares of the Series 3 Preferred Stock, 12,976 shares of the Series 4 Preferred Stock, 20,190 shares of the Series 5 Preferred Stock, 65,000 shares of the Series 6 Preferred Stock, 16,596 shares of the Series 7 Preferred Stock and 89,100 shares of the Series 8 Preferred Stock entitled to vote at the Annual Meeting. Each share of the Common Stock and Series B Preferred Stock is entitled to one vote. Each share of the Series 1-5 Preferred Stock and Series 8 Preferred Stock is entitled to 150 votes. Each share of the Series 6 and 7 Preferred Stock is entitled to five votes.

Voting By Proxy. Whether or not you plan to attend the Annual Meeting, you may submit a proxy to vote your shares via Internet, telephone or mail as more fully described below:

•	By Internet: Go to www.investorvote.com/bac and follow the instructions. You will need information from your proxy card or electronic delivery notice to submit your proxy.

•	By Telephone: Call 1.800.652.8683 and follow the voice prompts. You will need information from your proxy card or electronic delivery notice to submit your proxy.

•	By Mail: Mark your vote, sign your name exactly as it appears on your proxy card, date your proxy card and return it in the envelope provided.

If a bank, broker or other nominee holds your shares, you will receive voting instructions directly from the holder of record.

All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via Internet or telephone. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board’s recommendations as follows:

“FOR”:

•	Item 1: Election to the Board of the 13 nominees named in this proxy statement;

•	Item 2: Ratification of the registered independent public accounting firm for 2010;

•	Item 3: Adopt an amendment to the Amended and Restated Certificate of Incorporation to increase the number of shares of authorized Common Stock from 11.3 billion to 12.8 billion;

•	Item 4: Advisory (non-binding) vote to approve executive compensation;

•	Item 5: Amendment of the 2003 Key Associate Stock Plan; and

“AGAINST” the stockholder proposals regarding:

•	Item 6: Disclosure of government employment;

•	Item 7: Disclosure of non-deductible pay under Internal Revenue Code Section 162(m);

•	Item 8: Special stockholder meetings;

•	Item 9: Advisory vote on executive compensation;

•	Item 10: Succession planning;

•	Item 11: Over-the-counter derivatives trading; and

•	Item 12: Recoupment of incentive compensation paid to senior executives.

If other matters properly come before the Annual Meeting, the persons appointed to vote the proxies will vote on such matters in accordance with their best judgment. Such persons also have discretionary authority to vote to adjourn the Annual Meeting, including for the purpose of soliciting proxies to vote in accordance with the Board’s recommendations on any of the above items.

Revoking Your Proxy. You may revoke your proxy at any time before it is exercised by:

•	written notice of revocation to the Corporate Secretary;

•	a properly executed proxy of a later date; or

•	voting in person at the Annual Meeting.

Cost of Proxy Solicitation. We will pay the cost of soliciting proxies. In addition to soliciting proxies by mail or electronic delivery, we also may use some of our associates, who will not be specially compensated, to solicit proxies, either personally or by telephone, facsimile or written or electronic mail. In addition, we have agreed to pay Georgeson Inc. and Laurel Hill Advisory Group, LLC, in total, $34,500 plus expenses to assist us in soliciting proxies from banks, brokers and nominees. We also will reimburse banks, brokers and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners.

Quorum Required to Hold the Annual Meeting. In order to hold the Annual Meeting, a quorum consisting of the holders of a majority of the aggregate voting power of the Common Stock, the Series B Preferred Stock and the Series 1-8 Preferred Stock must be present in person or represented by proxy at the Annual Meeting. In addition, because the shares of Common Stock, voting as a separate class, must adopt the amendment to our amended and restated certificate of incorporation to increase the number of authorized shares of Common Stock from 11.3 billion to 12.8 billion, a majority of the outstanding shares of Common Stock, present in person or by proxy, is also required to constitute a quorum with respect to Item 3. For purposes of determining the presence or absence of a quorum, we intend to count as present shares present in person but not voting and shares for which we have received proxies but for which holders thereof have abstained. Furthermore, shares represented by proxies returned by a broker holding the shares in nominee or “street” name will be counted as present for purposes of determining whether a quorum is present, even if the broker is not entitled to vote the shares on matters where discretionary voting by the broker is not allowed (“broker non-votes”).

Majority Vote Standard for Election of Directors. In October 2006, the Board amended our Bylaws to provide that a nominee for director in an uncontested election shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against his or her election. Abstentions from voting, as well as broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the proposal to elect directors. In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the votes cast at the meeting.

If a nominee who is currently serving as a director is not elected at the Annual Meeting, under Delaware law the director will continue to serve on the Board as a “holdover director.” However, under our Corporate Governance Guidelines, any director who fails to be elected must offer to resign from the Board. The director whose resignation is under consideration will abstain from participating in any decision regarding that resignation. The Corporate Governance Committee shall make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Corporate Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation. The Board will publicly disclose its decision regarding the resignation within 90 days after results of the election are certified. If the resignation is not accepted, the director will continue to serve until the next annual meeting and until the director’s successor is elected and qualified. If a nominee who is not already serving as a director is not elected at the Annual Meeting, under Delaware law that nominee will not become a director and will not serve on the Board as a “holdover director.”

The Board will nominate for re-election only candidates who have tendered irrevocable resignations that will be effective upon: (i) the failure to receive the required vote at the next annual meeting at which they are nominated for re-election; and (ii) Board acceptance of such resignation. In addition, the Board will fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of irrevocable resignation.

Beginning with director elections at the Annual Meeting, brokers no longer have discretionary authority to vote shares without instructions from the beneficial owner. Therefore, if you hold your shares in the name of a bank, broker or other holder of record, for your vote to be counted in the election of directors, you will need to communicate your voting decisions to your bank, broker or other holder of record before the date of the Annual Meeting.

Votes Required to Approve Other Proposals. Approval of Items 2 and 4-12 requires the votes cast in favor of each such proposal to exceed the votes cast against such proposal. In addition, under NYSE listing standards, with respect to Item 5, the amended 2003 Key Associate Stock Plan, the total votes cast on the proposal must represent over 50% of all shares entitled to vote on the proposal. Abstentions from voting, as well as broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on any of these proposals.

Approval of Item 3, the amendment to our certificate of incorporation, requires the affirmative vote of a majority of the voting power represented by the outstanding shares of Common Stock, Series B Preferred Stock, and Series 1-8 Preferred Stock entitled to vote at the Annual Meeting, voting together as a single class. In addition, under Delaware law, the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, counted separately as a class without the Series B Preferred Stock or Series 1-8 Preferred Stock, is also required to approve Item 3. Because approval is based on the affirmative vote of a majority of votes represented by shares outstanding, the failure to vote, a broker non-vote or an abstention will have the same effect as a vote against Item 3.

Voting by Associates. If you are a participant in The Bank of America 401(k) Plan, The Bank of America 401(k) Plan for Legacy Companies, The Bank of America Transferred Savings Account Plan, the Merrill Lynch & Co., Inc. Retirement Accumulation Plan, the Merrill Lynch & Co., Inc., Employee Stock Ownership Plan or the Merrill Lynch & Co., Inc., 401(k) Savings & Retirement Plan, and your plan account has investments in shares of Common Stock, you must provide voting instructions to the plan trustees (either via the proxy card or Internet or by telephone) in order for your shares to be voted as you instruct. If no voting instructions are received, the trustee of the plan will vote these shares in the same ratio as the shares for which voting instructions have been received by the trustee unless contrary to the Employee Retirement Income Security Act. Your voting instructions will be held in strict confidence. If you participate in the Merrill Lynch Employee Stock Purchase Plan, your shares must be voted in order to count. The deadline to cast votes for shares held in the foregoing plans is Tuesday, April 27, 2010, at 8:00 a.m. EST. You will not be able to change your vote after this deadline.

Householding. Unless we have received contrary instructions, we send a single copy of the annual report, proxy statement and notice of annual or special meeting to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at those households and helps reduce our expenses.

If you would like to receive your own set of the annual report, proxy statement and notice of annual or special meetings this year or in future years, follow the instructions described below:

If your shares are registered in your own name, please contact our transfer agent and inform them of your request to revoke householding by calling them at 1.800.642.9855 or writing to them at Computershare Trust Company, N.A., P.O. Box 43078, Providence, Rhode Island 02940-3078. Within 30 days of your revocation, we will send to you individual documents.

If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

If two or more stockholders residing in the same household individually receive copies of the annual report, proxy statement and notice of annual or special meeting and as a household wish to receive only one copy, you may contact our transfer agent at the address and telephone number listed in the preceding paragraph in the case of registered holders, or your bank, broker or other nominee directly if such bank, broker or other nominee holds your shares, and request that householding commence as soon as practicable.

Electronic Delivery. In addition to householding, we can also reduce our expenses if you elect to receive annual reports and proxy materials via the Internet. If you request, you can receive email notifications when these documents are available electronically on the Internet. If you have an account maintained in your name at Computershare Investor Services, you may sign up for this service at www.computershare.com/bac.

Questions. If you hold your shares directly, please call Computershare Trust Company at 1.800.642.9855. If your shares are held in street name, please contact the telephone number provided on your voting instruction form or contact your broker directly.

Attending the Annual Meeting. All holders of Common Stock, Series B Preferred Stock and Series 1-8 Preferred Stock, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holders of record, are invited to attend the Annual Meeting. Stockholders of record can vote in person at the Annual Meeting. If you are not a stockholder of record, you must obtain a proxy executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the Annual Meeting. If you plan to attend the Annual Meeting, please bring the admission ticket attached to your proxy card and photo identification. If your shares are held in the name of a broker or other nominee, please bring with you a letter (and a legal proxy if you wish to vote your shares) from the broker or nominee confirming your ownership as of the record date, which is March 3, 2010. Failure to bring such a letter may delay your ability to attend or prevent you from attending the meeting.

A number of stockholders may wish to speak at the meeting. The Board appreciates the opportunity to hear the views of stockholders. In fairness to all stockholders and participants at the meeting, and in the interest of an or -

derly and constructive meeting, rules of conduct will be enforced. Copies of these rules will be available at the meeting. Only stockholders or their valid proxy holders may address the meeting. Depending on the number of stockholders who wish to speak, we cannot ensure that every stockholder who wishes to speak will be able to do so for as long as they might want to hold the floor.

Only proposals that meet the requirements of Rule 14a-8 of the Securities Exchange Act of 1934 or our Bylaws will be eligible for consideration at the meeting. This year the only proposals that meet the criteria are those set forth in this proxy statement. Therefore, proposals raised at the meeting that are not identified in this proxy statement will not be considered during the Annual Meeting.

Stockholders may submit proposals and other matters for consideration at the 2011 Annual Meeting as described in “Proposals for the 2011 Annual Meeting of Stockholders” on page 81.

CORPORATE GOVERNANCE

Commitment to Corporate Governance Best Practices

The Board of Directors oversees the management of Bank of America’s businesses and affairs. In its oversight of Bank of America, the Board’s goal is to set the tone for the highest ethical standards and performance of our management, associates and the Corporation as a whole. The Board strongly believes that good corporate governance practices are important for successful business performance. Our corporate governance practices are designed to align the interests of the Board and management with those of our stockholders and to promote honesty and integrity throughout Bank of America. Over the past year, we have enhanced our corporate governance practices in many important ways, and we continue to monitor best practices to promote a high level of performance from the Board, management and our associates. See “The Board of Directors” below for more details. The Board has adopted Corporate Governance Guidelines that embody long-standing practices of Bank of America as well as current corporate governance best practices. Additionally, in connection with its previously disclosed February 2010 settlement agreement with the SEC, Bank of America has agreed to additional undertakings relevant to the annual proxy statement, including corporate governance undertakings, for a period of three years. Those undertakings include adopting independence requirements beyond those already applicable for all members of the Compensation and Benefits Committee of the Board; continuing to retain an independent compensation consultant to the Compensation and Benefits Committee; retaining independent disclosure counsel for the Audit Committee; implementing and disclosing written incentive compensation principles on Bank of America’s website and providing Bank of America’s stockholders with an advisory vote concerning any proposed changes to such principles; and providing the Corporation’s stockholders with an annual “say on pay” advisory vote regarding the compensation of senior executives. Highlights of our current corporate governance practices are described below.

Additional Corporate Governance Information, Committee Charters and Code of Ethics

More information about our corporate governance is on our website at http://investor.bankofamerica.com under the heading Corporate Governance. Information available at this website includes our: (i) Certificate of Incorporation; (ii) Bylaws; (iii) Corporate Governance Guidelines (including the Related Person Transactions Policy); (iv) Code of Ethics; (v) charters of each of the committees of the Board; and (vi) Director Independence Categorical Standards. This information is also available in print, free of charge upon written request addressed to: Bank of America Corporation, Attention: Shareholder Relations, 101 South Tryon Street, NC1-002-29-01, Charlotte, North Carolina 28255.

The Board of Directors

The basic responsibility of the Board is to oversee the management of the businesses and affairs of Bank of America. Key responsibilities of the Board include those listed below. The Board performs many of these responsibilities with the assistance of its committees.

•

Oversee management’s identification of, management of and planning for Bank of America’s material risks, including operational risk, credit risk, market risk, interest rate risk, liquidity risk, reputational risk, legal risk and regulatory compliance, as well as capital management and liquidity planning;

•	Oversee our corporate audit functions, our registered independent public accountant and the integrity of the consolidated financial statements of the Corporation;

•	Identify and evaluate individual nominees for directors;

•	Conduct an annual performance evaluation of the Board and its committees;

•	Monitor the performance of the Chief Executive Officer and approve the total annual compensation awards for the Chief Executive Officer and the other executive officers of the Corporation;

•	Review and monitor the succession plan for the Chief Executive Officer and other key executives to provide for continuity in senior management;

•	Oversee management’s development and implementation of an annual plan and strategic plans for the Bank of America businesses;

•	Periodically review the form and amount of director compensation to attract and retain the highest quality individuals and to further align our directors’ interests with those of our stockholders; and

•	Establish goals to maintain sound corporate governance practices, high ethical standards and effective policies and practices to protect the Corporation’s reputation, assets and business.

In 2009, the Board established a special Board committee with five non-management members (Walter E. Massey-chair, Frank P. Bramble, Sr., Charles K. Gifford, Thomas J. May and Charles O. Rossotti) (the “Special Committee”) to review and recommend changes in all aspects of the Board’s activities. In recognition of the increased complexity of our company following the major acquisitions of Merrill Lynch & Co., Inc. (“Merrill Lynch”) and Countrywide Financial Corporation (“Countrywide”), and the challenges of the current business environment, the Special Committee strengthened the Board by:

•

Identifying for recommendation by the Corporate Governance Committee and appointment by the Board new independent directors who possess significant banking, financial, regulatory and investment banking expertise. See “Item 1: Election of Directors—The Nominees” on page 17 for more details regarding the experience and qualifications of our Board.

•	Assessing and recommending improvements to the structures and processes through which the Board fulfills its oversight role by:

O	modifying committee membership and leadership to better leverage the abilities and backgrounds of the Board members;

O

focusing on the importance of identifying and managing enterprise risks and, for this reason, recasting the Asset Quality Committee as a more targeted and focused Credit Committee and establishing the Enterprise Risk Committee such that these two committees, together with the Audit Committee, work together so that key aspects of risk, capital and liquidity management are specifically overseen by committees with clearly delineated oversight responsibilities set forth in their committee charters;

O	assessing and reconfiguring its committee structure and committee assignments, and restating committee charters;

O	working with management and outside regulatory experts to redesign key management reports to the Board and committees;

O

establishing a process to periodically review the composition of the Board in light of the Corporation’s business and structure to identify and nominate director candidates who possess relevant experience, qualification, attributes and skills to the Board; and

O	enhancing the director orientation process to include, among other changes, increased interaction with senior management and increased focus on key risks.

Board Oversight of Risk

At Bank of America, the Audit, Credit, and Enterprise Risk Committees are charged with a majority of the risk oversight responsibilities on behalf of the Board. In 2009, the Board recast the Asset Quality Committee as a more targeted and focused Credit Committee and established a new Enterprise Risk Committee to oversee key aspects of risk, capital and liquidity management. The Credit Committee oversees, among other things, the management of our credit exposures on an enterprise-wide basis, our response to trends affecting those exposures, the adequacy of the allowance for credit losses and our credit related policies. The Enterprise Risk Committee, among other things, oversees our management of and policies and procedures with respect to material risks on an enterprise-wide basis, including market risk, interest rate risk, liquidity risk and reputational risk. It also oversees our capital management and liquidity planning. The Audit Committee retains oversight responsibility for operational risk, the integrity of our consolidated financial statements, compliance, legal risk and overall policies and practices relating to risk management. In addition to the three risk-oversight committees, the Compensation and Benefits Committee oversees Bank of America’s compensation practices in order that they do not encourage unnecessary and excessive risk taking by our associates.

The Audit, Credit, and Enterprise Risk Committees work in tandem to provide enterprise-wide oversight of Bank of America’s management and handling of risk. Each of these three committees reports regularly to the Board on risk-related matters within its responsibilities and together this provides the Board with integrated insight about our management of strategic, credit, market, liquidity, compliance, operational and reputational risks. For more information regarding the oversight responsibilities of the Audit, Compensation and Benefits, Credit, and Enterprise Risk Committees, see “Board Committee Membership and Meetings” on page 10.

Starting in 2009, the Board formalized its process of approving our company’s articulation of its risk appetite, which is used internally to help the directors and management understand more clearly the company’s tolerance for risk in each of the major risk categories, the way those risks are measured and the key controls available that influence the company’s level of risk-taking. The Board intends to undertake this process annually going forward. The Board also reviews and approves, at a high level, following proposal by management, the company’s framework for managing risk.

At meetings of the Board and the Audit, Credit, and Enterprise Risk Committees, directors receive updates from management regarding enterprise risk management, including our performance against the identified risk appetite. The Chief Risk Officer, who is responsible for instituting risk management practices that are consistent with our overall business strategy and risk appetite, and the General Counsel, who manages legal risk, both report directly to the Chief Executive Officer and lead management’s risk and legal risk discussions at Board and committee meetings. In addition, the Corporate General Auditor, who is responsible for assessing the company’s control environment over significant financial, managerial, and operating information, is independent of management and reports directly to the Audit Committee. The Corporate General Auditor also administratively reports to our Chief Executive Officer. Outside of formal meetings, Board members have regular access to senior executives, including the Chief Risk Officer and the General Counsel.

Chief Executive Officer and Senior Management Succession Planning

The Board, with and through the Corporate Governance Committee, oversees Chief Executive Officer and senior management succession planning. The process targets the building of enhanced management depth, considers continuity and stability within the company, and responds to the company’s evolving needs and changing circumstances.

The Corporate Governance Committee sees to the maintenance of an appropriate succession planning process. The Chief Executive Officer meets periodically with the Corporate Governance Committee to discuss succession planning. The company’s senior officer responsible for human resources and executive talent development (the “HR Officer”) reports regularly to the Corporate Governance Committee and periodically to the full Board on the review of high potential associates who are candidates for development; strategies to utilize the talents of these high potential associates; and plans to develop their management and leadership potential. The Corporate Governance Committee reports on its regular meetings to the full Board.

The full Board reviews succession planning at least annually at a regularly scheduled Board meeting. The Board reviews senior executive performance with the Chief Executive Officer and the HR Officer. In addition, the Board establishes criteria for the Chief Executive Officer position, reflecting, among other considerations, the company’s scope of business, the business environment and the company’s long term strategy. With these criteria, the Board reviews potential internal candidates with the Chief Executive Officer and HR Officer, including development needs, creation of development programs and developmental progress with respect to specific individuals. Directors engage with potential candidates at Board and committee meetings and periodically in less formal set -

tings to allow personal assessment of candidates by the directors. Further, the Board reviews the overall composition of the qualifications, tenure and experience of senior management and seeks opportunities to integrate highly qualified external candidates into senior management.

The Board approves emergency contingency and continuity plans for Chief Executive Officer succession planning to enable the company to respond to an unexpected vacancy in the Chief Executive Officer position. In this regard, the Chief Executive Officer discusses and evaluates the plans with the Corporate Governance Committee, which approves the plans annually. The Corporate Governance Committee considers maximizing the continuing safe and sound operation of the company and minimizing any potential disruption or loss of continuity to the company’s business and operations, including in the case of a major catastrophe, among other factors in its evaluation and approval of the plan.

In 2009, the Board significantly reconstituted its membership and assessed and reconfigured its committee structure, committee charters, and committee assignments. During this assessment and transition period, the Board created a special CEO Transition Committee to recommend a successor to Kenneth D. Lewis, the former Chief Executive Officer, in accordance with the Board’s criteria and process described above. The special committee included the Chairman of the Board, Dr. Massey, and the Chair of the Corporate Governance Committee, Mr. May, as well as four other directors, Mr. Gifford, Mr. Holliday, Mr. Powell and Mr. Ryan. The special committee was disbanded upon the election of Mr. Moynihan as Chief Executive Officer.

Director Independence

The Board is composed at all times of at least a majority of directors who are independent. As described below, the Board has determined that 13 of the Board’s 15 current directors and 11 of the Board’s 13 director nominees, or approximately 87 percent and 85 percent, respectively, are independent directors. The Board has adopted categorical standards to assist it in making the annual affirmative determination of each director’s independence status. These Director Independence Categorical Standards (“Categorical Standards”) are attached as Appendix A to this proxy statement and are also posted on our website. A director will be considered “independent” if he or she meets the criteria for independence set forth from time to time in the listing standards of the NYSE and the requirements of the Categorical Standards.

The Board has evaluated the relationships between each current director (and his or her immediate family members and related interests) and Bank of America and its subsidiaries. The Board has affirmatively determined, upon the recommendation of the Corporate Governance Committee, that each of the following directors is independent under the NYSE listing standards and the Categorical Standards: Walter E. Massey (Chairman of the Board); Susan S. Bies; William P. Boardman; Frank P. Bramble, Sr.; Virgis W. Colbert; Charles O. Holliday, Jr.; D. Paul Jones, Jr.; Monica C. Lozano; Thomas J. May; Donald E. Powell; Charles O. Rossotti; Thomas M. Ryan; and Robert W. Scully.

The Board has determined that Charles K. Gifford and Brian T. Moynihan do not meet the independence standards. Mr. Gifford was employed by Bank of America or a predecessor and receives compensation from the Corporation which exceeds the threshold set forth in the listing standards of the NYSE and the Categorical Standards. Mr. Moynihan is our Chief Executive Officer.

The Board has also considered the relationships between Bank of America and its subsidiaries and the directors who retired in 2009 –William Barnet, III, John T. Collins, Gary L. Countryman, Tommy R. Franks, Kenneth D. Lewis, Patricia E. Mitchell, Joseph W. Prueher, O. Temple Sloan, Jr., Meredith R. Spangler, Robert L. Tillman and Jackie M. Ward (and their immediate family members and related interests). In early 2009, the Board affirmatively determined, upon the recommendation of the Corporate Governance Committee, that Mr. Barnet, Mr. Collins, Mr. Countryman, Mr. Franks, Ms. Mitchell, Mr. Prueher, Mr. Sloan, Mrs. Spangler, Mr. Tillman and Ms. Ward were independent under the listing standards of the NYSE and the Categorical Standards. As our then Chief Executive Officer, Mr. Lewis was not an independent director.

In making its independence determinations, the Board considered the following ordinary course, non-preferential relationships that existed during the preceding year between us and our subsidiaries, and our independent directors, director nominees, their immediate family members, and the business organizations and individuals associated with them:

•

The Corporation’s banking and other lending subsidiaries had ordinary course banking and financial services relationships with most of our directors, some of their respective immediate family members and some of the entities affiliated with such directors and their immediate family members.

•	The Corporation or Bank of America Foundation made charitable contributions that did not exceed $250,000 to Morehouse College where Dr. Massey serves as President Emeritus.

•

The Corporation or its subsidiaries received legal services in the ordinary course from a law firm where Mr. Rossotti’s immediate family member is a partner. The Corporation’s receipt of legal services from the law firm pre-dates Mr. Rossotti’s appointment to the Board in January 2009 and is not considered material under the Categorical Standards.

•

The Corporation or its subsidiaries purchased products or services in the ordinary course from La Opinion, NSTAR (the local energy utility provider where our Massachusetts offices are located) and CVS Caremark Corporation where Ms. Lozano, Mr. May and Mr. Ryan are executive officers, respectively. The fees paid to La Opinion, NSTAR and CVS fell below the thresholds in the NYSE listing standards and the Categorical Standards.

The Board has determined that, based on the information available to the Board, none of these relationships was material.

Board Leadership

The Board is committed to strong, independent Board leadership and believes that objective oversight of management performance is a critical aspect of effective corporate governance. A substantial majority of our Board members are independent directors; our key Board committees – Audit, Compensation and Benefits, Corporate Governance, Credit, and Enterprise Risk – are comprised solely of and chaired by independent directors (Audit, Compensation and Benefits, Corporate Governance, and Enterprise Risk) or non-management directors (Credit); and at each regularly scheduled Board meeting, the non-management directors meet in executive session without management directors.

In addition, we have an independent Chairman of the Board. The current structure is appropriate in response to our stockholders vote in April 2009 to approve a Bylaw amendment providing for an independent Chairman of the Board. After that, the Board, upon the recommendation of the Corporate Governance Committee, appointed independent director Dr. Massey to serve as the Chairman of the Board. Following the Annual Meeting, the Board will, upon the recommendation of the Corporate Governance Committee, appoint an independent Chairman of the Board for the 2010 to 2011 term.

The Board regularly deliberates and discusses its appropriate leadership structure and the role and responsibilities of the Chairman of the Board based upon the needs of the Corporation from time to time to provide effective, independent oversight of management.

Executive Sessions of the Board

Our non-management directors, including a director who is not independent, meet in executive session at each regular Board meeting. Separately, our independent directors meet in executive session at least once a year. These executive sessions are led by our Chairman of the Board.

Board Attendance and Annual Meeting Policy

Directors are expected to attend our annual meeting of stockholders, regular and special meetings of the Board and meetings of the committees on which they serve. In 2009, there were 34 meetings of the Board, and each of the current directors attended at least 75 percent of the meetings of the Board during his or her tenure as a director and committees on which he or she served. In addition, all except one of the directors serving on the Board at the time of the 2009 Annual Meeting of Stockholders (the “2009 Annual Meeting”) attended our 2009 Annual Meeting.

During 2009, the Board encouraged directors to participate in periodic telephonic Board information sessions. During these sessions, which were conducted by our Chief Executive Officer, directors received updates from senior management, risk executives and the General Counsel on the Corporation’s financial condition and lines of business. 15 information sessions were held in 2009.

Board Evaluation and Education

Each year, the Board and the Audit, Compensation and Benefits, Corporate Governance, Credit, and Enterprise Risk Committees evaluate their effectiveness. The Board views self-evaluation as an ongoing process designed to achieve high levels of Board and committee performance.

All new directors participate in our orientation program in their first six months as a director. This orientation includes presentations by senior management to familiarize new directors with our management, lines of business, strategic plans, significant financial, accounting and risk management matters, compliance programs, conflict policies, Code of Ethics and insider trading and other policies. Directors receive ongoing continuing education through educational sessions at meetings and receive information about ongoing developments relevant to our company and our industry. All current Audit Committee members also participated in two half-day sessions regarding operational risk management, accounting, financial reporting and Audit Committee responsibilities that are specific to our company. The sessions were led by our Chief Financial Officer, Global Compliance Executive, Chief Accounting Officer, Accounting Policy Executive, General Auditor and General Counsel, among others. Representatives from our registered independent public accounting firm were also in attendance at these sessions. The Board also encourages directors to participate in continuing education programs and reimburses directors for the expenses of such participation.

Board Committee Membership and Meetings

The table below provides the current membership and the 2009 meeting information for each of the standing Board committees. Following the Annual Meeting, the Board will assign, at the Corporate Governance Committee’s recommendation, members to each of the Board committees for the 2010 to 2011 term.

Director Name	Audit Committee	Compensation and Benefits Committee	Corporate Governance Committee	Credit Committee(1)	Enterprise Risk Committee(1)	Executive Committee
Susan S. Bies			X		X
William P. Boardman		X		X
Frank P. Bramble, Sr.					Chair
Virgis W. Colbert			X		X
Charles K. Gifford				Chair		X
Charles O. Holliday, Jr.			X	X
D. Paul Jones, Jr.	X		X
Monica C. Lozano			X	X		X
Walter E. Massey (Chairman of the Board)			X			Chair
Thomas J. May			Chair		X
Brian T. Moynihan						X
Donald E. Powell	X	X				X
Charles O. Rossotti	Chair
Thomas M. Ryan		Chair			X	X
Robert W. Scully	X	X
Number of Meetings in 2009	13	8	7	7(2)	4	3(3)

(1)	Committee formed effective October 27, 2009.
(2)	Includes meetings of the Asset Quality Committee, which was recast as the Credit Committee effective October 27, 2009.
(3)	Reflects meetings held before the adoption of the Executive Committee’s current charter on October 27, 2009, which authorizes committee action only on an emergency basis.

While each committee has its own charter and designated responsibilities, the committees act on behalf of the entire Board, make recommendations to the Board as appropriate and regularly report on their activities to the entire Board. As part of our work to enhance Board governance, each of the six standing committees adopted a new charter in October 2009; these charters are posted on our website. The key information below about each committee is qualified in its entirety by the full text of the committee charters.

Audit Committee. The Audit Committee currently consists of four directors, all of whom are independent under the NYSE listing standards, the Categorical Standards and the SEC rules and regulations applicable to audit committees. The Board has determined that all four Audit Committee members – Mr. Jones, Mr. Powell, Mr. Rossotti and Mr. Scully – are financially literate in accordance with the NYSE listing standards and qualify as audit committee financial experts under SEC rules. During 2009, the Audit Committee held 13 meetings. Duties of the Audit Committee include:

•	overseeing the effectiveness of our company’s system of internal controls and policies and procedures for managing and assessing operational risk;

•	discussing the contents of our annual and quarterly consolidated financial statements with management, the registered independent public accounting firm and the corporate general auditor;

•

providing direct oversight of the registered independent public accounting firm, including responsibility over such accountant’s appointment, termination, qualifications and independence, and the scope and fees of the annual audit of the company’s consolidated financial statements;

•	pre-approving the scope of services provided by and fees paid to the registered independent public accounting firm for audit, audit-related and permitted non-audit services;

•	overseeing the corporate audit function, including review of the audit plan and results of the audit activities;

•

reviewing the scope and content of examinations of the Corporation by banking and other regulatory agencies and reporting their conclusions to the Board, including comments as to the suitability of necessary corrective action taken, and to the response made to the regulators;

•	reviewing with management and the General Counsel the nature and status of significant legal matters and legal risk; and

•

coordinating as appropriate with the Enterprise Risk Committee with respect to the company’s overall management and handling of risk in order to assist the Enterprise Risk Committee as necessary in that task, insofar as related to operational and legal/compliance risk.

Compensation and Benefits Committee. The Compensation and Benefits Committee currently consists of four directors, all of whom are independent under the NYSE listing standards and our Categorical Standards. Three of the four current members joined the Committee during 2009, bringing new perspective, expertise and leadership. During 2009, the Compensation and Benefits Committee held eight meetings. Duties of the Committee include:

•	Overseeing the establishment, maintenance and administration of our compensation and benefits programs;

•	Reviewing our performance and approving the compensation of our executive officers*, and subject to further approval by the Board, our Chief Executive Officer’s compensation; and

•	Making recommendations to the Board regarding director compensation.

*  As described below, beginning in 2009, the Committee expanded its review to include, in addition to the executive officers, all of the Chief Executive Officer’s direct reports.

The Committee may create subcommittees with authority to act on the Committee’s behalf. The Committee has delegated to the Stock Plan Award Subcommittee (which consists of the chairman of the Committee) the Committee’s authority to make awards and determine the terms and conditions of stock options, stock appreciation rights and restricted stock awards (both shares and units) under the Bank of America Corporation 2003 Key Associate Stock Plan (the “Key Associate Stock Plan”) that was most recently approved by stockholders in December 2008 and is subject to further stockholder approval in connection with this proxy statement. However, this delegation of authority does not extend to awards to our executive officers.

The Committee may delegate to management certain of its duties and responsibilities, including with respect to the adoption, amendment, modification or termination of benefit plans. Significant delegations made by the Committee include the following:

•	The Management Compensation Committee has the authority to direct the compensation for all of our associates and officers except for those persons serving as our executive officers; and

•	The Corporate Benefits Committee has responsibility for substantially all of our employee benefit plans.

The Committee actively engages in its duties and follows procedures intended to ensure excellence in the governance of our pay-for-performance philosophy:

•

Customarily at each regularly scheduled meeting it reviews: (i) company performance; (ii) executive compensation strategy, approach, trends and regulatory developments; and (iii) other topics as appropriate;

•

Throughout the year, the Committee reviews each executive officer’s total compensation package, including base salary, cash and stock incentive awards, accumulated realized and unrealized stock option and restricted stock gains, qualified and nonqualified retirement and deferred compensation benefit accruals and the incremental cost of all perquisites. The Committee uses, and makes available to the full Board, an executive compensation statement, or “tally sheet,” for each executive officer for this purpose. The Committee uses this tool to make sure it evaluates any impacts its compensation decisions have on all elements of executive officer compensation and benefits;

O

Annually, the Committee reviews its compensation decisions for all of the Chief Executive Officer’s direct reports and the Chief Accounting Officer with the full Board, including all cash and equity awards.

O	The full Board approves the Chief Executive Officer’s compensation.

•

The Committee members receive materials for meetings in advance and participate in individual premeetings with management to review the materials. The Committee members also receive any resolutions and advance copies of the actual plan documents or agreements under consideration with appropriate summaries;

•

The Committee retains an independent compensation consultant, which it meets with regularly without the presence of management. In addition, the chairman of the Committee regularly meets alone with the compensation consultant;

O	The Committee has the sole authority and responsibility under its charter to approve the engagement of any compensation consultant and the aggregate fees permitted for such services.;

O	The Committee engaged Frederic W. Cook & Company (“Cook”) as its independent compensation consultant for 2009;

O	Cook’s business is limited to providing independent executive and director compensation consulting services to its clients;

O	Cook does not provide any other management or human resources-related services;

O	Throughout the period the Committee has engaged the services of Cook, including 2009, Cook has received no other work, payment or economic advantage from the company; and

O

For 2009, Cook assisted the Committee by providing external market and performance comparisons, advising the Committee with respect to executive, Chief Executive Officer and director compensation, and assisting with other executive and director compensation- related matters from time to time;

•	The Committee regularly meets in executive session without the presence of management or the compensation consultant; and

•	The Committee regularly reports on its meetings to the full Board.

Over 2008/2009, the Committee expanded its review in several aspects:

•

Starting in December 2008, the Committee began a process of regular periodic meetings with senior risk officers to review and evaluate employee compensation programs in light of an assessment of any risk posed by the programs. In support of this process, the Corporation developed an incentive certification process whereby each of the Chief Executive Officer’s direct reports, along with their management teams and independent control functions (e.g., Risk, Finance, Human Resources, Legal), met throughout the year to discuss business strategy, performance and risk with respect to compensation. The process included a comprehensive review, analysis and discussion of incentive design and operation. All participants in the process certified that their incentive programs did not drive inappropriate risk to the company beyond that which could be effectively identified and managed. These materials and management certifications were inspected by Cook and shared and reviewed with the Committee.

•

During 2009, the Committee and the newly formed Enterprise Risk Committee began coordinating their procedures. The chairman of the Committee served on the Enterprise Risk Committee. In addition, the chairman of the Enterprise Risk Committee joined the meeting of the Committee in January 2010 for the risk review conducted at that meeting and the review of performance year 2009 incentive awards.

•	For performance year 2009, the Committee expanded its review of compensation levels across the enterprise.

As discussed in the Compensation Discussion and Analysis beginning on page 28, because of our participation in the Troubled Asset Relief Program (“TARP”) and the authority of the Office of the Special Master of TARP Executive Compensation (the “Special Master”) to review and approve the amount and form of compensation awarded to our “senior executive officers” and certain other highly compensated associates, the Committee operated the executive compensation program for 2009 in a significantly different fashion than prior years. The Committee reviewed the Special Master’s determinations and the Committee’s other compensation recommendations with the Board throughout 2009, and the Board approved the compensation decisions for all of our executive officers as recommended.

Our executive officers are generally not engaged directly with the Committee in setting the amount or form of executive officer or director compensation. However, as part of the annual performance review for our executive officers other than the Chief Executive Officer, the Committee considers the Chief Executive Officer’s perspective on each executive officer’s individual performance and compensation as well as the performance of our various business segments and lines of business.

The form and amount of compensation paid to our non-employee directors is reviewed from time to time by the Committee. Any changes to director compensation are recommended by the Committee to the Board for approval.

Corporate Governance Committee. The Corporate Governance Committee currently consists of seven directors, including our Chairman of the Board, all of whom are independent under the NYSE listing standards and the Categorical Standards. During 2009, the Corporate Governance Committee held seven meetings. Duties of the Corporate Governance Committee include:

•	exercising oversight with respect to the governance of the Board;

•	identifying, reviewing the qualifications of, and recommending to the Board, proposed nominees for election to the Board;

•	recommending committee appointments to the Board;

•	reviewing and reporting to the Board on matters of corporate governance;

•	seeing that a proper succession planning process is in place to select a Chief Executive Officer and a Chairman of the Board and assure that such process is effectively administered;

•	overseeing senior management talent planning, including overseeing periodic assessments of overall senior management structure and performance and receiving periodic reports from management;

•

reviewing and reassessing periodically the adequacy of our company’s organizational documents, Corporate Governance Guidelines and corporate governance policies and recommending proposed changes to the Board; and

•	leading the Board and its committees in their annual self-evaluation and the annual review of the Board’s performance.

The Corporate Governance Committee oversees Bank of America’s chief executive officer succession planning process. The Corporate Governance Committee and the Board review, at least annually, our plan for chief executive officer succession. See “Chief Executive Officer and Senior Management Succession Planning” on page 7 for more details.

Credit Committee. The Credit Committee currently consists of four directors, all of whom are non-management. During 2009, the Credit Committee, together with the Asset Quality Committee (which was recast as the Credit Committee), held seven meetings. The Credit Committee is responsible for exercising oversight of senior management’s identification and management of our company’s credit exposures on an enterprise-wide basis and our company’s response to trends affecting those exposures and oversight of senior management’s actions to ensure the adequacy of the allowance for credit losses and our company’s credit-related policies. Duties of the Credit Committee include:

•

overseeing senior management’s establishment of policies and guidelines to be adopted by the Board, articulating our company’s tolerances with respect to credit risk, and overseeing management’s administration of, and compliance with, these policies and guidelines;

•

overseeing senior management’s establishment of appropriate systems (including policies, procedures, management committees and credit risk stress testing) that support measurement and control of credit risk, and periodically reviewing management’s strategies, policies and procedures for managing credit risk, including credit quality administration, underwriting standards, and the establishment and testing of allowance for credit losses;

•

overseeing management’s administration of our company’s credit portfolio, including management’s responses to trends in credit risk, credit concentration and asset quality, and receiving and reviewing reports from senior management (and appropriate management committees and Credit Review) regarding compliance with applicable credit risk related policies, procedures and tolerances; and

•

coordinating as appropriate its oversight of credit risk with the Enterprise Risk Committee in order to assist the Enterprise Risk Committee in its task of overseeing our company’s overall management and handling of risk.

Enterprise Risk Committee. The Enterprise Risk Committee currently consists of five directors, all of whom are independent. From its formation in October 2009 through the end of the year, the Enterprise Committee held four meetings. Duties of the Enterprise Risk Committee include:

•

exercising oversight of senior management’s identification of the material risks facing our company and, except as allocated by the Board to another committee, senior management’s planning for, and management of, our company’s material risks, including market risk, interest rate risk, liquidity risk and reputational risk;

•

overseeing senior management’s establishment of policies and guidelines, to be adopted by the Board, articulating our company’s risk tolerances as to material categories of risk, the performance and functioning of our company’s overall risk management function, as established by management, and senior management’s establishment of appropriate systems (including policies, procedures, management committees and stress testing) that support control of market risk, interest rate risk and liquidity risk;

•

reviewing management’s strategies, policies and procedures for managing market risk, interest rate risk, liquidity risk and reputational risk, and receiving and reviewing reports from senior management (including the Chief Risk Officer and appropriate management committees) regarding compliance with applicable risk related policies, procedures and tolerances, and reviewing our company’s performance relative to these policies, procedures and tolerances; and

•

overseeing management’s activities with respect to capital management and liquidity planning, including approval of management’s plans with respect to liquidity sources, dividends, the issuance, repurchase or redemption of equity or other securities and issuance and repayment of our company’s debt.

Executive Committee. The Executive Committee currently consists of six directors, including our Chairman of the Board and our Chief Executive Officer. During 2009, prior to adoption of its new charter, the Executive Committee held three meetings and had the general authority to act on behalf of the Board between regular Board meetings. Under its new charter, the Executive Committee is authorized to act only on an emergency basis on matters requiring immediate approval or other action by the Board to ensure continuity in the management of the business and affairs of our company. The Executive Committee reports all actions taken to the full Board no later than at the next regular meeting of the Board.

Code of Ethics

The Board has adopted a Code of Ethics that applies to all of our directors, officers and associates, including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The Code of Ethics embodies our commitment to the highest standards of ethical and professional conduct. All directors, officers and associates are required to annually certify that they have read and complied with the Code of Ethics. The Code of Ethics consists of basic standards of business practice as well as professional and personal conduct. We intend to post any amendments to the Code of Ethics, or waivers thereof (to the extent applicable to the Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer), on our website.

Charitable Giving and Political Contributions

The Board annually reviews a report on our charitable giving and political contribution programs. Information regarding our policy on political contributions and activities can be found in our “Corporate Political Contributions Policy Statement” on our website.

Communications with the Board of Directors

The Board has established a process for stockholders and other parties to communicate with the Board, any director (including the Chairman of the Board), non-management members of the Board as a group or any Board committee. Parties may send a letter c/o Corporate Secretary, Bank of America Corporation, 101 South Tryon Street, NC1-002-29-01, Charlotte, North Carolina 28255. For further information, refer to “Contact the Board” on our website.

ITEM 1: ELECTION OF DIRECTORS

Identifying and Evaluating Nominees for Director

The Board, acting through the Corporate Governance Committee, is responsible for identifying and evaluating candidates for Board membership. The Board and the Corporate Governance Committee believe its members should possess experience, qualifications attributes and skills, that when taken together, will allow the Board to function collaboratively and effectively in its oversight of our company’s current and future needs. The attributes that the Board and every director should possess are in the director nomination standards set forth in our Corporate Governance Guidelines. Specifically:

•	at least a majority of the Board must be composed of independent directors;

•

candidates should be capable of working in a collegial manner with persons of diverse educational, business and cultural backgrounds and should possess skills and expertise that complement the attributes of the existing directors;

•	candidates should represent a diversity of viewpoints, backgrounds, experiences and other demographics;

•	candidates should demonstrate notable or significant achievement and possess senior-level business, management or regulatory experience that would benefit our company;

•	candidates shall be individuals of the highest character and integrity;

•	candidates shall be free of conflicts of interest that would interfere with their ability to discharge their duties or that would violate any applicable laws or regulations;

•	candidates shall be capable of devoting the necessary time to discharge their duties, taking into account memberships on other boards and other responsibilities; and

•	candidates shall have a desire to represent the interests of all stockholders.

The Corporate Governance Committee and the Board may, from time to time, establish and consider other specific skills and experiences that they believe our company should seek in order to constitute a diverse, balanced, collaborative and effective Board. For an incumbent director, the Corporate Governance Committee and the Board also consider past performance of such director on our Board. See “The Nominees” on page 17 for the qualifications of each nominee for election at the Annual Meeting.

The Corporate Governance Committee regularly reviews Board composition in light of our company’s business and structure; the changing needs of our company as a result of the business environment; our operations, financial conditions and complexity; its assessment of the Board’s performance; and input from stockholders and other key constituencies. As part of this review, the Corporate Governance Committee evaluates the effectiveness of the Board’s director nomination standards – including its criteria related to diversity – as set forth in the Corporate Governance Guidelines.

It is a general policy of the Board that a director who has reached the age of 72 will not be nominated for re-election to the Board. Nevertheless, the Corporate Governance Committee may recommend and the Board may approve the nomination of a director for re-election at or after the age of 72, if, in light of all the circumstances, the Board believes that it is in the best interests of Bank of America and its stockholders. A director who changes his or her principal occupation shall offer to resign, and the Corporate Governance Committee will, in consultation with the Chairman of the Board, determine whether to accept such resignation. Management directors will resign from the Board when they leave their executive officer positions.

The Corporate Governance Committee will, in consultation with the Chairman of the Board, consider candidates proposed or suggested by Board members, management, third party search firms retained by the Corporate Governance Committee and stockholders. The Corporate Governance Committee follows the same process and uses the same criteria for evaluating candidates whether they are proposed by Board members, management, third party search firms or stockholders.

Any stockholder who wishes to recommend a candidate for consideration by the Corporate Governance Committee for nomination at an annual meeting of stockholders must submit the proposal in writing prior to October 15th of the preceding year. The proposal must include the following:

•	the name and address of the stockholder;

•	a representation that the stockholder is a holder of Bank of America’s voting stock (including the number and class of shares held);

•

a disclosure of any hedging or other arrangement with respect to any share of Bank of America stock (including any short position on or any borrowing or lending of shares of stock) made by or on behalf of the stockholder to mitigate loss to or manage risk of stock price changes for the stockholder, or to increase or decrease the voting power of the stockholder;

•

a description of all arrangements or understandings among the stockholder and the candidate and any other person or persons (naming such person or persons) pursuant to which the recommendation is made by the stockholder;

•

a statement signed by the candidate recommended by the stockholder confirming that the candidate will serve if elected by the stockholders and will comply with our Code of Ethics, Insider Trading Policy, Corporate Governance Guidelines and any other applicable rule, regulation, policy or standard of conduct applicable to the Board and its members; and

•	a description of the candidate’s background and experience and the reasons why he or she meets the criteria for director nominees set forth in our Corporate Governance Guidelines.

Our Corporate Governance Guidelines provide that the Board shall nominate for election or re-election as directors only candidates who agree to tender, following the annual meeting at which they are elected or re-elected as directors, irrevocable resignations that will be effective upon: (i) the failure to receive the required vote at the next annual meeting at which they are nominated for re-election; and (ii) Board acceptance of such resignation. In addition, the Board shall fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of irrevocable resignation tendered by other directors in accordance with our Corporate Governance Guidelines.

The Nominees

Based upon recommendations of the Corporate Governance Committee, the Board fixed the size of the Board, effective as of the Annual Meeting date, at 13 and named the nominees below for election to the Board of Directors at the Annual Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named. Candidates who are standing for election at the Annual Meeting for the first time – Ms. Bies, Mr. Boardman, Mr. Holliday, Mr. Jones, Mr. Powell and Mr. Scully – were identified by the Special Committee of the Board with advice from its outside legal counsel and third-party advisors and recommended by the Corporate Governance Committee. The Special Committee’s legal counsel and the advisors also assisted with the Special Committee’s review of the candidates’ background and qualifications. Each director elected will serve until the next annual meeting of stockholders when his or her successor has been duly elected and qualified, or until the director’s earlier resignation or removal. If any nominee is unable to stand for election for any reason, the persons appointed to vote the proxies may vote at the Annual Meeting for another person proposed by the Board, or the number of directors constituting the Board may be reduced.

Set forth below are each nominee’s name and age as of the Annual Meeting date and his or her principal occupation, business history and public company directorships held during the past five years.

All of our nominees are seasoned leaders from across the country who bring to the Board a vast array of public company, financial services, private company, public sector, non-profit and other business experience, the majority as chief executive officers. All nominees meet our director nominations standards (see “Identifying and Evaluating Nominees for Director” on page 15). Among other skills, they possess a breadth of varied experience in domestic and international leadership; consumer banking; commercial and small business banking; investment banking, capital markets and financial advisory services; finance and accounting; risk management; operations management; strategic planning; business development; regulatory and government affairs; corporate governance; human resources and compensation; technology; and public policy – qualities that led the Board to conclude that they should serve as our directors at this time, in light of our company’s business and structure, the business environment and the company’s long-term strategy. Certain of these specific experiences, qualifications, attributes and skills of each nominee are described in each nominee’s biography below. In addition, the nominees, who reflect our consumer base as a whole, represent diverse viewpoints and a blend of historical and new perspectives working collaboratively with candid discussion.

The Board recommends a vote “FOR” all of the nominees listed below for election as directors (Item 1 on the proxy card).

SUSAN S. BIES (62) Former Member, Board of Governors of the Federal Reserve System

-   Director since June 2009.

-   Senior Advisory Board Member to Oliver Wyman Group, a management consultancy subsidiary of Marsh & McLennan Companies, Inc., since March 2007.

-   Member of the SEC’s Advisory Committee on Improving Financial Reporting and Chairman of the SEC’s Substantive Complexity Subcommittee from 2007 to 2008.

-   Governor of the Federal Reserve System, the central bank of the United States, from 2001 to 2007.

-   Chief Financial Officer; Chairman of the Asset-Liability Management Committee and Executive Risk Management Committee; and Executive Vice President of Risk Management of First Tennessee National Corporation, a regional bank holding company, where she was employed from 1979 to 2001.

-   Other Current Directorships: Zurich Financial Services Ltd. (Swiss company).

Ms. Bies brings key consumer banking, regulatory and risk management experience to the Board. Her enterprise risk management experience adds to the Board’s expertise in an area of intense focus in the current regulatory environment. Her government, regulatory and public policy experience – garnered through leadership roles with the Federal Reserve, a primary regulator of our company, and her involvement with international central bank governors and domestic industry groups to develop banking supervision best practices – complements the Board’s oversight of our highly regulated company.

WILLIAM P. BOARDMAN (68) Retired Vice Chairman, Bank One Corporation Retired Chairman of the Board, Visa International

-   Director since June 2009.

-   Chairman of Visa International from 1996 until his retirement in 2006; Chairman of Visa U.S.A., Inc. prior to 2006. Visa is a global payment technology company.

-   Senior advisor to The Goldman Sachs Group, Inc. from 2001 through 2003.

-   Vice Chairman and director of Bank One Corporation and Chairman and Chief Executive Officer of First USA, a credit card subsidiary of Bank One Corporation, from 1984 to 2001.

-   Prior Directorships: CheckFree Corporation; Ohio Casualty Corporation.

Mr. Boardman has domestic and international consumer banking, investment banking and financial services experience. As a lawyer and a business professional, he brings regulatory, strategic planning, business development and operations management expertise to the Board, which facilitates its oversight of Bank of America’s business strategy implementation. In addition, Mr. Boardman brings his leadership of a credit card company and direct experience with situations comparable to those facing our company and the financial services industry to the Board.

FRANK P. BRAMBLE, SR. (61) Former Executive Officer, MBNA Corporation

-   Director since January 2006.

-   Advisor to the Executive Committee from April to December 2005 and Vice Chairman from July 2002 to April 2005 of MBNA Corporation, a financial services company acquired by the Corporation in January 2006.

-   Director from April 1994 to May 2002 and Chairman from December 1999 to May 2002 of Allfirst Financial, Inc. and Allfirst Bank, wholly owned U.S. subsidiaries of Allied Irish Banks, p.l.c.

-   Founder, Bramble Associates, a financial management consulting firm.

-   Lecturer at Towson University since 2006.

-   Prior Directorships: Constellation Energy Group, Inc.

Mr. Bramble brings a career of broad ranging financial services expertise and a focused historical perspective to the Board, having held leadership positions at two entities acquired by our company. As a former executive officer of one of the largest credit card issuers in the U.S. and a major regional bank, he has significant financial services expertise in corporate finance and the consumer banking, commercial banking and credit card businesses. Having founded a financial management consulting firm, he brings an entrepreneurial perspective, strong risk management experience and a strategic vision to the Board. His experience also includes resolving issues comparable to those facing our company and the financial services industry.

VIRGIS W. COLBERT (70) Senior Advisor, MillerCoors Company

-   Director since January 2009.

-   Senior Advisor to MillerCoors Company, a brewing company, since 2006.

-   Executive Vice President of Worldwide Operations from 1997 to 2005 for Miller Brewing Company, where he served in a variety of key leadership positions since 1979.

-   Chairman Emeritus of the Thurgood Marshall College Fund and former Chairman of the Board of Trustees of Fisk University.

-   Other Current Directorships: Lorillard, Inc.; The Manitowoc Company, Inc.; Sara Lee Corporation; The Stanley Works.

-   Prior Directorships: Delphi Corporation; Merrill Lynch & Co., Inc.

Mr. Colbert has broad experience in the management and oversight of consumer businesses through his professional service with Miller Brewing and his public company directorships. He brings significant expertise in domestic and international operations, logistics management, change management and strategic planning which is important to our large and diversified global company.

CHARLES K. GIFFORD (67) Former Chairman, Bank of America Corporation

-   Director since April 2004.

-   Chairman of the Corporation from April 2004 until his retirement in January 2005.

-   Chairman and Chief Executive Officer from 2002 to 2004 of FleetBoston Financial Corporation, a financial services company acquired by the Corporation in April 2004.

-   President and Chief Executive Officer from 2001 to 2002 and President and Chief Operating Officer from 1999 to 2001 of FleetBoston Financial Corporation.

-   Other Current Directorships: CBS Corporation; NSTAR.

Mr. Gifford’s banking career brings in-depth knowledge of the financial services industry and significant financial expertise that assist the Board in overseeing the management of our company. Mr. Gifford also brings experience gained in situations comparable to those that now face our company in the current challenging economy. Under his stewardship, he transformed the strategic direction of a regional bank during a recessionary period to create one of the largest financial services companies in New England.

CHARLES O. HOLLIDAY, JR. (62) Retired Chairman, E.I. du Pont de Nemours and Company (DuPont)

-   Director since September 2009.

-   Chairman from January 1999 to December 2009 and Chief Executive Officer from January 1998 to December 2008 of DuPont, an agricultural, electronics, materials science, safety and security, and biotechnology company.

-   Executive-in-Residence at Vanderbilt University since July 2009.

-   Other Current Directorships: CH2M HILL Companies, Ltd.; Deere & Company.

-   Prior Directorships: DuPont; HCA Inc.

Mr. Holliday brings a breadth and depth of international and domestic operations, strategic planning, risk management, corporate governance, marketing, communications and public policy experience to the Board. His background as the chief executive officer of a large, highly regulated, multinational corporation and a founding member of the International Business Council, and as a registered professional engineer are directly relevant to the oversight of a large global organization like Bank of America.

D. PAUL JONES, JR. (67) Former Chairman, Chief Executive Officer and President, Compass Bancshares, Inc.

-   Director since June 2009.

-   Of Counsel to Balch & Bingham, LLP, a law firm, since April 2008.

-   Chairman, Chief Executive Officer and President from 1991 to January 2008 of Compass Bancshares, Inc., a commercial bank holding company, where he held various positions since 1978.

-   Member, Board of Directors of the Federal Reserve Bank of Atlanta from 1994 to 2000.

-   Prior Directorships: Compass Bancshares, Inc.

Mr. Jones brings pertinent government and regulatory experience that is important to the Board’s oversight of our highly regulated company. Mr. Jones practiced as a financial institutions and regulatory attorney and was involved in the formulation of legislative policy for the banking industry as a Director of the Federal Reserve Bank of Atlanta and as a participant in several banking industry groups. Through his experiences with a large bank holding company that grew under his leadership, he also provides operational risk management and strategic planning expertise relevant to the oversight of our highly regulated and complex company.

MONICA C. LOZANO (53) Publisher and Chief Executive Officer, La Opinion

-   Director since April 2006.

-   Publisher and Chief Executive Officer of La Opinion, the largest Spanish-language newspaper in the U.S., since January 2004.

-   Senior Vice President of ImpreMedia, LLC, the parent of La Opinion, since January 2004.

-   President and Chief Operating Officer of Lozano Enterprises from 2000 to 2004.

-   Member of the Board of Regents of the University of California since December 2001 and trustee of the University of Southern California since 1991.

-   Member of President Obama’s Economic Recovery Advisory Board since February 2009.

-   Commissioner on the State of California Commission on the 21st Century Economy since December 2008.

-   Other Current Directorships: The Walt Disney Company.

-   Prior Directorships: Tenet Healthcare Corporation.

As one of the most tenured directors, Ms. Lozano provides the Board with operations management, change management and strategic planning expertise through her service as the chief executive officer of the largest Spanish-language newspaper in the United States and on the boards of large public companies and non-profit organizations. Her experiences, including her current federal and state advisory roles, are important to the Board’s oversight of risk management and implementation of sound corporate governance practices.

THOMAS J. MAY (62) Chairman, President and Chief Executive Officer, NSTAR

-   Director since April 2004.

-   President since 2002 and Chairman and Chief Executive Officer since 1999 of NSTAR, an energy utility company.

-   Other Current Directorships: NSTAR.

As chief executive officer and previously as chief financial officer and chief operating officer of the largest Massachusetts-based, investor-owned electric and gas utility, and a regulated business, and with over 15 years of board service in the financial services, life insurance and casualty industries, Mr. May provides the Board with operations, risk management, international, strategic planning and corporate governance expertise that is important to the oversight of our company. In addition, as a Certified Public Accountant, Mr. May brings strong accounting and financial skills important to the oversight of our financial reporting, enterprise and operational risk management.

BRIAN T. MOYNIHAN (50) Chief Executive Officer and President, Bank of America Corporation

-   Director since January 2010.

-   Chief Executive Officer and President of the Corporation since January 2010.

-   Prior to his appointment as Chief Executive Officer and President of the Corporation, he served in various leadership positions at the Corporation: President, Consumer & Small Business Banking (August 2009 to December 2009); President, Global Banking and Global Wealth Management (January 2009 to August 2009); General Counsel (December 2008 to January 2009); President, Global Corporate & Investment Banking (October 2007 to December 2008); and President, Global Wealth & Investment Management (April 2004 to October 2007).

-   Prior to the Corporation’s acquisition of FleetBoston Financial Corporation, he served as Executive Vice President of FleetBoston from 1999 to April 2004, with responsibility for Brokerage and Wealth Management from 2000 and Regional Commercial Financial Services and Investment Management from May 2003.

-   Other Current Directorships: Merrill Lynch & Co., Inc.

-   Prior Directorships: BlackRock, Inc.

Mr. Moynihan brings strong and broad financial services experience to the Board as well as a deep understanding of the Corporation’s business and operations and the economic, social and regulatory environment in which we operate. Prior to his appointment as Chief Executive Officer and President, he led at various times our consumer banking, commercial banking, investment banking and wealth management businesses, as well as sales and trading operations.

DONALD E. POWELL (68) Former Chairman, Federal Deposit Insurance Corporation (FDIC)

-   Director since June 2009.

-   Chairman of the FDIC, an independent agency of the U.S. federal government, from August 2001 to November 2005.

-   Chairman, Chief Executive Officer and President of The First National Bank of Amarillo from 1995 to 1997.

-   Federal Coordinator for the Office of Gulf Coast Rebuilding from November 2005 to March 2008.

-   Other Current Directorships: Stone Energy Corporation.

Mr. Powell provides, through his former chairmanship of one of the Corporation’s primary bank regulators, critical experience to the oversight of Bank of America’s regulatory environment and interaction with its regulators. His leadership of a national bank brings experience with the issues facing our company and the financial services industry. In addition, he brings large-scale operations and risk management expertise to the Board through his work as the Federal coordinator tasked with rebuilding plans in the aftermath of Hurricane Katrina, and his service on the Board of Regents of the Texas A & M University System—expertise that complements the Board’s oversight of our operations and risk management.

CHARLES O. ROSSOTTI (69) Senior Advisor, The Carlyle Group

-   Director since January 2009.

-   Senior Advisor to The Carlyle Group, a private global investment firm, since 2003.

-   Commissioner of Internal Revenue of the Internal Revenue Service (IRS) from 1997 to 2002.

-   Co-founded American Management Systems, Inc., an international business and information technology consulting firm in 1970, where he served at various times as President, Chief Executive Officer and Chairman of the Board until 1997.

-   Other Current Directorships: The AES Corporation.

-   Prior Directorships: Merrill Lynch & Co., Inc.

Mr. Rossotti brings operations and risk management experience relevant to the oversight of our operational risk management. He co-founded, led and grew an international business systems/systems integration consulting firm and significantly reformed the IRS’s organization, service, enforcement strategy and technology. He also brings financial and strategic planning expertise relevant to the oversight of our business strategy implementation and insight into our company’s regulatory environment.

ROBERT W. SCULLY (60) Former Member of the Office of the Chairman, Morgan Stanley

-   Director since August 2009.

-   Member, Office of the Chairman of Morgan Stanley, a financial services company, from December 2007 until his retirement in January 2009.

-   Co-President of Morgan Stanley from February 2006 to December 2007, Chairman of Global Capital Markets from November 2004 to February 2006 and Vice Chairman of Investment Banking from September 1999 to February 2006.

-   Prior to joining Morgan Stanley in 1996, he served as a managing director at Lehman Brothers and at Salomon Brothers.

-   Prior Directorships: GMAC LLC; MSCI Inc.

Mr. Scully’s career in the financial services industry brings critical expertise to oversight of our investment banking, capital markets, wealth management, card services and commercial lending businesses. His leadership experience with a global financial services company is important to the oversight of our business development outside the United States. In addition, Mr. Scully brings talent development, senior client relationship management and strategic initiative experiences that are important to the oversight of our succession planning, marketing and business strategy implementation.

DIRECTOR COMPENSATION

During 2009, Mr. Lewis was our sole employee director and he did not receive any compensation for his services as a director. Mr. Lewis retired from the Board effective December 31, 2009, and Mr. Moynihan joined the Board on January 1, 2010. As an employee director, Mr. Moynihan will also not receive any compensation for his services as a director.

We provide the following elements of annual compensation for our non-employee directors:

•	cash award of $80,000 ($167,000 for the independent Chairman of the Board);

•	restricted stock award of $160,000 ($333,000 for the independent Chairman of the Board);

•	retainer of $30,000 for the chairman of the Audit Committee and the independent Lead Director (prior to establishment of the independent Chairman of the Board); and

•	retainer of $20,000 for the chairman of each of the Compensation and Benefits, Corporate Governance, Credit and Enterprise Risk Committees.

Non-employee directors who begin their Board service or committee chairmanship mid-year receive a pro-rata portion of the annual compensation.

The annual restricted stock award is provided under the Bank of America Corporation Directors’ Stock Plan (the “Directors’ Stock Plan”) and is subject to a one-year vesting requirement. The number of shares awarded equals the dollar value of the award divided by the closing price of our Common Stock on the grant date, rounded down to the next whole share, with cash payable for any fractional share.

Non-employee directors can elect to defer any or all of their compensation through the Bank of America Corporation Director Deferral Plan (the “Director Deferral Plan”). If a director elects to defer his or her annual restricted stock award, we credit a “stock account” with a number of whole and fractional “stock units” of equal value, with each stock unit having the same value as our Common Stock. These stock units are subject to the same one-year vesting requirement that applies under the Directors’ Stock Plan. Directors can choose to defer their annual cash award, as well as any committee chairman retainers, into the stock account or a “cash account.” We credit the stock account with dividend equivalents in the form of additional stock units and credit the cash account with interest at a long-term bond rate. Following retirement from the Board, a non-employee director receives the balances of his or her stock account (to the extent vested) and cash account in a single lump sum cash payment or in 5 or 10 annual cash installments per the director’s prior election. Because stock units are not actual shares of our Common Stock, they do not have any voting rights.

The following table presents the compensation we awarded with respect to our non-employee directors for their services in 2009:

Director	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($)	Total ($)
Susan S. Bies	71,672	143,344	0	215,016
William P. Boardman	71,672	143,344	0	215,016
Frank P. Bramble, Sr.	97,918	160,000	0	257,918
Virgis W. Colbert	99,944	199,888	0	299,832
Charles K. Gifford (3)	90,028	160,000	1,537,166	1,787,194
Charles O. Holliday, Jr.	48,000	96,000	0	144,000
D. Paul Jones, Jr.	71,672	143,344	0	215,016
Monica C. Lozano	97,918	160,000	0	257,918
Walter E. Massey	167,000	333,000	0	500,000
Thomas J. May	110,000	160,000	0	270,000
Donald E. Powell	71,672	143,344	0	215,016
Charles O. Rossotti	114,986	199,888	0	314,874
Thomas M. Ryan	100,000	160,000	0	260,000
Robert W. Scully	54,792	109,584	0	164,376

Retired (4)
William Barnet, III	80,000	160,000	0	240,000
John T. Collins	80,000	160,000	0	240,000
Gary L. Countryman	80,000	160,000	0	240,000
Tommy R. Franks	80,000	160,000	0	240,000
Patricia E. Mitchell	80,000	160,000	0	240,000
Joseph W. Prueher	99,944	199,888	0	299,832
O. Temple Sloan, Jr.	130,000	160,000	0	290,000
Meredith R. Spangler	0	0	0	0
Robert L. Tillman	80,000	160,000	0	240,000
Jackie M. Ward	100,000	160,000	0	260,000

(1)	The amounts in this column represent the annual cash award plus any committee chairman retainers for 2009, including amounts deferred under the Director Deferral Plan. For Messrs. Colbert, Prueher and Rossotti, who were first appointed to the Board during 2009 but before the 2009 Annual Meeting, the amount includes a pro rata award for the period of service prior to the 2009 Annual Meeting. The following table shows the number of stock units credited to non-employee directors under the Director Deferral Plan for deferrals of 2009 cash compensation and the grant date fair value of such stock units based on the closing price of the Common Stock on the applicable date of deferral:

Director	Stock Units (#)	Grant Date Fair Value ($)
Charles K. Gifford	9,216.59	80,000
Thomas J. May	12,672.81	110,000
Charles O. Rossotti	10,248.28	95,042

Retired
Gary L. Countryman	9,216.59	80,000
Jackie M. Ward	11,520.74	100,000

(2)

The amounts in this column represent the grant date fair value of restricted stock awards granted during 2009, whether or not such awards were deferred under the Director Deferral Plan. For Messrs. Colbert, Prueher and Rossotti, who were first appointed to the Board during 2009 but before the 2009 Annual Meeting, the amount includes a pro rata award for the period of service prior to the 2009 Annual Meeting. The grant date fair value was based on the closing price of the Common Stock on the applicable grant date.

As of December 31, 2009, our non-employee directors held the following number of unexercised stock options and the following whole number of unvested shares of restricted stock or unvested stock units:

Director	Unexercised Options (#)	Unvested Shares of Restricted Stock or Stock Units (#)
Susan S. Bies	0	10,984
William P. Boardman	0	10,984
Frank P. Bramble, Sr.	0	18,433
Virgis W. Colbert	0	18,433
Charles K. Gifford	0	18,433
Charles O. Holliday, Jr.	0	5,922
D. Paul Jones, Jr.	0	10,984
Monica C. Lozano	0	18,433
Walter E. Massey	8,000	20,542
Thomas J. May	0	18,433
Donald E. Powell	0	10,984
Charles O. Rossotti	0	18,433
Thomas M. Ryan	0	18,433
Robert W. Scully	0	6,657

Retired
William Barnet, III	0	0
John T. Collins	0	0
Gary L. Countryman	0	0
Tommy R. Franks	0	0
Patricia E. Mitchell	8,000	0
Joseph W. Prueher	0	0
O. Temple Sloan, Jr.	8,000	0
Meredith R. Spangler	8,000	0
Robert L. Tillman	0	0
Jackie M. Ward	8,000	0

(3)	Mr. Gifford entered into a Retirement Agreement with us in connection with his retirement as an associate effective January 31, 2005. The Retirement Agreement remained in effect for a five-year initial period (ending January 31, 2010) and was renewable annually thereafter. As discussed below, the agreement was not renewed after the initial five-year period. Under the Retirement Agreement, Mr. Gifford provided consulting services as requested by us, including advice to the Bank of America Foundation regarding philanthropic activities in the Northeast and to the Northeast marketing executive regarding our initiatives in that market. Mr. Gifford also acknowledged that his retirement did not constitute a termination for “good reason” under his prior FleetBoston Financial Corporation (“FleetBoston”) change in control agreement (which agreement was previously disclosed in the joint proxy statement-prospectus relating to the Bank of America and FleetBoston merger and in other public filings of FleetBoston) and gave a general release of claims.

In consideration for his consulting services and other agreements, Mr. Gifford received: (i) a $50,000 retainer for each of the first five years of the Retirement Agreement; (ii) use of company-provided aircraft for up to 120 hours per year for each of the first five years of the Retirement Agreement; and (iii) office space (for as long as he requests) and secretarial support (for the first five years of the Retirement Agreement, renewable annually thereafter) that is both reasonable and appropriate in size and scope.

The company has determined not to renew the Retirement Agreement; however, it will continue to provide administrative support for so long as we continue to provide Mr. Gifford an office.

For 2009, the value of these benefits equaled the following: (i) $50,000 in consulting fees; (ii) $956,007 in aircraft usage (which is the amount paid to a third party vendor); and (iii) $238,155 in office and administrative support. In addition, we paid Mr. Gifford a tax gross-up in the amount of $293,004 related to his use of company-provided aircraft. We did this because in 2006 we began imputing income for personal use of company-provided aircraft using a third-party “charter” value, rather than the more common IRS-approved Standard Industry Fare Level (SIFL). By changing to the charter value, we made it more expensive for our executive officers to use company-provided aircraft for personal travel. However, this change also made the aircraft usage for Mr. Gifford more expensive, which was not the intent when the Retirement Agreement was originally entered into. The tax gross-up represents the difference in the taxes Mr. Gifford is required to pay using charter values versus what he would have had to pay had we continued using SIFL values.

Upon his retirement as an associate, Mr. Gifford became entitled to receive compensation as a non-employee director as more fully described above.

(4)	The amount under the Stock Awards column includes the full $160,000 grant date fair value of restricted stock awards granted in connection with the 2009 Annual Meeting. However, for directors who retired during the year, those awards were partially forfeited as a result of retirement. Under the Directors’ Stock Plan, if a director retires before the one-year vesting date of a restricted stock award, the award vests pro rata based on the number of days during the vesting period before retirement, and to the extent not vested the award forfeits. These vesting rules also apply to stock units deferred under the Director Deferral Plan. The following chart sets forth additional information about the impact of retirement on the April 2009 restricted stock awards for directors who retired after the 2009 Annual Meeting:

Retired Director	Retirement Date	Number of Whole Shares/Units Vested (#)	Number of Whole Shares/Units Forfeited (#)
William Barnet, III	July 31, 2009	4,696	13,737
John T. Collins	July 29, 2009	4,595	13,838
Gary L. Countryman	July 31, 2009	4,696	13,736
Tommy R. Franks	June 17, 2009	2,474	15,958
Patricia E. Mitchell	June 3, 2009	1,767	16,666
Joseph W. Prueher	June 17, 2009	2,474	15,959
O. Temple Sloan, Jr.	May 26, 2009	1,363	17,070
Robert L. Tillman	May 29, 2009	1,515	16,918
Jackie M. Ward	June 3, 2009	1,767	16,665

Stock Ownership Requirements for Directors. We have formal stock ownership requirements that apply to our non-employee directors. Under these requirements, each non-employee director is required to own and hold a minimum of 10,000 shares of our Common Stock. All full value shares beneficially owned are included in the calculation. New non-employee directors have up to five years to achieve compliance. All non-employee directors who have served on the Board for at least five years comply with our requirements. Non-employee directors cannot sell the restricted stock they receive as compensation (except as necessary to pay taxes upon vesting) until termination of their service.

STOCK OWNERSHIP

Our voting securities are the Common Stock, Series B Preferred Stock and Series 1-8 Preferred Stock. As of February 25, 2010, we did not know of any person who beneficially owned 5% or more of the Common Stock or the Series B Preferred Stock or the Series 1-8 Preferred Stock (collectively the “Preferred Stock”).

The following table sets forth information as of February 25, 2010, with respect to the beneficial ownership of Common Stock by: (i) each director and nominee for director; (ii) each executive officer named in the Summary Compensation Table; and (iii) all directors, nominees and executive officers as a group. As of February 25, 2010, none of such persons owned any shares of any class of our equity securities other than as disclosed below.

Name	Amount and Nature of Beneficial Ownership (1)(2)(3)(4)
Susan S. Bies	10,984
William P. Boardman (5)	32,010
Frank P. Bramble, Sr.	111,680
Virgis W. Colbert	39,495
Gregory L. Curl (6)	1,315,843
Charles K. Gifford (7)	313,489
Charles O. Holliday, Jr.	5,922
D. Paul Jones, Jr.	54,784
Kenneth D. Lewis (8)	4,669,171
Monica C. Lozano	3,000
Walter E. Massey (9)	32,251
Thomas J. May (10)	34,252
Thomas K. Montag (11)	3,537,173
Brian T. Moynihan (12)	1,311,209
Donald E. Powell (13)	13,150
Joe. L. Price (14)	1,017,353
Charles O. Rossotti (15)	26,135
Thomas M. Ryan (16)	85,737
Robert W. Scully	68,657
All directors, nominees and current executive officers as a group (23 persons) (17)	12,167,990

(1)	The numbers in the table represent shares of Common Stock. Each director, nominee and executive officer beneficially owned less than 1% of the shares of Common Stock outstanding.

(2)	All shares of Common Stock indicated in the table are subject to the sole voting and investment power of the directors, nominees and executive officers, except as otherwise set forth in the footnotes below.

(3)	The numbers in the table do not include the following number of units of Common Stock equivalents credited to the following non-employee directors under the Bank of America Corporation Director Deferral Plan as of February 25, 2010: Mr. Bramble, 30,639 units; Mr. Gifford 40,004 units; Mrs. Lozano 31,189 units; Dr. Massey, 44,984 units; Mr. May, 64,100 units; Mr. Rossotti, 28,738 units; and Mr. Ryan 49,664 units. These units, which are held in individual accounts in each director’s name, will be paid in cash upon the director’s retirement to the extent vested based on the fair market value of the Common Stock at that time. The numbers in the table also do not include stock salary awards as described in the Compensation Discussion and Analysis, as of February 25, 2010, to the following executive officers: Mr. Curl, 596,416 units; Mr. Montag, 582,844 units; Mr. Moynihan, 333,480 units; Mr. Price, 328,549 units; and all current executive officers as a group, 1,761,416 units. Each such stock unit has a value equal to the fair market value of a share of Common Stock, but does not receive dividend equivalents and does not have any voting rights. These stock units will be paid in cash on each payment date, or in certain circumstances, after termination of employment.

(4)

Includes restricted stock units awarded under either the Bank of America Corporation Key Associate Stock Plan or Merrill Lynch Employee Stock Compensation Plan, as of February 25, 2010, to the following named executive officers: Mr. Curl, 89,098 units; Mr. Lewis, 99,649 units; Mr. Montag, 1,228,264 units; Mr. Moynihan, 47,597 units; and Mr. Price, 38,570 units. As of February 25, 2010, all current executive officers as a group held 2,834,523 restricted stock units. Each restricted stock unit has a value equal to the fair market value of a share of Common Stock and receives dividend equivalents but does not have any voting rights. These units will be paid in shares of Common Stock at vesting or, in certain circumstances, after termination of employment.

(5)	Includes 13,000 shares of Common Stock which Mr. Boardman could acquire within 60 days after February 25, 2010 through the exercise of a call option.

(6)	Includes 975,000 shares of Common stock which Mr. Curl could acquire within 60 days after February 25, 2010 through the exercise of stock options.

(7)	Includes 1,090 shares of Common Stock held by Mr. Gifford as a custodian for two of his children. As of February 25, 2010, 100,000 of the shares of Common Stock listed in the table had been pledged as collateral.

(8)	Includes 1,725,000 shares of Common Stock which Mr. Lewis could acquire within 60 days after February 25, 2010 through the exercise of stock options and 400,000 shares of Common Stock owned by Mr. Lewis’ spouse. In addition, as of February 25, 2010, Mr. Lewis owned 86,000 depositary shares of 8.20% Non-Cumulative Preferred Stock, Series H which represents less than 1% of such preferred stock. Mr. Lewis retired from the Corporation and the Board effective December 31, 2009.

(9)	Includes 8,000 shares of Common Stock which Dr. Massey could acquire within 60 days after February 25, 2010 through the exercise of stock options, and 490 shares of Common Stock over which Dr. Massey shares voting and investment power with his spouse.

(10)	Includes 22,058 stock units held under the FleetBoston Director Stock Unit Plan, 3,062 stock units held under the Bank Boston Director Retirement Benefits Exchange Program, 5,380 stock units held under the Bank Boston Director Stock Award Plan and an interest in 1,609 shares under a deferred compensation plan of Mr. May’s current employer.

(11)	Includes 1,408,485 shares of Common Stock which Mr. Montag could acquire within 60 days after February 25, 2010 through the exercise of stock options.

(12)	Includes 829,886 shares of Common Stock which Mr. Moynihan could acquire within 60 days after February 25, 2010 through the exercise of stock options. Mr. Moynihan became Chief Executive Officer and President of the Corporation, and a member of the Board, effective January 1, 2010.

(13)	In addition, as of February 25, 2010, Mr. Powell owned 1,425 depositary shares of 7.25% Non-Cumulative Preferred Stock, Series J which represents less than 1% of such preferred stock.

(14)	Includes 881,500 shares of Common Stock that Mr. Price could acquire within 60 days after February 25, 2010 through the exercise of stock options and 17,756 shares of Common Stock over which Mr. Price shares voting and investment power with his spouse.

(15)	Includes 6,206 stock units payable in cash held under the Merrill Lynch Non-Employee Fee Deferral Plan.

(16)	Includes 27,673 stock units held under the FleetBoston Director Stock Unit Plan and 804 shares of Common Stock owned by Mr. Ryan’s spouse.

(17)	Includes 6,258,461 shares of Common Stock which such persons could acquire within 60 days after February 25, 2010 through the exercise of stock options or call options. Such persons had sole voting and investment power over 12,149,744 shares of Common Stock and shared voting or investment power or both over 18,246 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and some of our officers to file reports with the SEC indicating their holdings of, and transactions in, our equity securities. Based solely on a review of the copies of such reports we received, and written representations from the reporting persons that no other reports are required, we believe that, during 2009, our reporting persons complied with all Section 16(a) filing requirements, except that 5,000 shares of Common Stock owned by Mr. Prueher and 750 shares of Common Stock owned by his spouse were inadvertently omitted from a Form 3 filed on his behalf.

COMPENSATION AND BENEFITS COMMITTEE REPORT

The Compensation and Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis that immediately follows this report. Based on this review and discussion, the Compensation and Benefits Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2009.

Submitted by the Compensation and Benefits Committee of the Board:

Thomas M. Ryan, Chairman

William P. Boardman

Donald E. Powell

Robert W. Scully

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We have an executive compensation program that is designed to tie pay to performance, balance rewards with prudent business decisions and risk management and focus on both annual and long-term performance.

For 2009, because of our participation in TARP, the Compensation and Benefits Committee operated the executive compensation program in a significantly different fashion than prior years. This was because under TARP, the Special Master had the authority to review and approve the amount and form of compensation awarded to our “senior executive officers” and certain other highly compensated associates, including Mr. Lewis, Mr. Price and Mr. Montag. The Compensation and Benefits Committee engaged directly with the Special Master to ensure that the amount and form of compensation awarded would advance the company’s long-term interests while complying with both the spirit and requirements of TARP. This process resulted in 2009 compensation comprised almost exclusively of limited cash salary plus an award of stock salary payable over three years. In addition, in light of his retirement, Mr. Lewis agreed to receive no salary or incentive compensation for 2009.

Although the total 2009 compensation opportunity for Mr. Curl and Mr. Moynihan, our other named executive officers, ultimately was not subject to Special Master approval, the Compensation and Benefits Committee determined that the compensation for these individuals should be consistent with the approach required by the Special Master for Mr. Price and Mr. Montag.

As we go forward, we will continue to provide compensation opportunities for our executive officers through a well-governed pay-for-performance program that rewards long-term, sustainable results aligned with stockholder interests. Key features of the program include:

•	Direct oversight by an actively engaged Compensation and Benefits Committee made up solely of independent directors;

•	Assistance regularly provided to the Compensation and Benefits Committee by an independent outside compensation consultant directly retained by the Committee;

•

Compensation opportunities for executive officers based primarily on a review of performance conducted by the Compensation and Benefits Committee each year using its informed judgment and following a principled, structured framework of analysis, including a review of key financial performance results, comparisons to the performance of key competitors and consideration of performance over one year and multi-year periods;

•

Delivering a significant portion of compensation through restricted stock awards that do not vest until the third year after grant and which are subject to clawbacks for performance (based on continued profitability), detrimental conduct or certain financial restatements; and

•

Significant stock ownership requirements that, together with the three-year vesting requirement for restricted stock awards and a three-year hold requirement on certain stock option gains, further align the interests of our executive officers with the interests of our stockholders.

Compensation Principles

We operate a large, global financial services business in a very competitive environment. There are many challenges inherent in running a business of our size and scope. To best meet these challenges, we have designed our executive compensation program to reflect our Global Compensation Principles. We design all of our incentive compensation programs, including our executive compensation program, to be consistent with these Principles, as follows:

•	Compensation should be comprised of an appropriate mix of salary, benefits and incentives paid over time that properly aligns associate and stockholder interests. Compensation programs should:

O	reinforce the strategic goals of the business;

O	take into account the dynamics of the marketplace in which the business operates; and

O	promote associate attraction, retention and engagement.

•	Criteria for payment of incentive compensation should take into account individual, business unit and company-wide factors. Criteria should:

O	be measurable, relevant and straightforward;

O	be weighted differently by position; and

O	provide the ability to differentiate pay based on performance.

•	Compensation should be determined on the basis of a combination of financial and non-financial factors that reflect both the current period and a longer period according to the following principles:

O	financial results should be adjusted, where appropriate, to reflect risk and the effective use of capital to encourage sustainable, risk-appropriate and profitable performance over the long-term;

O	non-financial results should measure, where appropriate, customer satisfaction, associate satisfaction and progress toward achieving other strategic initiatives; and

O	performance assessment should take into account the manner in which the results are achieved, including adherence to risk and compliance policies and other core values of our company.*

•	Compensation programs should incorporate appropriate governance processes and procedures:

O	incentive decisions should involve key independent control functions (such as Risk, Human Resources and Finance) which are independent of the business unit;

O	compensation programs should provide sufficient discretion to ensure that incentive decisions reflect outcomes consistent with the core values of our company; and

O	compensation programs are designed to comply with all applicable laws and regulations.

Overview of Our Executive Compensation Program

The key compensation element for our executive officers is an incentive opportunity that is designed to balance both near-term and longer-term business objectives by providing year-end incentive award opportunities based on our performance.

•

The Compensation and Benefits Committee determines these year-end incentive awards in the exercise of its informed discretion without formulas or weightings. The Committee places the greatest emphasis on company-wide financial performance, with a particular focus on earnings, earnings per share, total stockholder return and revenue as collectively the best indicators of our financial performance. The Committee generally reviews growth in these measures over one-year, three-year and five-year periods, and for the Chief Executive Officer, over his full tenure. This multi-year approach is intended to focus our executive officers on consistent performance over time, not just short-term results. The Committee may

*	Bank of America Core Values—Doing the Right Thing, Trusting and Teamwork, Inclusive Meritocracy, Winning, Leadership.

also consider the financial performance of individual lines of business and other factors such as quality and sustainability of earnings, successful implementation of strategic initiatives and adherence to risk and compliance policies and other core values of our company. For the Chief Executive Officer, the Committee also considers the Chief Executive Officer’s contributions toward successful implementation of our management succession plan as a factor in determining the Chief Executive Officer’s compensation. As illustrated by the determinations for both 2008 and 2009, the Committee may exercise its judgment to make no incentive awards at all.

•

A significant portion of total compensation (generally up to 70% for the Chief Executive Officer and 55%-60% for our other executive officers) is delivered in the form of an equity award in order to further focus our executive officers on delivering sustainable returns to our stockholders over time. These equity awards generally do not vest or become exercisable until the third anniversary of grant. The Compensation and Benefits Committee historically made these equity awards in a balanced mix of restricted stock and stock options. The Committee believes that stock ownership is the simplest, most direct way to align our executive officers’ interests with those of our stockholders. The combination of three-year vesting and stock ownership requirements (see “Pay-for-Performance Features of Our Program” below) balances the goals of encouraging sustainable results over time and rewarding those results with appropriate levels of realized compensation.

Our practice has been to establish a target total compensation package for each executive officer at the beginning of each year comprised of the executive’s incentive opportunity and a base salary. Base salary forms only a minor part of the total compensation opportunity and is designed to provide a level of predictable income. The Compensation and Benefits Committee establishes the base salary levels for our executive officers to reflect each executive officer’s scope of responsibility and accountability within the company and to be part of a competitive total compensation package. See “Our 2009 Compensation Decisions” below for a discussion about base salary decisions in conjunction with the Special Master’s compensation determinations for 2009. The Compensation and Benefits Committee takes into account compensation practices and financial performance at a group of leading U.S. financial services companies when deciding base salary levels and year-end compensation awards for our executive officers. See “Competitor Groups” on page 35.

Our executive officers do not engage directly with the Compensation and Benefits Committee in setting the amount or form of executive officer compensation. However, as part of the annual performance review for our executive officers other than the Chief Executive Officer, the Committee considers the Chief Executive Officer’s perspective on each executive officer’s individual performance and compensation as well as the performance of our various business segments and lines of business. See “Compensation and Benefits Committee” at page 11 for additional information about the Compensation and Benefit Committee’s oversight of our executive compensation program.

Pay-for-Performance Features of Our Program

Our year-end compensation decisions over the last several years most clearly illustrate the direct linkage between our executive officers’ pay and our company’s performance. For 2007, the Compensation and Benefits Committee awarded our named executive officers with respect to that year cash and equity incentive compensation significantly below target levels based on our performance. For 2008 and 2009, the Committee did not award our named executive officers with respect to either of those years any year-end cash or equity incentive compensation.

Many of our program’s unique features further demonstrate the commitment to our pay-for-performance philosophy.

Conditions of Stock Ownership

•

We promote long-term stock ownership by our executive officers, with award features such as no vesting on restricted stock and stock option awards until the third anniversary of the grant and an additional three-year hold requirement on net proceeds from certain stock option exercises. See “Grants of Plan-Based Awards” beginning on page 41 for more details about the vesting rules, including the impact of termination of employment on vesting.

•

In addition, our Corporate Governance Guidelines include stock ownership requirements for our executive officers. Under these requirements, our Chief Executive Officer must hold at least 500,000 shares of our Common Stock and our other executive officers at least 150,000 shares. We disregard stock options (whether vested or unvested) for this purpose. New executive officers have up to five years to meet these requirements. As of December 31, 2009, all of our executive officers who have been executive officers for at least five years met these requirements.

•

Our Key Associate Stock Plan, which is the plan under which we make equity awards to our executive officers and other key associates, prohibits discounted stock options, reload stock options or stock option re-pricing.

Severance and SERPs

•

We do not have any agreements with our executive officers that provide for cash severance payments upon termination of employment or in connection with a change in control, other than one limited exception with respect to an agreement that we inherited from a predecessor company as a result of an acquisition.

•

We also have a policy prohibiting future employment or severance agreements with our executive officers that provide severance benefits exceeding two times base salary and bonus, unless the agreement has been approved by our stockholders.

•	Executive officers do not earn additional retirement income under any supplemental executive retirement plans (SERPs).

Option Grant Practices

•

We have a stock option award process that provides for a pre-established, regular grant date each year following written policies and procedures. If we award stock options other than as part of the annual process, those awards also have a pre-established regular grant date following our written policies.

Clawback Policies

•

Beginning with performance year 2009, equity awards to executive officers and other key risk-takers are subject to a “performance-based clawback” to encourage sustainable profitability over the vesting period. Under this clawback, awards may be canceled in whole or in part if losses occur during the vesting period.

•

Also beginning with performance year 2009, equity awards are subject to a detrimental conduct clawback to encourage compliance with policies and appropriate behaviors. If an executive officer engages in detrimental conduct, unvested awards are subject to cancellation and previously vested awards may be recouped.

•

Since October 2007, we have had a recoupment policy under which the Board can require reimbursement of any incentive compensation paid to an executive officer whose fraud or intentional misconduct caused the company to restate its financial statements.

Our 2009 Compensation Decisions

The executive compensation process for 2009 was unprecedented as a result of our participation in TARP. The Committee did not establish target total compensation packages for our executive officers for 2009 as a result of a series of TARP-related developments during the year.

•

In February 2009, the American Recovery and Reinvestment Act of 2009 (ARRA) established new executive compensation requirements for TARP recipients, such as Bank of America, including prohibitions on most incentive awards other than certain long-term restricted stock awards. The Compensation and Benefits Committee could not take action under these new rules until the U.S. Department of the Treasury (the “Treasury Department”) provided guidance through regulations.

•

In June 2009, the Treasury Department issued regulations to implement the TARP requirements under ARRA. As part of those Treasury Department regulations, 2009 compensation decisions for our “senior executive officers” and certain other highly compensated employees under TARP became subject to review and approval by the Special Master.

After the June regulations, we engaged with the Special Master about 2009 compensation opportunities for the associates within the Special Master’s jurisdiction.

•

During the summer and fall of 2009, we received several information requests from the Special Master regarding compensation and benefits information for the affected associates. We responded to each request.

•

During this time, we had several discussions with the Special Master. The Chairman of the Compensation and Benefits Committee directly participated in a number of these discussions and the Committee oversaw the process. The discussions with the Special Master focused on the appropriate amount of compensation for the affected associates and the permitted forms for delivering that compensation in light of the TARP requirements and the Treasury Department regulations. The Board was kept fully apprised throughout the process.

In October 2009, as a result of this process, the Special Master issued a determination letter. This letter addressed both the amount and form of compensation for Mr. Lewis, Mr. Price and Mr. Montag, who were among the “senior executive officers” or other highly compensated employees within the Special Master’s scope of review.

•

In light of his announced retirement effective December 31, 2009, Mr. Lewis agreed to receive no salary or incentive compensation for 2009. Mr. Lewis repaid to the bank the base salary he had already received for 2009.

•

For Mr. Price and Mr. Montag, the Special Master’s determination letter required a prospective reduction in the rate of annual cash salary, effective November 1, 2009. The reduction was from $800,000 to $500,000 for Mr. Price and from $600,000 to $500,000 for Mr. Montag.

•

The Special Master’s determination letter also authorized “stock salary” awards for Mr. Price and Mr. Montag for 2009, as shown in the table below. These stock salary awards comprise the vast majority of 2009 compensation for these two individuals and are intended to focus the executives on the bank’s sustainable performance for the next three years in alignment with stockholder interests. In accordance with the Treasury Department regulations and the Special Master’s determination, the stock salary awards have the following key features:

O	The awards were vested upon grant.

O

The awards were payable in 36 monthly installments beginning January 2011, provided that payments would be accelerated by 12 months upon repayment of our TARP financing. As a result of our repayment of all TARP financing in December 2009, the payment schedule was accelerated to 36 monthly installments beginning January 2010.

O	Payments are made in cash based on the closing price of our common stock on the last business day of each month during the payment period.

O

Although vested, payments are not accelerated for termination of employment (except for death) and are subject to forfeiture (in whole or in part) in case of certain detrimental conduct or termination for cause.

In the course of consulting with the Special Master prior to issuance of the Special Master’s determination letter, it was determined that the form of compensation for the Chief Executive Officer’s other direct reports who were employed by legacy Bank of America or legacy Merrill Lynch before 2009 should be consistent with the form of compensation required by the Special Master for the “senior executive officers.” Among our named executive officers, this included Mr. Curl and Mr. Moynihan. The Compensation and Benefits Committee determined to continue to apply this approach for 2009 even after our TARP repayment in December, in order to have an internally consistent approach for 2009 for our named executive officers. Accordingly, their 2009 compensation is also made up of cash salary and stock salary as shown in the table below.

In connection with the Special Master’s determination letter, and given the company’s performance during 2009 and the past several years, the Compensation and Benefits Committee also determined that none of the named executive officers would be eligible for any incentive awards for 2009, including any long-term restricted stock awards otherwise permitted under TARP.

In accordance with its regular practice, throughout 2009 the Compensation and Benefits Committee reviewed information about compensation practices at the competitor groups and assessed Bank of America’s performance relative to the primary competitor group of leading U.S. financial services companies, although this information was not a material factor in the Committee’s review of the Special Master’s determinations.

The Committee reviewed the Special Master’s determinations and the Committee’s other compensation recommendations with the Board during 2009, and the Board approved the compensation decisions as recommended.

The following table shows the results of these compensation decisions:

Compensation Decisions For Performance Year 2009

	Salary		Total Salary ($)	Incentive Awards ($)	Total ($)
Name	Cash(1) ($)	Stock ($)
Kenneth D. Lewis	0	0	0	0	0
Joe L. Price	750,000	5,250,000	6,000,000	0	6,000,000
Gregory L. Curl	600,000	9,300,000	9,900,000	0	9,900,000
Thomas K. Montag	586,539	9,313,461	9,900,000	0	9,900,000
Brian T. Moynihan	800,000	5,200,000	6,000,000	0	6,000,000

(1)	This column shows total gross cash salary payable for 2009. As noted above, from January 1 to October 31, Mr. Price and Mr. Montag received cash salary at the annual rate of $800,000 and $600,000, respectively. These annual rates were reduced to $500,000 for Mr. Price and Mr. Montag effective November 1, 2009.

Mr. Montag entered into an offer letter with Merrill Lynch in May 2008, well before the Bank of America acquisition. This offer letter included a contractual commitment to make certain compensation payments. As a result of the acquisition of Merrill Lynch, Bank of America was required to fulfill all of the contractual commitments under the offer letter, and this included a restricted stock award granted on January 2, 2009. Mr. Montag’s 2009 compensation reported in the Summary Compensation Table on page 38 includes the grant date fair value of this restricted stock award. This is because the Summary Compensation Table is required to report the value of all equity awards granted in the year, even if the award was determined based on services rendered or commitments made in a prior year. The offer letter does not provide for additional contractual payments going forward for performance in 2009 and beyond.

Given that the bank has fully repaid all TARP financing, the Compensation and Benefits Committee expects that for 2010 it will apply the principled, structured compensation framework described above under “Overview of Our Executive Compensation Program,” consistent with our Global Compensation Principles, rather than continuing with the forms of compensation required by the Special Master. The Compensation and Benefits Committee will continue to review the program and may make additional improvements, consistent with the core principles of aligning pay to performance, aligning executive officer interests with our stockholders and limiting perquisites and other benefits. As a first step in this process, stock salary awards have not been continued into 2010 and annual rates of cash salary have been set at $950,000 for Mr. Moynihan and $800,000 for Mr. Price and Mr. Montag, all effective January 1, 2010. These rates of cash salary better reflect the size and scope of the jobs and are more competitive with broader market practices.

Mr. Curl is retiring at the end of March 2010. Until his retirement he will assist in the transition of his risk duties and consult on possible strategic partnerships. He will be eligible for a discretionary partial incentive award for 2010. He will not be eligible for any cash severance benefits.

Our Other Compensation Practices

Other Elements of Compensation

The other elements of our executive compensation program are as follows:

Retirement Benefits

Executive officers participate in our various employee benefit plans designed to provide retirement income. Our qualified and nonqualified pension plans provide a retirement income base, and our qualified and nonqualified 401(k) plans permit additional retirement savings. To encourage retirement savings under the qualified and nonqualified 401(k) plans, we provide an employer matching contribution.

We limit eligible compensation for earning benefits under the qualified and nonqualified pension plans and for employer matching contributions under the qualified and nonqualified 401(k) plans to the first $250,000 in annual cash compensation. As a result, the Compensation and Benefits Committee’s decisions to grant annual performance-based cash incentive, restricted stock and stock option awards do not create any additional retirement benefits earned under these plans. In accordance with the TARP requirements and the Special Master’s determination, our named executive officers did not receive any employer contributions for 2009 under our nonqualified pension and 401(k) plans.

Our executive officers do not earn additional retirement income under any SERPs. We believe that our executive officers should be able to provide for their retirement needs from the compensation they earn based on our performance.

•

Consistent with our pay-for-performance philosophy, we froze benefits effective December 31, 2002 under the Bank of America Corporation and Designated Subsidiaries Supplemental Executive Retirement Plan (the “Bank of America SERP”) in which Mr. Lewis and Mr. Curl participate. Accordingly, no additional benefits are earned under the Bank of America SERP for compensation or service for periods beginning after December 31, 2002.

•

In addition, at the request of Mr. Moynihan, his participation in the FleetBoston Financial Corporation Supplemental Executive Retirement Plan (the “Fleet SERP”) was frozen effective December 31, 2005, and he therefore earns no further benefits under that plan for compensation or periods of service after that date.

For more information about these plans, see “Pension Benefits” and “Nonqualified Deferred Compensation” on pages 47 and 49, respectively.

Perquisites and Other Fringe Benefits

Our executive officers receive health and welfare benefits, such as group medical, group life and long-term disability coverage, under plans generally available to all other US-based salaried associates. Consistent with our pay-for-performance philosophy, we provide very few executive fringe benefits. Because we have internal expertise on tax and financial planning matters, we make those services available at no cost to our executive officers for their personal tax and financial planning needs. We also provide our executive officers with secured parking and home security systems. Beginning in July 2009, our executive officers do not have access to corporate aircraft for personal travel except in case of certain emergency situations. In accordance with the TARP requirements and the Special Master’s determination, our executive officers were limited to no more than $25,000 in “other” compensation, including perquisites, for 2009.

Competitor Groups

The Compensation and Benefits Committee uses a group of five leading US financial services companies as the primary competitor group to review compensation levels and test relative performance. We use these banks as our primary competitor group because we are in direct competition with them for customers, associates and investors. Also, these banks follow similar economic cycles to our own, making relative performance measurements more meaningful. These banks are:

Citigroup

Goldman Sachs

JPMorgan

Morgan Stanley

Wells Fargo

The Compensation and Benefits Committee also reviews executive compensation for a leading group of global companies headquartered in the US spanning all industries, including the financial services industry. Each of these companies generally has net income and market capitalization approximating or exceeding $4.0 billion and $60 billion, respectively. We review information about these companies to get a general perspective on compensation practices for companies of similar size and global scope. For 2009, based on net income and market capitalization measured at December 31, 2008, these companies were:

Abbott Laboratories	Exxon Mobil	PepsiCo
AT&T	General Electric	Pfizer
Chevron	Hewlett-Packard	Philip Morris
Cisco	IBM	Procter & Gamble
Coca-Cola	Intel	Verizon
ConocoPhillips	Johnson & Johnson	Wal-Mart

In a similar fashion, given our growing global scope, the Compensation and Benefits Committee reviews executive compensation for a group of leading international financial institutions for a general perspective on compensation practices across the global financial services industry:

Banco Santander

Barclays

BNP Paribas

Credit Suisse

Deutsche Bank

HSBC

UBS

Risk Management Checks and Balances

The Committee believes that the design and governance of our executive compensation program is consistent with the highest standards of risk management. The design of our executive compensation program supports our risk management goals through an interlocking set of checks and balances.

•

Rather than determining incentive compensation awards based on a single metric, the Compensation and Benefits Committee applies a structured, principled framework that considers a balanced set of financial performance metrics that collectively best indicate successful management.

•

In addition to financial metrics, the Committee applies its informed judgment taking into account factors such as quality and sustainability of earnings, successful implementation of strategic initiatives and adherence to risk and compliance policies and other core values of our company.

•	To encourage sustainable performance over time, performance is reviewed over one-year, three-year and five-year periods, and for the Chief Executive Officer, over his full tenure.

•

To further ensure that executive officers are focused on long-term performance, a significant portion of the incentive award is provided as a long-term equity award that does not become earned and paid until three years after grant.

•

Use of equity awards aligns our executive officers’ interests with the interests of our stockholders, and the significant stock ownership requirements further enhance this alignment. See “Conditions of Stock Ownership” under “Pay-for-Performance Features of Our Program” above.

•

Beginning with performance year 2009, equity awards to executive officers will be subject to three separate and distinct “clawback” requirements that can result in the awards potentially being canceled or prior payments recouped. These clawback requirements work together to ensure that rewards realized over time appropriately reflect the time horizon of the risks taken and encourage proper conduct. The three clawback requirements are as follows:

O

The equity awards are subject to a “performance-based clawback” to encourage sustainable profitability over the vesting period. If during the vesting period Bank of America or the executive officer’s line of business (if applicable) experiences a loss, the Compensation and Benefits Committee will assess the executive officer’s accountability for the loss. This assessment will take into account factors such as the magnitude of the loss, the executive officer’s decisions that may have led to the loss, the executive officer’s overall performance and other factors. Based on this assessment, the Compensation and Benefits Committee may determine to cancel all or part of the award.

O

Equity awards are also subject to a “detrimental conduct clawback.” If an executive officer engages in certain “detrimental conduct,”** the equity award will be canceled to the extent not yet vested. In addition, the equity awards to our executive officers authorize the company to reduce or recover from the awards any losses if it is determined that the executive officer has engaged in detrimental conduct.

O

Finally, we maintain an Incentive Compensation Recoupment Policy that covers all of our executive officers. This Policy goes beyond the clawback requirements under Sarbanes-Oxley that are limited to our Chief Executive Officer and Chief Financial Officer. Under this Policy, if our Board or an appropriate Board committee has determined that any fraud or intentional misconduct by one or more executive officers caused us, directly or indirectly, to restate our financial statements, the Board or committee will take, in its sole discretion, such action as it deems necessary to remedy the misconduct and prevent its recurrence. The Board or committee may require reimbursement of any bonus or incentive compensation awarded to such officers or cancel unvested restricted stock or outstanding stock option awards previously granted to such officers in the amount by which such compensation exceeded any lower payment that would have been made based on the restated financial results.

Together, these features of our executive compensation program are intended to:

•	Ensure that our compensation opportunities do not encourage excessive risk taking;

•	Focus our executive officers on managing our company towards creating long-term, sustainable value for our stockholders; and

•	Provide appropriate levels of realized rewards over time.

Timing of Equity Grants

Awards of restricted stock and stock options to executive officers and other eligible key associates are made on a regular award date each year shortly after the end of the applicable performance year. This is the same date that we pay cash incentive awards for the performance year, and is scheduled to give us sufficient time to complete all performance reviews and obtain all necessary approvals. For the past few years, the award date has been February 15, or the immediately preceding business day if February 15 is not a business day.

**	“Detrimental conduct” for this purpose is defined in detail in the award agreements but generally refers to serious misconduct in the performance of duties, such as (i) fraud, unethical conduct or falsification of records, (ii) improper disclosure of confidential information, (iii) intentional violation or negligent disregard for company policies, rules and procedures, (iv) gross negligence in performance of duties and (v) acts that give rise to termination for cause.

We occasionally make awards of restricted stock or stock options other than on the regular annual award date, usually in connection with hiring a new key associate or awards under annual performance plans that follow a different timing cycle. We make these awards on the first day of the calendar month following approval, which for newly hired associates is on or after their actual hire date.

Formal approval for awards is obtained prior to the grant dates. We do not coordinate the timing of our awards with the release of material non-public information. The exercise price for the stock options equals the closing price of our Common Stock for the grant date.

Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) limits the deductibility of compensation paid to certain executive officers in excess of $1,000,000, but excludes “performance-based compensation” from this limit.

Cash incentive compensation and restricted stock awards are provided under the stockholder-approved Executive Incentive Compensation Plan (EIC Plan). Under the EIC Plan’s compensation formula, participating executive officers may receive maximum deductible incentive compensation for a year up to 0.20% of our net income for that year. Under the EIC Plan, the Compensation and Benefits Committee can determine to make all or any portion of the annual incentive award in the form of a restricted stock award under our Key Associate Stock Plan.

In addition, compensation realized by our executive officers through the exercise of stock options should be fully deductible to us as “performance-based compensation” under Section 162(m).

TARP imposes additional requirements under Code Section 162(m). For certain “covered executives” for purposes of Code Section 162(m)(5), during the period that the Treasury Department holds a debt or equity interest in our company, we cannot deduct annual compensation for the covered executives in excess of $500,000. The “performance-based exception” does not apply to this TARP-related deduction limit. As a result, certain portions of executive officer compensation earned for 2008 and 2009, including the compensation for 2009 authorized by the Special Master such as the stock salary awards, may not be deductible when paid. However, all compensation decisions for our executive officers are made with full consideration of the Section 162(m) implications.

EXECUTIVE COMPENSATION

Summary Compensation Table. The following table shows compensation paid, accrued or awarded with respect to our named executive officers during the year indicated:

Summary Compensation Table (1)

Name and Principal Position (2)	Year	Salary ($) (3)	Stock Awards ($) (4)	Option Awards ($) (5)	Non Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Non Qualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)	Total ($)
Kenneth D. Lewis Former Chief Executive Officer and President	2009	0	0	0	0	4,177,495	32,171	4,209,666
	2008	1,500,000	4,255,012	2,973,330	0	854,256	275,125	9,857,723
	2007	1,500,000	11,065,798	3,376,000	4,250,000	3,242,446	212,211	23,646,455
Joe L. Price Chief Financial Officer	2009	750,000	5,250,000	0	0	81,358	37,250	6,118,608
	2008	800,000	1,646,939	1,486,670	0	0	41,037	3,974,646
	2007	800,000	2,387,494	945,280	1,555,000	51,724	93,654	5,833,152
Gregory L. Curl (8) Global Risk Executive	2009	600,000	9,300,000	0	0	741,974	16,000	10,657,974
Thomas K. Montag (8) President, Global Banking and Markets	2009	586,539	29,313,469	0	0	0	30,423	29,930,431
Brian T. Moynihan President, Bank of America Consumer and Small Business Banking	2009	800,000	5,200,000	0	0	475,220	36,248	6,511,468
	2008	800,000	2,032,392	1,486,670	0	291,677	261,130	4,871,869
	2007	718,859	3,873,054	1,688,000	2,270,000	135,720	66,556	8,752,189

(1)	The SEC disclosure rules require the Summary Compensation Table to include in each year’s amount the grant date fair value of stock and option awards granted in the year. Other than for certain stock salary awards granted in 2009 and further discussed in the Compensation Discussion and Analysis, our usual approach is to grant stock and option awards as part of total year-end compensation awards made for prior year performance. As a result, the amounts for stock and option awards will generally appear in the Summary Compensation Table for the year after the applicable performance year, and therefore the Summary Compensation Table does not fully reflect the Compensation and Benefits Committee’s view of its pay-for-performance executive compensation program. See the Compensation Discussion and Analysis for a discussion about how the Compensation and Benefits Committee views its compensation decisions for executive officers.

(2)	The listed positions are those held as of December 31, 2009. Mr. Lewis retired effective December 31, 2009. Mr. Moynihan succeeded him as Chief Executive Officer and President effective January 1, 2010.

(3)	Includes any amounts deferred under our qualified and nonqualified 401(k) plans.

(4)	Amounts shown are the grant date fair value of restricted stock awards granted in the year indicated, although for 2009 the amounts shown include the grant date fair value of stock salary awards granted in 2009. In general, the grant date fair value is based on the closing price of Common Stock on the applicable grant date. However, for the stock salary awards made in 2009, the grant date fair value was the expensed amount used to determine the number of vested stock units granted. See the Grants of Plan-Based Awards table on page 41 for more details about the 2009 grants, including the stock salary awards. See the Compensation Discussion and Analysis for further explanation about the stock salary awards.

The amount for 2009 for Mr. Montag includes the grant date fair value of a restricted stock award granted in January 2009 required by a contractual commitment entered into by Merrill Lynch in May 2008 in connection with hiring Mr. Montag, well before the Bank of America acquisition. See the Compensation Discussion and Analysis for additional details.

Grants of restricted stock (but not stock salary) include the right to receive cash dividends, although for restricted stock awards granted for performance in 2007 and later years, cash dividends are paid only if and when the underlying award becomes vested. The following lists the amounts of cash dividends received by the named executive officers during 2009 on unvested restricted stock:

Name	Dividend Equivalents on Unvested Restricted Stock ($)
Kenneth D. Lewis	8,220
Joe L. Price	1,773
Gregory L. Curl	1,188
Thomas K. Montag	79,652
Brian T. Moynihan	2,877

(5)	Amounts shown are the grant date fair value of stock options granted in the year indicated. The grant date fair value was determined based on the assumptions in the following chart:

	Assumptions (a)
Grant Dates	Expected Volatility (%)	Expected Dividend Yield (%)	Risk-Free Interest Rate (%)	Exercise Price ($)	Expected Term
2/15/2007	16-27	4.40	4.72 - 5.16	53.85	6.5
2/15/2008	26-36	5.30	2.05 - 3.85	42.70	6.6

(a)

We use a lattice option-pricing model for this purpose. Lattice option-pricing models incorporate ranges of assumptions for inputs and those ranges are disclosed in the table. The risk-free rate for periods within the contractual life of the stock option is based on the Treasury Department yield curve in effect at the time of grant. Expected volatilities are based on implied volatilities from traded stock options on our Common Stock, historical volatility of our Common Stock and other factors. We use historical data to estimate stock option exercise and employee termination within the model. The expected term of stock options granted is derived from the output of the model and represents the period of time that stock options granted are expected to be outstanding. The estimates of fair value from these models are theoretical values for stock options and changes in the assumptions used in the models could result in materially different fair value estimates. The actual value of the stock options will depend on the market value of our Common Stock when the stock options are exercised.

(6)	The following table shows the change in pension value and the amount of any above-market earnings on nonqualified deferred compensation for the named executive officers:

Name	Change in Pension Value ($)	Above-Market Earnings on Nonqualified Deferred Compensation ($)
Kenneth D. Lewis	4,177,495	0
Joe L. Price	81,358	0
Gregory L. Curl	741,974	0
Thomas K. Montag	0	0
Brian T. Moynihan	452,511	22,709

The “Change in Pension Value” equals the change in the actuarial present value of all pension benefits from December 31, 2008 to December 31, 2009. For this purpose, in accordance with SEC rules, the present value was determined using the same assumptions applicable for valuing pension benefits for purposes of our financial statements. See “Pension Benefits” on page 47.

Consistent with our pay-for-performance philosophy, the named executive officers are not accruing significant additional pension benefits. This is because pension benefits accrue on no more than the first $250,000 of compensation.

The amounts listed above under “Change in Pension Value” result primarily because the named executive officers, other than Messrs. Price and Montag, have a frozen annuity benefit under a prior supplemental executive retirement plan. This frozen benefit is an annual annuity payment beginning at age 60 (or later for retirement after age 60). The amount of this annuity payment has been unchanged for each executive officer since the applicable freeze date. However, the lump sum value of the frozen annuity amount will increase each year based on the passage of time (i.e., the time-value of money) because the executive officer is one year closer to his retirement age when payment of the annuity is scheduled to commence.

The above-market earnings on nonqualified deferred compensation result from Mr. Moynihan’s participation in a legacy FleetBoston deferred compensation plan that includes a 12% annual interest crediting rate for certain prior year deferrals. See “Nonqualified Deferred Compensation” on page 49.

(7)	The following table lists all amounts included in the “All Other Compensation” column for each named executive officer in 2009:

	All Other Compensation Subject to TARP(a)				All Other Compensation NOT Subject to TARP
Name	Tax Preparation and Financial Planning ($)	Home Security and Secured Parking ($)	Use of Car and Driver (b) ($)	TARP Limited Sub Total ($)	Matching and Other Employer Contributions ($)	Value of Split Dollar Coverage ($)	Total of All Other Compensation ($)
Kenneth D. Lewis	23,998	1,002	0	25,000	0	7,171	32,171
Joe L. Price	23,998	1,002	0	25,000	12,250	0	37,250
Gregory L. Curl	0	3,750	0	3,750	12,250	0	16,000
Thomas K. Montag	0	0	25,000	25,000	5,423	0	30,423
Brian T. Moynihan	23,998	0	0	23,998	12,250	0	36,248

(a)	As noted in the Compensation Discussion and Analysis, in accordance with the TARP requirements and the Special Master’s determination, our executive officers were limited to no more than $25,000 in “other” compensation, including perquisites, for 2009. This limitation applied to amounts in the table above under “Tax Preparation & Financial Planning,” “Home Security and Secured Parking” and “Use of Car and Driver.” Executive officers who received such benefits in 2009 in an aggregate amount more than $25,000 were required to repay the Corporation any excess amounts. The table above reflects the aggregate incremental cost to the Corporation of those benefits after repayments.

(b)	Beginning September 2009, Mr. Montag pays a third-party vendor the full cost for any personal car and driver use.

Certain of the amounts in this table are based on the incremental cost to us in providing the benefits, explained in more detail as follows:

Benefit	Determination of Incremental Cost
Tax Preparation & Financial Planning	Determined using a method that takes into account our actual direct expenses (such as rent, compensation and benefits, and travel) paid with respect to our associates who provide tax preparation and financial planning services to our executive officers and other eligible officers.
Home Security	Determined based upon amounts paid by us to third parties for installation, servicing and monitoring of home security and related systems.
Secured Parking	Determined based upon the monthly rental that we charge to third parties for parking in the same corporate-owned parking structure.
Use of Car and Driver	Determined based upon the total leased value of the car, plus the driver’s total compensation and benefits, less the amounts reimbursed by the executive.

The table does not include any amounts for personal benefits provided to our executive officers for which we believe there is no aggregate incremental cost to us, including use of corporate-owned or leased apartments.

The value of split-dollar coverage represents the economic value of premiums that have been paid by us for certain life insurance coverage for Mr. Lewis and his spouse, which premiums will be recovered by us in the future when the insurance policy matures. We have not paid any premiums for such coverage since 2001.

(8)	Mr. Curl and Mr. Montag were not executive officers of our company prior to 2009.

Grants of Plan-Based Awards. The following table shows additional information regarding (i) stock salary awards granted to our named executive officers in 2009 in accordance with Treasury Department regulations and the Special Master’s determination and (ii) the restricted stock award granted to Mr. Montag in accordance with his Merrill Lynch offer letter, which we were contractually obligated to provide as a result of our acquisition of Merrill Lynch. No restricted stock or stock option awards were granted in February 2010 for performance during 2009. In addition, our named executive officers did not receive any annual cash incentive award for performance during 2009.

Grants of Plan-Based Awards

Name	Grant Date	Stock & Option Award Approval Date	All Other Stock Awards Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (1)
Kenneth D. Lewis	n/a	n/a	0	0
Joe L. Price	11/30/2009	11/20/2009	164,783	2,625,000
	12/31/2009	11/20/2009	173,153	2,625,000
Gregory L. Curl	12/31/2009	12/17/2009	613,456	9,300,000
Thomas K. Montag	1/2/2009	12/17/2008	1,395,674	20,000,008
	11/30/2009	11/20/2009	292,324	4,656,730
	12/31/2009	11/20/2009	307,172	4,656,731
Brian T. Moynihan	12/31/2009	12/17/2009	343,007	5,200,000

(1)	The applicable assumptions for determining the grant date fair value of restricted stock and stock salary awards are described in footnote 4 to the Summary Compensation Table.

Stock salary comprises the vast majority of 2009 compensation for our named executive officers, other than Mr. Lewis who agreed to receive no salary or incentive compensation for 2009. The following describes the material terms of the stock salary granted to our named executive officers in November and December of 2009 as part of 2009 compensation, in accordance with the Treasury Department regulations and the Special Master’s determination:

•	The awards were vested upon grant.

•

The awards were payable in 36 monthly installments beginning January 2011, provided that payments would be accelerated by 12 months upon repayment of our TARP financing. As a result of our repayment of all TARP financing in December 2009, the payment schedule was accelerated to 36 monthly installments beginning January 2010.

•	The awards do not receive any dividends or dividend equivalents.

•	Payments are made in cash based on the closing price of our common stock on the last business day of each month during the payment period.

•

Although vested, payments are not accelerated for termination of employment (except for death) and are subject to forfeiture (in whole or in part) in case of termination for cause or violation of certain covenants regarding detrimental conduct, solicitation and violation of hedging or derivative transaction policies.

•

Bank of America retains the right to reduce or recover from the stock salary any losses if it is determined that a named executive officer engaged in certain detrimental conduct or engaged in certain hedging or derivative transactions involving Bank of America common stock.

•	The awards also specifically provide that they are subject to the Incentive Compensation Recoupment Policy and the recoupment requirements under TARP.

Mr. Montag entered into an offer letter with Merrill Lynch in May 2008, well before the Bank of America acquisition. This offer letter included a contractual commitment to make certain compensation payments. As a result of the acquisition of Merrill Lynch, Bank of America was required to fulfill all of the contractual commitments under the offer letter, and this included a restricted stock award granted on January 2, 2009.

The following describes the material terms of the restricted stock award granted to Mr. Montag in January 2009 in accordance with his offer letter commitments:

•

The award vests on a pro-rata basis over three years (that is, one-third in January 2010, one-third in January 2011 and one-third in January 2012) and is payable, net of applicable taxes, in shares of our common stock;

•	Cash dividends are payable prior to vesting at the same time and in the same amount as if the award was issued and outstanding shares of our Common Stock;

•	In the event of a change in control of Bank of America, the award becomes immediately earned and payable as of the date of the change in control;

•

Payment of the award in accordance with the payment schedule is specifically conditioned on compliance with certain covenants regarding non-solicitation, non-disparagement, confidential and proprietary information, confidentiality and cooperation; and

•	The following chart shows the impact on vesting in case of termination of employment before the vesting date:

Reason for Termination	Impact on Vesting

Death, disability, involuntary termination without cause or termination for good reason	Full vesting; in case of disability vested amounts are paid per the original schedule

Involuntary termination for cause or voluntary termination not for good reason	Forfeiture

The Summary Compensation Table lists for Mr. Lewis, Mr. Price and Mr. Moynihan certain Stock Awards granted in 2007 and 2008. These Stock Awards were restricted stock awards granted for performance in the prior year. The Summary Compensation Table also lists a Non-Equity Incentive Plan cash award for performance during 2007. These restricted stock and cash awards were made under the terms of the stockholder-approved EIC Plan. Under this plan, our stockholders have authorized an award of up to 0.20% of our net income each year for each executive officer. This award may be delivered in any combination of cash or restricted stock as the Committee determines. This stockholder approved formula acts as a maximum amount of compensation that can be delivered to our executive officers as annual cash incentives and restricted stock awards.

The following describes the material terms of the restricted stock awards granted to our executive officers in 2007 and 2008 (related to prior year performance):

•	These awards become vested and payable on the third anniversary of the grant date, and are payable, net of applicable taxes, in shares of our Common Stock; and

•

For the awards granted in 2007 related to 2006 performance, cash dividends are payable prior to vesting at the same time and in the same amount as if the award was issued and outstanding shares of our Common Stock. For the awards granted in 2008 related to 2007 performance, cash dividends will be paid only if and when the underlying award becomes vested.

The following chart shows the impact on vesting in case of termination of employment for restricted stock awards granted to our executive officers in 2007 and 2008 (related to prior year performance):

Restricted Stock

Reason for Termination	Impact on Vesting

Death, disability or involuntary termination without cause (1)	Full vesting; in case of disability or involuntary termination without cause vested amounts are paid per the original schedule

Involuntary termination for cause or voluntary termination before meeting Rule of 60 (2)	Forfeiture

Voluntary termination after meeting Rule of 60	Award continues to vest and be paid per original schedule, provided the executive officer: (i) does not go to work for a named competitor; and (ii) certifies in writing at least annually that he has not gone to work for a named competitor.

(1)	For purposes of these awards, cause is generally defined as a termination of an associate’s employment if it occurs in conjunction with a determination that the associate has (i) committed an act of fraud or dishonesty in the course of his employment; (ii) been convicted of (or plead no contest with respect to) a crime constituting a felony; (iii) failed to perform his job function(s), which Bank of America views as being material to his position and the overall business of Bank of America and its Subsidiaries under circumstances where such failure is detrimental to Bank of America or any Subsidiary; (iv) materially breached any written policy applicable to associates of Bank of America and its Subsidiaries including, but not limited to, the Bank of America Corporation Code of Ethics and General Policy on Insider Trading; or (v) made an unauthorized disclosure of any confidential or proprietary information of Bank of America or its Subsidiaries or has committed any other material violation of Bank of America’s written policy regarding Confidential and Proprietary Information.

(2)	Rule of 60 is met when an associate has at least 10 years of vesting service under our pension plan in which he or she participates and his or her age and years of service add up to at least 60.

The following describes the material terms of stock option awards granted to our executive officers in 2007 and 2008 (related to prior year performance):

•

These awards become vested and exercisable on the third anniversary of the grant date. They have a ten-year term and an exercise price equal to the closing price of our Common Stock on the grant date; and

•

When the option is exercised, the executive must hold for an additional three years the net shares received after covering the exercise price, taxes and any transaction costs. This hold period ends upon termination of employment.

The following chart shows the impact on vesting and exercise period in case of termination of employment for stock option awards granted to our executive officers in 2007 and 2008 (related to prior year performance):

Stock Options

Reason for Termination	Impact on Vesting and Exercisability

Death or disability

Full vesting.

Options remain exercisable for full option term if the executive officer meets Rule of 60, or for one year (not to exceed original expiration date) if the executive officer does not meet Rule of 60.

Involuntary termination due to workforce reduction or divestiture

Full vesting.

Options remain exercisable for one year (not to exceed original expiration date), or for full option term if the executive officer meets the Rule of 60 and, during the original vesting period, the executive officer: (i) does not go to work for a named competitor; and (ii) certifies in writing at least annually that he or she has not gone to work for a named competitor.

Involuntary termination for cause (1)	Forfeiture of unvested options. Vested options cease to be exercisable.

Voluntary termination or involuntary termination without cause (other than workforce reduction or divestiture), having met Rule of 60

Award continues to vest per original schedule, provided the executive officer: (i) does not go to work for a named competitor; and (ii) certifies in writing at least annually that he or she has not gone to work for a named competitor

Vested options remain exercisable for 90 days (not to exceed original expiration date), or for full option term if, during the original vesting period, the executive officer: (i) does not go to work for a named competitor; and (ii) certifies in writing at least annually that he or she has not gone to work for a named competitor.

(1)	See footnote (1) in the Restricted Stock table above for additional details regarding the definition of “cause.”

Equity Exercised or Vested and Year-End Equity Values. The following tables show information regarding the value of options exercised and restricted stock vested during 2009 and certain information about unexercised options and unvested restricted stock at December 31, 2009.

Options Exercised and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Kenneth D. Lewis	0	0	263,697	1,468,792
Joe L. Price	0	0	344,979	5,258,725
Gregory L. Curl	0	0	699,840	9,719,806
Thomas K. Montag	0	0	906,337	10,818,098
Brian T. Moynihan	0	0	422,912	5,610,756

(1)	Value represents the market value of our Common Stock on the vesting date. Value includes stock salary awards that were granted in 2009 and were vested upon grant.

Outstanding Equity Awards as of December 31, 2009

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares/Units of Stock That Have Not Vested (#)		Market Value of Shares/Units of Stock That Have Not Vested ($) (1)
Kenneth D. Lewis	400,000			40.78	2/2/2014	205,493	(2)	3,094,725
	500,000			46.68	2/1/2015	99,649	(3)	1,500,714
	425,000			44.36	2/15/2016
		400,000	(2)	53.85	2/15/2017
		333,333	(3)	42.70	2/15/2018
Joe L. Price	22,000			24.22	1/3/2010	12,050	(2)	181,473
	150,000			26.64	2/1/2011	8,000	(2)	120,480
	150,000			30.68	2/1/2012	24,286	(2)	365,747
	150,000			35.02	2/3/2013	38,570	(3)	580,864
	120,000			40.78	2/2/2014
	105,000			46.68	2/1/2015
	94,500			44.36	2/15/2016
		112,000	(2)	53.85	2/15/2017
		166,667	(3)	42.70	2/15/2018
Gregory L. Curl	150,000			24.22	1/3/2010	29,703	(2)	447,327
	150,000			26.64	2/1/2011	89,098	(3)	1,341,816
	150,000			30.68	2/1/2012
	150,000			35.02	2/3/2013
	120,000			40.78	2/2/2014
	105,000			46.68	2/1/2015
	150,000			44.36	2/15/2016
		150,000	(2)	53.85	2/15/2017
		125,000	(3)	42.70	2/15/2018
Thomas K. Montag	714,754	1,387,462	(4)	30.71	8/4/2018	595,631	(4)	8,970,203
						1,395,674	(5)	21,018,850
Brian T. Moynihan	111,060			31.29	10/16/2010	71,923	(2)	1,083,160
	138,826			29.68	10/15/2011	47,597	(3)	716,811
	200,000			46.68	2/1/2015
	180,000			44.36	2/15/2016
		200,000	(2)	53.85	2/15/2017
		166,667	(3)	42.70	2/15/2018

(1)	Value represents the market value of our Common Stock on December 31, 2009.
(2)	Award is scheduled to vest February 15, 2010.
(3)	Award is scheduled to vest February 15, 2011.
(4)	Half of remaining award is scheduled to vest January 1, 2010 and half January 1, 2011.
(5)	Award is scheduled to vest one-third on January 2, 2010, January 2, 2011 and January 2, 2012.

Pension Benefits. The following table provides information regarding the actuarial present value of each named executive officer’s accumulated benefits under the pension plans in which the named executive officer participates. For this purpose, in accordance with SEC rules, the present value was determined using the same assumptions applicable for valuing pension benefits for purposes of our financial statements. See Note 17 to the Notes of Consolidated Financial Statements for the 2009 fiscal year included in our Form 10-K filed on February 26, 2010.

Name (1)	Plan Name	Number of Years Credited Service (#) (2)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Kenneth D. Lewis	Bank of America Pension Plan	40.33	678,133	0
	Pension Restoration Plan	40.33	3,265,028	0
	Bank of America SERP (frozen)	15.00	53,485,337	0
Joe L. Price	Bank of America Pension Plan	17.00	151,110	0
	Pension Restoration Plan	17.00	278,760	0
Gregory L. Curl	Bank of America Pension Plan	33.33	427,099	0
	Pension Restoration Plan	33.33	748,020	0
	Bank of America SERP (frozen)	15.00	7,756,379	0
	Boatmen’s SERP (frozen)	n/a	509,624	0
Brian T. Moynihan	Legacy Fleet Pension Plan	16.75	160,276	0
	RIAP	16.75	124,393	0
	Fleet SERP (frozen)	12.75	5,266,270	0

(1)	Mr. Montag does not participate in any tax-qualified pension plans or restoration or supplemental retirement plans.

(2)	The named executive officers’ years of credited service under the Bank of America SERP and the Fleet SERP differ from their years of credited service under the other pension plans and from their actual service with us because the Bank of America SERP and the Fleet SERP are frozen plans. The Bank of America SERP was frozen effective December 31, 2002, and the named executive officers’ years of credited service under the Bank of America SERP only reflect service through the date of the freeze. Similarly, Mr. Moynihan agreed to a freeze of his participation in the Fleet SERP effective December 31, 2005, and his years of credited service under the Fleet SERP therefore reflect his service only through the date of the freeze. In addition, the Bank of America SERP did not take into account more than 15 years of service in its benefit formula before it was frozen, and that limit is also reflected in the table. Annuity benefits under the Boatmen’s SERP were expressed as an actuarially equivalent lump sum value as of the date the Boatmen’s SERP was frozen and, therefore, service is not relevant to the determination of the Boatmen’s SERP benefit.

The following describes the material features of the pension plans presented in the table.

Qualified Pension Plans. We sponsor The Bank of America Pension Plan (the “Bank of America Pension Plan”), a tax-qualified cash balance pension plan which is available to nearly all of our associates (subject to certain minimum service requirements), other than associates who are covered by The Bank of America Pension Plan for Legacy Companies (the “Legacy Companies Plan”) or associates who work in business units not covered by a pension plan. The named executive officers participate in the Bank of America Pension Plan, other than Mr. Moynihan, who participates in the Bank of America Pension Plan for Legacy Fleet, which is a component document of the Legacy Companies Plan (the “Legacy Fleet Pension Plan”), and Mr. Montag, who does not participate in a tax-qualified pension plan.

Both the Bank of America Pension Plan and the Legacy Fleet Pension Plan generally express benefits as a hypothetical cash balance account established in each participant’s name. A participant’s account receives two forms of credits: “compensation credits” and “investment/interest credits” (for the Bank of America Pension Plan) or “interest credits” (for the Legacy Fleet Pension Plan).

Compensation credits equal a percentage of a participant’s compensation. “Compensation” for this purpose includes both salary and bonus under the Bank of America Pension Plan and salary only for Mr. Moynihan under the Legacy Fleet Pension Plan. Compensation for this purpose is subject to the compensation limit applicable to tax-qualified plans ($245,000 for 2009). The applicable compensation credit percentage ranges between 4% and 6% under the Bank of America Pension Plan and between 3% and 7.5% (or between 6% and 15% for eligible compensation in excess of the Social Security wage base) under the Legacy Fleet Pension Plan, in each case determined by a schedule based on years of service and age measured at certain points in time.

The amount of “investment/interest credits” under the Bank of America Pension Plan depends on when the related compensation credits were made. Compensation credits made before 2008 receive “investment credits” based on the performance of certain hypothetical investment measures selected by the participant from a menu of investment measures, which correspond to the investment funds available under The Bank of America 401(k) Plan. Compensation credits made after 2007 receive “interest credits” equal to the yield of the 10-year U.S. Treasury Note. All compensation credits made under the Legacy Fleet Pension Plan receive “interest credits,” based on the yield of the 1-year Treasury Bill, subject to a minimum annual rate of 3.25%.

Under either plan, at termination of employment after having completed at least three years of service, a participant is eligible to receive the amount then credited to the participant’s cash balance account in an actuarially equivalent joint and survivor annuity (if married) or single life annuity (if not married). The participant may also choose from other optional forms of benefit, including a lump sum payment in the amount of the cash balance account.

Both plans also include certain protected minimum benefits, some of which relate to pension formulas from prior pension plans that have merged into the plans and some of which relate to the conversion to a cash balance form of plan. One of these protected minimum benefits under the Bank of America Pension Plan guarantees that the cash balance account will not be less than the opening cash balance account at conversion plus subsequent compensation credits.

Pension Restoration Plan. The named executive officers participate in the Bank of America Pension Restoration Plan (the “Pension Restoration Plan”) other than Mr. Moynihan, who participates in the Retirement Income Assurance Plan for Legacy Fleet (the “RIAP”) and Mr. Montag, who does not participate in a comparable plan.

Both the Pension Restoration Plan and the RIAP are nonqualified deferred compensation plans that provide “make up” benefits for participants in the Bank of America Pension Plan or the Legacy Fleet Pension Plan (as applicable) whose plan benefits are reduced due to limits applicable to tax-qualified plans or due to participation in other nonqualified deferred compensation plans. However, since 2005, no benefits are accrued on a combined basis under the Bank of America Pension Plan and the Pension Restoration Plan, or under the Legacy Fleet Pension Plan and the RIAP, on any compensation for the year in excess of $250,000.

Under either plan, at termination of employment after having completed at least three years of service, a participant is eligible to receive the amount then credited to the participant’s Pension Restoration Plan or RIAP account, as applicable. As part of a design change to satisfy new federal tax laws affecting nonqualified deferred compensation plans, participants in the Pension Restoration Plan were given a one-time opportunity during 2006 to elect the form of payment as either a lump sum or annual installments over a period of up to 10 years, and were also allowed to elect the timing of payment to be either the year following termination of employment or any later year, not to exceed the year in which the participant reaches age 75. Participants in the RIAP with a benefit earned or vested after December 31, 2004 also were given a similar one-time opportunity during 2006 to elect the form and timing of payment of RIAP benefits earned and vested after December 31, 2004. Participants may make a separate payment election for RIAP benefits earned and vested on or before December 31, 2004 based on the provisions of the RIAP in effect on December 31, 2004. Pension Restoration Plan and RIAP participants may change their payment elections in limited circumstances.

Frozen SERPs. Mr. Lewis and Mr. Curl participate in the Bank of America SERP. Consistent with our pay-for-performance philosophy, the Bank of America SERP was frozen effective December 31, 2002. Mr. Curl also participates in the Boatmen’s SERP, which was frozen in 1997 when Boatmen’s was acquired by a predecessor to Bank of America. Mr. Moynihan participates in the Fleet SERP. Mr. Moynihan agreed to a freeze of his participation in the Fleet SERP effective December 31, 2005. As a result, no further benefits accrue under the Bank of America SERP, the Boatmen’s SERP or the Fleet SERP for any named executive officer.

Prior to being frozen, each SERP provided a target retirement benefit expressed as a percentage of final average compensation, offset by benefits from the applicable tax-qualified pension plan, and, in the case of the Bank of America and Fleet SERPs, the applicable pension restoration plan. The Bank of America SERP also included an offset for Social Security.

The frozen Bank of America and Fleet SERP benefits are expressed as an annual joint and 75% survivor annuity commencing at age 60. The frozen annuity benefit is actuarially reduced for commencement prior to age 60 or actuarially increased for commencement after age 60. Actuarially equivalent lump sum and installment payment options may also be elected. Actuarial equivalency under the Bank of America SERP is based on the actuarial assumptions that were in effect under the Bank of America Pension Plan for 2002, the year that SERP was frozen. Likewise, actuarial equivalency under the Fleet SERP is based on the actuarial assumptions that were in effect under the Legacy Fleet Pension Plan for 2005, the year that SERP was frozen.

In 1997, when the Boatmen’s SERP was frozen, annuity benefits were expressed as an actuarially equivalent lump sum value as of the freeze date. The frozen lump sum benefit earns interest following the freeze date and is payable in a lump sum cash payment following retirement.

Nonqualified Deferred Compensation. The following table shows information about the participation by each named executive officer in our nonqualified deferred compensation plans:

Name	Plan Name	Executive Contributions in 2009 ($) (1)	Registrant Contributions in 2009 ($) (2)	Aggregate Earnings in 2009 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2009 ($) (3)
Kenneth D. Lewis	401(k) Restoration Plan	0	10,200	35,365	0	103,426
	Deferred Compensation Plan	0	0	126,155	0	2,228,901
	1999 Restricted Stock Grant	0	0	612,000	24,000	9,036,000
Joe L. Price	401(k) Restoration Plan	58,500	1,000	326,552	0	1,605,158
	Stock Salary Award	0	5,250,000	(160,684)	0	5,089,316
Gregory L. Curl	401(k) Restoration Plan	3,550	1,000	93,724	0	2,748,196
	Stock Salary Award	0	9,300,000	(61,353)	0	9,238,647
Thomas K. Montag	Stock Salary Award	0	9,313,461	(285,051)	0	9,028,410
Brian T. Moynihan	401(k) Restoration Plan	39,500	1,000	28,286	0	180,431
	ESP	0	0	67,361	0	265,399
	Fleet Deferred Compensation Plan	0	0	63,703	0	723,007
	Stock Salary Award	0	5,200,000	(34,315)	0	5,165,685

(1)	Amounts in this column represent named executive officer elective deferrals credited during 2009 under the Bank of America 401(k) Restoration Plan, comprised of the deferred portion of base salary otherwise payable in 2009.

(2)	Amounts in this column represent (i) matching contributions credited during 2009 under the Bank of America 401(k) Restoration Plan, which were determined based on 2008 deferrals and (ii) stock salary awards. The matching contributions reflected in the table are different from the amount of matching contributions reported in the Summary Compensation Table for 2009, which represents the aggregate matching contributions credited under our qualified and nonqualified 401(k) plans based on 2009 deferrals.

(3)	The following table identifies amounts that have already been reported as compensation in our Summary Compensation Table for the current or prior years:

Name	Amount of 2009 Contributions and Earnings Reported As Compensation in 2009 Summary Compensation Table	Amounts in “Aggregate Balance at December 31, 2009” Column Reported As Compensation in Summary Compensation Tables for Prior Years
Kenneth D. Lewis	0	22,460,050
Joe L. Price	5,308,500	286,750
Gregory L. Curl	9,303,550	0
Thomas K. Montag	9,313,461	0
Brian T. Moynihan	5,262,209	281,936

The following describes the material features of our nonqualified deferred compensation plans in which the named executive officers participate.

Stock Salary. Stock salary awards comprise the vast majority of 2009 compensation for our named executive officers other than Mr. Lewis, who agreed to receive no salary or incentive compensation for 2009. The material terms of the stock salary awards granted as part of 2009 compensation are described in the Compensation Discussion and Analysis on page 32 and in the narrative text that accompanies the Grants of Plan-Based Awards table on page 41.

401(k) Restoration Plan. The named executive officers, other than Mr. Montag, participate in the Bank of America 401(k) Restoration Plan (the “401(k) Restoration Plan”). Mr. Montag does not participate in a comparable plan.

The 401(k) Restoration Plan is available to certain associates with annual salary or total cash compensation in excess of the compensation limit applicable to tax-qualified plans (for participation in 2009, this was based on the 2008 limit of $230,000). The 401(k) Restoration Plan is a nonqualified retirement savings plan that provides “make up” benefits for participants in The Bank of America 401(k) Plan or The Bank of America 401(k) Plan for Legacy Companies (the “401(k) Plans”) whose contributions are adversely affected due to limits applicable to tax-qualified plans.

Under the plan, participants may defer up to 30% of base salary after reaching the 401(k) Plans’ limits and up to 90% of commissions and most cash incentives. Participants who have completed at least 12 months of service are also eligible for a matching contribution. We match 100% of the first 5% of participant deferrals. However, no matching contributions are made on a combined basis under the 401(k) Plans and the 401(k) Restoration Plan on any compensation for the year in excess of $250,000, resulting in a maximum matching contribution on a combined basis of $12,500.

Accounts under the 401(k) Restoration Plan are adjusted for investment gains and losses based on the performance of certain hypothetical investment choices selected by the participant. These investment choices are the same investment choices available under the 401(k) Plans. Participants may change their investment elections at any time under the same rules that apply under the 401(k) Plans.

When participants make their deferral elections for a year, they also elect how those deferrals will ultimately be paid. Participants may elect a lump sum or installments of up to 10 years, and the timing may be the year following termination of employment or any other year, before or after termination of employment, as specified by the participant, but not beyond the year the participant turns age 75. As a result, planned in-service distributions are available. A separate distribution election is made for matching contributions, but payment for these amounts cannot begin before termination of employment. Changes to payment elections are permitted in limited circumstances. Participants may also request unplanned in-service distributions in limited emergency situations.

Deferred Compensation Plan. Mr. Lewis also participates in the NationsBank Corporation and Designated Subsidiaries Deferred Compensation Plan for Key Employees (the “Deferred Compensation Plan”) which was established as of November 1, 1985. Mr. Lewis deferred compensation under the Deferred Compensation Plan during the period from 1985 through 1989, but no compensation has been deferred by him under the Deferred Compensation Plan since 1989.

Under the Deferred Compensation Plan, a participant receives his prior deferrals, along with interest, following his termination of employment. The annual rate of interest depends on the participant’s age and years of service at termination and will be approximately 13% (in the case of normal retirement or “special” early retirement), 11% (in the case of “regular” early retirement) or 8% (in the case of termination prior to “regular” early retirement). For these purposes, normal retirement means termination of employment following attainment of age 62, “special” early retirement means termination of employment following attainment of age 55 with 20 years of service; and “regular” early retirement means termination of employment following attainment of age 50 with 15 years of service. In addition, the designated beneficiary of a participant who dies while in service receives a benefit equal to the participant’s “regular” early retirement benefit (or the participant’s “special” early retirement benefit or normal retirement benefit to which the participant may have been entitled at the time of death). As a result, the designated beneficiary of a participant who dies prior to eligibility for “regular” early retirement may, in effect, receive a return on the participant’s deferrals that is greater than an 11% annual rate.

Payments under the Deferred Compensation Plan are generally made over a period of 15 years following retirement or death, but they are made in a single payment following termination of employment before eligibility for “regular” early retirement. Participants may also request unplanned in-service distributions in limited emergency situations.

FleetBoston Financial Corporation Executive Deferred Compensation Plan No. 2. Mr. Moynihan also participates in the FleetBoston Financial Corporation Executive Deferred Compensation Plan No. 2 (the “Fleet Deferred Compensation Plan”), which is a nonqualified retirement savings plan intended to provide eligible associates with the ability to defer receipt of certain types of compensation. Mr. Moynihan deferred incentive awards under this plan during the period from 1994 to 1997. No deferrals have been permitted under this plan since 2002.

Deferrals made under the plan before 1998 are credited with interest at an annual rate of 12%. Under the terms of the plan, as a result of the FleetBoston acquisition, we can not amend the plan to change this rate. Deferrals made under the plan between 1998 and 2001 are credited with interest at an annual rate of 4%, and deferrals made under the plan in 2002 receive interest based on the return for 1 year T-bills.

Benefits are payable in a lump sum or annual installments of up to 15 years commencing in the year of employment termination or any later year as elected by the participant, but not beyond the year the participant turns age 65. Participants may change the time or form of payment with an election made at least 12 months before their employment ends. Participants were able to schedule an in-service payment at the time deferral elections were originally made. Participants may also request unplanned in-service distributions in limited emergency situations, and in-service withdrawals in the absence of hardship also are permitted subject to a withdrawal penalty.

FleetBoston Financial Corporation Executive Supplemental Plan. Mr. Moynihan also participates in the FleetBoston Financial Corporation Executive Supplemental Plan (the “ESP”). Similar to the 401(k) Restoration Plan, the ESP provided “make up” benefits for certain participants in The Bank of America 401(k) Plan for Legacy Companies whose contributions were adversely affected due to limits applicable to tax-qualified plans. However, no contributions have been made to the ESP since December 31, 2004.

Accounts under the ESP are adjusted for investment gains and losses based on the performance of four hypothetical investment choices selected by the participant. Participants may change their investment elections at any time under the same rules that apply under the 401(k) Plans. Benefits are payable in a lump sum or annual installments of up to 15 years commencing in the year of employment termination or any later year as elected by the participant, but not beyond the year the participant turns age 65. However, participants younger than age 55 may not elect installments. Participants may change the time or form of payment with an election made at least 12 months before their employment ends. Participants may also request unplanned in-service distributions in limited emergency situations.

1999 Restricted Stock Grant to Mr. Lewis. We granted Mr. Lewis an award of 600,000 restricted stock units on July 1, 1999 which became vested on July 1, 2004. Under the terms of this award, the units are payable commencing on or about January 31 of the year following the year Mr. Lewis terminates employment with us. The units are payable in the form of shares of our Common Stock, with one share payable for each unit. Mr. Lewis may elect at any time up to 12 months before his employment termination date to have the units paid in a single payment or annual installments over five or ten years. Until the units are paid, Mr. Lewis receives cash dividend equivalents at the same time and in the same amount as if the units were issued and outstanding shares of our Common Stock.

Potential Payments Upon Termination or Change in Control. We do not have any agreements with our executive officers that provide for cash severance payments upon termination of employment or in connection with a change in control, other than the employment agreement between Boatmen’s Bancshares, Inc. and Mr. Curl described below. In addition, under our policy regarding executive severance agreements, we will not enter into employment or severance agreements with our executive officers that provide severance benefits exceeding two times base salary and bonus, unless the agreement has been approved by our stockholders.

Our restricted stock and stock option awards include standard provisions that result in the vesting or forfeiture of awards upon termination of employment, depending on the reason for termination. The awards include provisions that may permit the continued vesting of the award per the original vesting schedule if the executive does not go to work for a named competitor during the original vesting period and annually provides us with a written certification that he or she is in compliance with this requirement. This provision applies if the associate meets the “Rule of 60” at the date of termination. Rule of 60 is met when an associate has at least 10 years of service and his or her age and years of service add up to at least 60. Currently, each of the named executive officers, other than Mr. Montag, meets the Rule of 60.

Mr. Montag entered into an offer letter with Merrill Lynch in 2008 when he was first hired that includes certain special provisions related to his equity awards. The provisions apply to his award granted in early 2009 pursuant to contractual commitments contained in his offer letter, as described the narrative text that accompanies the Grants of Plan-Based Awards table on page 41, and certain 2008 sign-on awards granted in accordance with the terms of his offer letter. Under his agreement, these awards vest in full for any involuntary termination without cause or resignation for “good reason.” No additional cash severance payments are due under his agreement. See the chart below for additional detail on the definition of “good reason” under his agreement.

The following chart shows the value of restricted stock and stock option awards that would have become vested or forfeited, or that could have continued to vest subject to the non-compete or compliance with covenants, as applicable, for a termination of employment and/or a change in control as of December 31, 2009. For this purpose, restricted stock was valued at our closing price as of December 31, 2009, and stock options were valued as the difference between our closing price as of that date and the applicable exercise price of the stock options. On this basis, as of December 31, 2009 all of the unvested stock options had a value of $0.

	Termination for Cause	Death or Disability	Upon Change in Control		Termination due to Workforce Reduction/ Divestiture	Any Other Involuntary Termination Without Cause		Voluntary Termination
Name	Forfeit ($)	Immediate Vesting ($)	Immediate Vesting ($)	No Impact, Vest per Schedule ($)	Immediate Vesting ($)	Immediate Vesting ($)	Continued Vesting, Subject to Non Compete ($)	Immediate Vesting ($)	Continued Vesting, Subject to Non Compete ($)	Forfeit ($)
Joe L. Price	1,248,564	1,248,564	1,248,564	0	1,248,564	1,128,084	120,480	0	1,248,564	0
Gregory L. Curl	1,789,143	1,789,143	1,789,143	0	1,789,143	1,789,143	0	0	1,789,143	0
Thomas K. Montag (1)	29,989,061	29,989,061	21,018,850	8,970,211	29,989,061	29,989,061	0	0	8,970,211	21,018,850
Brian T. Moynihan	1,799,971	1,799,971	1,799,971	0	1,799,971	1,799,971	0	0	1,799,971	0

(1)	Mr. Montag’s 2008 offer letter defines cause as (i) Mr. Montag’s engagement in (A) willful misconduct resulting in material harm to the company or (B) gross negligence in connection with the performance of Mr. Montag’s duties; or (ii) Mr. Montag’s conviction of, or plea of nolo contendere to, a felony or any other crime involving fraud, financial misconduct or misappropriation of company assets, or that would disqualify Mr. Montag from employment in the securities industry (other than a temporary disqualification). For Mr. Montag, “Any Other Involuntary Termination Without Cause” includes a resignation by Mr. Montag for “good reason” under his 2008 employment agreement, defined as a resignation following: (i) a meaningful and detrimental alteration in the nature of the executive’s responsibilities or authority, (ii) the executive’s reporting to an executive other than the CEO of Merrill Lynch & Co., Inc. during the three-year period beginning on August 4, 2008 or (iii) a material reduction in the executive’s total annual compensation that is not experienced generally by similarly situated employees.

In connection with Mr. Lewis’ retirement on December 31, 2009, his equity awards received the following treatment in accordance with the terms of those awards as originally granted:

•	All of his 305,142 unvested shares of restricted stock, with a total value of $4,595,439 as of December 31, 2009 will continue to vest per original schedule; and

•	All of his 733,333 unvested stock options, with a total value of $0 as of December 31, 2009, will continue to vest per original schedule.

The restricted stock and stock options will become vested as long as Mr. Lewis does not go to work for a named competitor during the original vesting period and certifies in writing at least annually that he has not gone to work for a named competitor.

As discussed in the Compensation Discussion and Analysis on page 33, Mr. Curl is retiring at the end of March 2010. Mr. Curl does have an employment agreement that was entered into with Boatmen’s Bancshares, Inc. in 1997 prior to our acquisition of Boatmen’s that provides for cash severance under certain circumstances. We were required to assume the agreement as part of that acquisition, and under the agreement’s terms it has remained in effect. However, under the terms of the agreement, the cash severance benefits will not be triggered by Mr. Curl’s retirement, and he will not otherwise be eligible for any cash severance payments in connection with his retirement. Mr. Curl will be eligible for a discretionary partial incentive award for his services during 2010. The following is a description of the material terms of the agreement:

•

The agreement provides Mr. Curl with a lump sum cash severance payment equal to one times base salary if Mr. Curl’s employment is terminated without “cause,” or if Mr. Curl terminates his employment for “good reason.”

•

For purposes of the employment agreement, “cause” is defined as conduct which is finally adjudged to be knowingly fraudulent, deliberately dishonest or willful misconduct. “Good reason” is generally defined as the occurrence of any one or more of the following: (i) a material change in the executive’s duties as an officer; (ii) a requirement that the executive be based at a location at least fifty miles further from the executive’s primary residence; (iii) a reduction in the executive’s base salary; (iv) a material reduction in the executive’s level of participation in any of the company’s short-term or long-term incentive compensation, employee benefit or retirement plans; or (v) the company’s failure to obtain a satisfactory agreement from any successor to the company to assume and agree to perform the agreement.

•

The agreement includes a non-competition covenant that runs for twelve months following his termination of employment, a non-solicitation covenant that runs for twenty-four months following his termination of employment and a non-disclosure provision.

If Mr. Curl’s employment had been terminated without cause or with good reason as of December 31, 2009, the lump sum value of Mr. Curl’s cash severance payment under the employment agreement would have been $600,000 (i.e., one year of base salary at his then current rate). As noted above, no cash severance will in fact be paid in connection with Mr. Curl’s retirement in 2010.

Following termination of employment, our executive officers receive payment of retirement benefits and nonqualified deferred compensation benefits under our various plans in which they participate. The value of those benefits as of December 31, 2009 is set forth in the sections above entitled “Pension Benefits” and “Nonqualified Deferred Compensation.” (Please note that the “Nonqualified Deferred Compensation Table” includes the value of stock salary awards.) There are no special or enhanced benefits under those plans for our executive officers, and all of our executive officers are fully vested in those benefits.

Mr. Lewis also has death benefit coverage under a split-dollar life insurance policy. No premiums have been paid under this policy since 2001. Death benefits are payable upon the death of both Mr. Lewis and his wife. At that time, we will recover the total premiums we paid for the policy, and the remaining death benefit will be payable to Mr. Lewis’s designated beneficiary. This policy continues in effect after his termination of employment. As of December 31, 2009, the amount of the death benefit payable to Mr. Lewis’s beneficiary was $10,317,728.

Any associate who is a former NationsBank associate and who was hired before January 1, 2000, is eligible for an annual supplement to help cover the cost of retiree medical benefits if he or she meets the “Rule of 75” at termination. The amount of this supplement equals $30 per year of service. An associate meets the Rule of 75 if he or she retires after age 50, with at least 15 years of vesting service under our pension plan, and with a combined age and years of service of 75 or more. As of the end of the last fiscal year, the only named executive officers eligible for these benefits are Mr. Lewis and Mr. Curl. The amount of the annual retiree medical benefit supplement for these two executives based on their years of service through December 31, 2009 is $1,200 for Mr. Lewis and $1,020 for Mr. Curl. This supplement continues at a 50% rate for the life of the surviving spouse.

Also, eligible associates hired before January 1, 2006 who meet the Rule of 75 when they terminate receive $5,000 of retiree life insurance coverage. As of the end of the last fiscal year, only Mr. Lewis and Mr. Curl would have qualified for this benefit.

We make financial planning and tax preparation services available to our executive officers during their employment with us. This benefit continues through the end of the year in which they cease employment, including preparation of that year’s tax return. However, in the case of a termination for cause, the benefit stops immediately.

COMPENSATION AND BENEFITS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Boardman, Mr. Powell, Mr. Ryan and Mr. Scully served during 2009 and currently serve on the Compensation and Benefits Committee. Mr. Colbert, Ms. Lozano and Mr. Rossotti, as well as Mr. Countryman, Ms. Mitchell, Mr. Sloan and Mrs. Spangler, directors who retired or resigned from the Board in 2009, also served on the Compensation and Benefits Committee during 2009. None of these individuals is or has been an officer or associate of the Corporation.

REVIEW OF RELATED PERSON TRANSACTIONS

The Related Person Transactions Policy in our Corporate Governance Guidelines sets forth our policies and procedures for the review, approval, or ratification of any transaction with related persons—directors, director nominees, executive officers, stockholders of 5% or more of our voting securities—or any of their immediate family members. The policy covers any transaction or series of transactions where the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, the company is a participant and a related person has or will have a direct or indirect material interest.

On a semi-annual basis, each of the company’s related persons are required to complete a questionnaire that requests information regarding the related persons, their immediate family members and their transactions or relationships with the company. Our Legal and Compliance departments conduct a review to determine if there are any transactions subject to the policy that have not previously been approved or ratified by the Corporate Governance Committee. Any such transaction is submitted for consideration by the Corporate Governance Committee. Each of the company’s related persons are also required to promptly notify the Office of the Corporate Secretary of any change to information in their previously completed questionnaires for further review by the Legal and Compliance departments and, where appropriate, by the Corporate Governance Committee.

When reviewing a request for approval or ratification of a transaction, the Corporate Governance Committee considers, among other things: the nature of the related person’s interest in the transaction; whether the transaction involves arms-length bids or market prices and terms; the materiality of the transaction to each party; the availability of the product or services through other sources; whether the company’s Code of Ethics could be implicated or the company’s reputation put at risk; whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; the acceptability of the transaction to the company’s regulators; and in the case of a non-employee director, whether the transaction would impair his or her independence or status as an “outside” or “non-employee” director.

The Board has determined that certain types of transactions do not create or involve a direct or indirect material interest on the part of the related person and therefore do not require review or approval under the policy. These include transactions involving financial services, including brokerage services, banking services, loans, insurance services and other financial services provided by the company to any related person, provided that the services are provided in the ordinary course of business, on substantially the same terms as those prevailing at the time for comparable services provided to non-affiliates, and in compliance with applicable law, including the Sarbanes-Oxley Act of 2002 and Regulation O of the Board of Governors of the Federal Reserve Board.

CERTAIN TRANSACTIONS

A number of our directors and executive officers, their immediate family members, and certain business organizations associated with them have been customers of our banking subsidiaries. All extensions of credit to these persons have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with persons not related to the Corporation and did not involve more than the normal risk of collectability or present other unfavorable features, except for the loan described below.

In August 2003, one of our banking subsidiaries extended a first mortgage loan in the amount of $647,294 to Mr. and Mrs. Jose and Kathleen Lozano, a brother and sister-in-law of Ms. Lozano, one of our directors. Ms. Lozano was not a Board member at the time (she joined the Board in 2006). The mortgage was past due as of December 31, 2009. The mortgage was extended in the ordinary course of business on substantially the same terms as those prevailing at the time in comparable transactions with persons not related to the Corporation. After a recent payment to bring the loan current through February 2010, the aggregate amount of principal outstanding under the mortgage as of February 5, 2010 was $574,742. The largest aggregate amount of principal outstanding during 2009 was $591,340 and principal payments of $8,455 were made during 2009. The interest rate on the loan is 3.875%, and interest payments totaling $24,238 were made during 2009.

Two of our directors, Messrs. Colbert and Rossotti, and a former director who resigned in 2009, Mr. Prueher, received payments from the Corporation during 2009 in the amounts of $188,141.07, $341,038.27 and $329,183.25, respectively, as a result of their participation in the Merrill Lynch & Co., Inc. Deferred Stock Unit Plan for Non-Employee Directors and their separation from service as directors of Merrill Lynch on January 1, 2009 in connection with the closing of the acquisition of Merrill Lynch by the Corporation.

AUDIT COMMITTEE REPORT

The Audit Committee currently consists of four members of the Board, each of whom is independent of the Corporation and its management, as defined by the NYSE listing standards. The Board has adopted, and annually reviews, an Audit Committee Charter. The Charter specifies the scope of the Audit Committee’s responsibilities and how it carries out those responsibilities.

The Audit Committee has reviewed and discussed the Corporation’s December 31, 2009 audited financial statements, along with management’s assessment of the effectiveness of our internal control over financial reporting and the registered independent public accounting firm’s evaluation of our internal control over financial reporting, with management and with PricewaterhouseCoopers LLP, the Corporation’s registered independent public accounting firm (“PwC”). The Audit Committee also has discussed with PwC the matters that registered independent public accounting firms must communicate to audit committees under Public Company Accounting Oversight Board (“PCAOB”) rules.

The Audit Committee also has received from PwC the written disclosures and the letter required by the PCAOB’s Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with PwC their independence from the Corporation. The Audit Committee also has considered whether the provision of non-audit services to the Corporation is compatible with PwC’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the December 31, 2009 audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009.

Submitted by the Audit Committee of the Board:

Charles O. Rossotti, Chair

D. Paul Jones

Donald E. Powell

Robert W. Scully

ITEM 2: RATIFICATION OF THE REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM FOR 2010

The Audit Committee has selected PwC as the registered independent public accounting firm to audit the books of the Corporation and its subsidiaries for the year ending December 31, 2010, to report on the consolidated balance sheet and related consolidated statement of income and to perform such other appropriate accounting services as may be required. If the stockholders do not ratify the selection of PwC, the Audit Committee will consider a change in auditors for the next year.

PwC has advised the Audit Committee that they are independent accountants with respect to the Corporation, within the meaning of standards established by the American Institute of Certified Public Accountants, the PCAOB, the Independence Standards Board and federal securities laws administered by the SEC. Representatives of PwC are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire, and they are expected to be available to respond to appropriate questions.

Fees to Registered Independent Public Accounting Firm for 2009 and 2008

The following is a summary of the fees billed to us by PwC for professional services rendered for 2009 and 2008:

	2009	2008
	(in millions)
Audit Fees	$94.8	$55.8
Audit-Related Fees	$11.1	$6.5
Tax Fees	$20.8	$20.9
All Other Fees	$1.3	$0.2
Total Fees	$128.0	$83.4

During 2009, PwC’s fees for services rendered equaled $128.0 million, and PwC’s fees for services for 2008 were $83.4 million. The fee increase was largely due to the full year impact of Countrywide and the acquisition of Merrill Lynch. These amounts are divided into the following four categories:

Audit Fees. Audit fees consist of fees billed by PwC related to the audit of our consolidated financial statements, the audit of domestic and international statutory and subsidiary financial statements, the issuance of comfort letters and SEC consents and certain agreed upon procedures and other attestation reports.

Audit-Related Fees. Audit-related fees consist of fees billed by PwC for other audit and attest services, financial accounting, reporting and compliance matters and risk and control reviews.

Tax Fees. Tax fees consist of fees billed by PwC for tax compliance, advisory and planning services.

All Other Fees. All other fees principally consist of financial advisory services and human resource advisory work.

Pre-approval Policies and Procedures

Under the Audit Committee’s preapproval policies and procedures, the Audit Committee is required to pre-approve the audit and non-audit services performed by the Corporation’s registered independent public accounting firm. On an annual basis, the Audit Committee pre-approves a list of services that may be provided by the registered independent public accounting firm without obtaining specific pre-approval from the Audit Committee. The list of pre-approved services is divided into four categories: audit services, audit-related services, tax services and all other services. In addition, the Audit Committee sets pre-approved fee levels for each of these listed services. Any type of service that is not included on the list of pre-approved services must be specifically approved by the Audit Committee or its designee. Any proposed service that is included on the list of pre-approved services but will cause the pre-approved fee level to be exceeded will also require specific pre-approval by the Audit Committee or its designee.

The Audit Committee has delegated pre-approval authority to the Audit Committee Chairman, and any pre-approved actions by the Audit Committee Chairman as designee are reported to the Audit Committee for approval at its next scheduled meeting.

All of the fees paid to PwC in 2009 were pre-approved by the Audit Committee.

The Board recommends a vote “FOR” ratification of the registered independent public accounting firm for 2010 (Item 2 on the proxy card).

ITEM 3: AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK FROM 11.3 BILLION TO 12.8 BILLION

Our Board has declared advisable and adopted, subject to stockholder adoption, an amendment (the “Amendment”) to our amended and restated certificate of incorporation (“certificate of incorporation”) to provide for an increase in the number of shares of Common Stock authorized for issuance from 11.3 billion to 12.8 billion.

If the stockholders adopt the Amendment, the Amendment will become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware, which filing will take place as soon as possible following the Annual Meeting.

On February 23, 2010, our stockholders adopted an amendment to our certificate of incorporation to increase the number of authorized shares of Common Stock from 10 billion to 11.3 billion (the “February Amendment”). The February Amendment was adopted to facilitate the conversion of our Common Equivalent Junior Preferred Stock, Series S (the “Common Equivalent Stock”) into Common Stock. The Common Equivalent Stock was issued in December 2009 in connection with our repurchase of the $45 billion of preferred stock previously issued to the Treasury Department under the TARP, pursuant to approval from the Treasury Department and the Board of Governors of the Federal Reserve System (the “TARP Repayment Approval”). Of the additional 1.3 billion shares of Common Stock authorized by the February Amendment, approximately 1.286 billion shares were issued upon the automatic conversion of the Common Equivalent Stock immediately following such stockholder adoption. Therefore, of the 11.3 billion authorized shares of Common Stock currently authorized for issuance under our certificate of incorporation, as of February 25, 2010, we had 10,032,162,534 shares of Common Stock issued and outstanding, and 1,077,260,886 shares of Common Stock reserved for issuance for various purposes. Accordingly, as of such date, only 190,576,580 shares of Common Stock were available for issuance for other corporate purposes. We believe this amount of unreserved shares of Common Stock is inadequate to provide the Corporation with the flexibility necessary to respond to future needs and opportunities.

The Board believes that the availability of additional authorized but unissued shares of Common Stock will enable us to promptly and appropriately respond to future business opportunities that may require the issuance of Common Stock, without the delay and expense associated with convening a special stockholders’ meeting. These opportunities may include, but are not limited to, capital raising transactions (including any sales of Common Stock necessary to satisfy the Corporation’s agreement, in connection with the TARP Repayment Approval, to issue common equity in the event that it does not increase its equity by $3 billion through approved assets sales contracted for by June 30, 2010, as well as transactions, if any, in connection with any future changes in regulatory capital requirements); stock dividends; stock splits; equity compensation plans (including the amendment to the Key Associate Stock Plan described in Item 5 of this proxy statement); and other general corporate purposes.

If stockholder adoption of the Amendment is received, the number of authorized but unissued shares of Common Stock not reserved for a particular purpose will be 1,690,576,580. Of this amount, if the stockholders approve the amendment of the Key Associate Stock Plan as set forth in Item 5 of this proxy statement, an additional 500 million shares of the authorized but unissued shares of Common Stock will be reserved for issuance under the Key Associate Stock Plan. Our management currently has no definitive plans for the issuance of the remaining additional authorized shares. However, our Board is seeking approval for the Amendment at this time because opportunities requiring prompt action may arise in the future, and the Board believes the delay and expense in seeking stockholder approval for additional authorized shares of Common Stock at any such time could deprive us and our stockholders of the ability to effectively benefit from potential opportunities. The availability of such additional shares will enable us to act promptly when the Board determines that the issuance of additional shares of Common Stock is advisable.

Since January 1, 2007, the Corporation has issued approximately 5.57 billion shares of Common Stock. Of this amount, approximately 2.99 billion shares were issued in connection with capital raising transactions (including approximately 1.29 billion shares issued in connection with the automatic conversion of all outstanding shares of our Common Equivalent Stock into shares of Common Stock effective February 24, 2010), approximately 1.0 billion shares were issued in connection with the exchange of outstanding shares of preferred stock for shares of

Common Stock, approximately 1.48 billion shares were issued in connection with the acquisitions of Merrill Lynch and Countrywide, and approximately 174 million shares were issued in connection with employee stock awards. In addition, during that period we repurchased approximately 74 million shares of Common Stock.

If our stockholders adopt the Amendment, our Board may cause the issuance of additional shares of Common Stock without further vote of our stockholders, except as may be required in particular cases by our organizational documents, applicable laws or regulations, or the rules of the NYSE. The additional shares of Common Stock authorized in the Amendment will not be entitled to preemptive rights nor will existing stockholders have any preemptive rights to acquire any of those shares when issued. In addition, if our Board causes us to issue additional shares of Common Stock or securities convertible into or exercisable for Common Stock, such issuance could have a dilutive effect on the equity, earnings and voting interests of existing stockholders. The increase in the number of authorized shares of Common Stock also could discourage or hinder efforts by other parties to obtain control of the Corporation, thereby having an anti-takeover effect, although this is not the intent of our Board in proposing the Amendment. The Amendment is not being proposed in response to any known threat to acquire control of the Corporation.

If stockholders do not approve the Amendment, we will have a relatively small number of authorized but unissued shares that are not already reserved for issuance for other purposes, and our flexibility to pursue potential future transactions involving our Common Stock will be limited.

For the reasons above, the Board recommends a vote “FOR” the proposal to amend our amended and restated certificate of incorporation to increase the number of authorized shares of Common Stock from 11.3 billion to 12.8 billion (Item 3 of the proxy card).

ITEM 4: AN ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION

The Board is committed to corporate governance best practices and recognizes the significant interest of stockholders in executive compensation matters. As part of that commitment, the Board has agreed to provide stockholders an advisory vote on executive compensation. Although the vote is advisory and is not binding on the Board, the Compensation and Benefits Committee of the Board will take into account the outcome of the vote when considering future executive compensation decisions.

As discussed in the Compensation Discussion and Analysis beginning on page 28 of this proxy statement, the Board believes that our current executive compensation program directly links executive compensation to our performance and aligns the interests of our executive officers with those of our stockholders. For example:

•

Although the Corporation was profitable for both 2008 and 2009* and repaid the U.S. taxpayers’ entire investment in the Corporation as part of TARP, the Compensation and Benefits Committee did not award our named executive officers with respect to either of those years any year-end cash or equity incentive compensation. See the Compensation Discussion and Analysis for additional information about the compensation decisions for our named executive officers for 2009.

•

We do not have any agreements with our executive officers that provide for cash severance payments upon termination of employment or in connection with a change in control, other than one limited exception with respect to an agreement that we inherited from a predecessor company as a result of an acquisition.

•	We have a policy that prohibits future employment or severance agreements with executive officers that provide benefits exceeding two times base salary and bonus unless approved by our stockholders.

•

We encourage long-term stock ownership by our executive officers with award features such as no vesting on restricted stock and stock option awards until the third anniversary of the grant and an additional three year hold requirement on net proceeds after stock option exercises.

*	Although we reported net income for 2009, after accounting for preferred dividends and the effect of exiting TARP we reported a net loss applicable to common shareholders.

•

We have stringent stock ownership requirements under which our Chief Executive Officer must hold at least 500,000 shares of our common stock and our other executive officers must hold at least 150,000 shares for the length of their tenure at the Corporation.

•	Our executive officers do not earn any additional retirement income under any supplemental executive retirement plan.

•

Beginning with performance year 2009, equity awards to executive officers and other key risk-takers are subject to a “performance-based clawback” to encourage sustainable profitability over the vesting period. Under this clawback, awards may be canceled in whole or in part if losses occur during the vesting period.

•

Also beginning with performance year 2009, equity awards are subject to a detrimental conduct clawback to encourage compliance with policies and appropriate behaviors. If an executive officer engages in detrimental conduct, unvested awards are subject to cancellation and previously vested awards may be recouped.

•

Since October 2007, we have had a recoupment policy under which the Board can require reimbursement of any incentive compensation paid to an executive officer whose fraud or intentional misconduct caused the company to restate its financial statements.

For these reasons, the Board recommends that stockholders vote in favor of the following resolution:

“Resolved, that the stockholders approve the compensation of executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC (which disclosure shall include the Compensation Discussion and Analysis, the compensation tables, and any related material).”

The above referenced disclosures appear at pages 28 to 54 of this proxy statement.

For the reasons above, the Board believes the compensation of our executive officers is appropriate and recommends a vote “FOR” approval of this resolution (Item 4 on the proxy card).

ITEM 5: AMENDMENT OF THE 2003 KEY ASSOCIATE STOCK PLAN

Bank of America currently maintains the Bank of America Corporation 2003 Key Associate Stock Plan, as amended and restated effective April 1, 2004, and as subsequently amended effective April 26, 2006 and December 5, 2008, which Bank of America refers to as the Stock Plan. Under this plan, Bank of America has reserved a number of shares of its common stock for issuance to key associates in the form of stock options, stock appreciation rights (SARs), restricted stock shares and restricted stock units. The Stock Plan’s term is currently scheduled to expire on December 31, 2013.

The Stock Plan serves a critical role in our pay-for-performance compensation program. Equity awards are the simplest, most direct way to align associate interests with those of stockholders. Because the shares available for equity awards are limited, in order to balance compensation principles with stockholder interests in limiting dilution, we generally limit equity awards to more senior positions (as opposed to broad-based awards). As a general rule, the more senior or highly compensated the position, the larger the portion of the total incentive opportunity that is provided in equity. For example, for certain senior positions the equity incentive component has comprised up to 50% of total compensation, and more than 50% for executive officers.

A core objective of our equity awards under the Stock Plan is to focus key associates on sustainable results and to adjust pay delivered to reflect results ultimately achieved. In recent years we have emphasized grants of restricted stock and restricted stock units and moved away from granting stock options in order to strengthen pay alignment with sustained performance. Restricted stock and restricted stock units provide an effective mechanism to adjust pay delivered to reflect post-grant performance, both upwards and downwards. In addition, restricted stock and restricted stock units provide meaningful value consideration to strengthen performance linkage and governance objectives of the clawback provisions discussed below.

We continue to look for ways to improve our compensation programs to ensure they provide market-competitive rewards realized over time that appropriately reflect the time horizon of the risks taken and encourage proper conduct. Beginning with performance year 2009, all equity awards include a “detrimental conduct clawback” under which awards may be canceled if the associate engages in certain detrimental conduct, including violation of policies, gross negligence in performance of duties, unethical conduct and certain other types of serious misconduct in the performance of duties. Equity awards beginning with performance year 2009 for key risk-takers also include a “performance-based clawback” that subjects awards to potential cancellation if we do not remain profitable over the vesting period. We believe these award features make us an industry leader in responsible equity design and are consistent with emerging best practices from organizations like the U.S. Federal Reserve, the U.K. Financial Services Authority and the G20 Financial Stability Forum.

In order to provide a sufficient pool of equity for Bank of America to operate this compensation program, Bank of America intends to adopt, subject to stockholder approval, an amendment to the current Stock Plan to add 500 million shares of Bank of America common stock to the pool of shares available for awards. Bank of America refers to the Stock Plan as modified by this amendment as the Amended Stock Plan. The Amended Stock Plan is substantially identical in design to the current Stock Plan, other than the proposed increase to the share pool. The Amended Stock Plan extends the Stock Plan’s term by two years, from December 31, 2013 to December 31, 2015.

Plan Features and Grant Practices That Protect Stockholder Interests

The Amended Stock Plan and Bank of America’s grant practices include a number of features intended to protect the interests of stockholders:

•

The Compensation and Benefits Committee regularly reviews the dilutive impact of Bank of America’s stock program, including by monitoring its “overhang” relative to its primary competitor group of leading U.S. financial services companies. “Overhang” measures shares covering outstanding awards and shares available for future grants as a percentage of the common shares outstanding, as more fully defined on page 66. As of 2009, based on the most current available data, Bank of America’s overhang was significantly lower than the median for its primary competitor group. With the shares requested, our overhang will be less than 10%. This represents a meaningful reduction in overhang from the current Stock Plan’s 11.75% level when the plan was last approved by stockholders in 2008.

•

The Compensation and Benefits Committee controls the dilutive effect of equity issued under the plan by controlling the number of shares issued on an annual basis (run-rate). Over the past three calendar years (2007-2009), the annual share usage has averaged less than 1.2% of common shares outstanding.

•

Beginning with performance year 2009, equity awards will be subject to up to three separate and distinct “clawback” requirements that can result in the awards potentially being canceled or prior payments recouped. These clawback requirements work together to ensure that rewards realized over time appropriately reflect the time horizon of the risks taken and encourage proper conduct. The three clawback requirements, which are further discussed in the Compensation Discussion and Analysis on page 31, include a detrimental conduct clawback (applicable to all awards), a performance-based clawback (applicable to executive officer and other key risk-taker awards) and the Incentive Compensation Recoupment Policy (applicable to executive officers).

•

The Amended Stock Plan includes a limit on the number of shares that can be granted as “full value” awards of restricted stock shares or units. Under the Amended Stock Plan, any additional grants of full value awards beyond this limit would be counted at a 2.5:1 premium factor against the remaining available share pool.

•

The Amended Stock Plan includes a minimum three-year pro rata vesting schedule for awards. In practice, grants of stock options and restricted stock shares and units to executive officers and other members of senior management have incorporated a three-year cliff-vesting schedule. Grants of stock options to executive officers and other members of senior management also include a requirement to hold “net profit shares” for up to three years after exercise.

•

For awards made to senior management for performance in 2007 and later years, dividends/dividend equivalents on restricted stock shares/units are accrued with interest from the grant date and paid only if and when the underlying award becomes vested.

•	The Amended Stock Plan incorporates specific limitations on the ability of the Compensation and Benefits Committee to accelerate vesting or waive restrictions on awards.

•

The Amended Stock Plan does not provide for automatic vesting of awards upon a change in control (sometimes referred to as “single trigger” vesting). Instead, the Amended Stock Plan permits the Compensation and Benefits Committee to provide for vesting only if the participant’s employment is terminated in connection with a change in control (i.e., “double trigger” vesting).

•

The Amended Stock Plan does not include provisions frequently labeled as “liberal share counting” provisions by institutional investors (e.g., the ability to re-use shares tendered or surrendered to pay the exercise cost or tax obligation of grants or the “net counting” of shares for stock option or SAR exercises). The only add backs are for awards that are canceled or forfeited or for awards settled in cash.

•	The Amended Stock Plan prohibits the use of discounted stock options or SARs, the use of dividend equivalents on stock options or SARs, or the use of reload options.

•

The Amended Stock Plan does not provide for option or equity transferability to third parties “for consideration.” The transfer of awards, if at all, is limited to immediate family members without consideration and by the laws of descent and distribution.

•	The Amended Stock Plan broadly prohibits the re-pricing of stock options or SARs without stockholder approval, including the repurchase of underwater options or SARs for cash.

•	The current Stock Plan was last approved by stockholders in 2008 with a more than 81% approval rating.

The following is a summary of the material terms of the Amended Stock Plan, with significant differences from the current Stock Plan identified where applicable. It is qualified in its entirety by reference to the terms of the Amended Stock Plan. A copy of the Amended Stock Plan is attached to this proxy statement as Appendix B. The Amended Stock Plan will become effective only if it is approved by Bank of America’s stockholders.

Number of Shares

Under the Stock Plan as currently in effect, there are reserved for issuance an aggregate of 200 million shares of Bank of America common stock, plus (a) any remaining shares that were available for awards as of December 31, 2002 under the Bank of America Corporation Key Employee Stock Plan (the predecessor to the Stock Plan) (33.7 million shares), plus (b) any shares covered by awards granted under the Bank of America Corporation Key Employee Stock Plan before January 1, 2003 that again become available because of cancellation or forfeiture of an award, plus (c) 102 million shares approved by the stockholders effective as of April 1, 2004 (upon completion of the FleetBoston acquisition), plus (d) 180 million shares approved by the stockholders effective as of April 26, 2006 (related to the MBNA acquisition), plus (e) 105 million shares approved by the stockholders effective as of January 1, 2009 (upon completion of the Merrill Lynch acquisition). As of February 28, 2010, there were 39.7 million shares of Bank of America common stock available for future awards under the current Stock Plan. Of this total, no more than approximately 4.1 million shares may be issued as restricted stock shares or restricted stock units (on a one-for-one share basis).

Under the Amended Stock Plan, there would be added an additional 500 million shares of Bank of America common stock available for awards, all of which could be awarded as restricted stock shares or restricted stock units on a one-for-one share basis. As under the current Stock Plan, any full value award issued in excess of this limit would count as 2.5 shares against the pool of available shares.

The share counting and add-back provisions under the Amended Stock Plan are unchanged. As under the current Stock Plan, shares covered by awards under the Amended Stock Plan will again be available for awards if and to the extent (a) the award is canceled or forfeited or (b) the award is settled in cash. Shares used to cover the exercise price of stock options or to cover any tax withholding obligations in connection with awards will not again be available for awards under the Amended Stock Plan. In addition, the total number of shares covering stock-settled SARs or net-settled options will be counted against the pool of available shares, not just the net shares issued upon exercise. In addition, if awards currently outstanding under the Merrill Lynch & Co., Inc. Long Term Incentive Compensation Plan for Executive Officers or the Merrill Lynch Financial Advisor Capital Accumulation Award Plan are canceled, forfeited or settled in cash, the shares related to such awards will thereafter be available for awards under the Amended Stock Plan. Any such prior Merrill Lynch awards that are currently outstanding as restricted stock shares or units could be awarded as restricted stock shares or units under the Amended Stock Plan on a one-for-one share basis. Any such prior Merrill Lynch awards that are currently outstanding as stock op -

tions or SARs would be added to the pool of shares available as stock options or SARs on a one-for-one basis or count as 2.5 shares if issued as restricted stock shares or units.

Shares issued under the Amended Stock Plan, as under the current Stock Plan, may be original issue shares, treasury stock, shares purchased in the open market or otherwise, all as determined by the company.

Administration

As under the current Stock Plan, the Amended Stock Plan is designed to be administered by the Compensation and Benefits Committee. To the extent permitted by law, the Compensation and Benefits Committee may designate an individual or committee (which need not consist of directors) to act as the appropriate committee under the Amended Stock Plan for awards to key associates who are not “officers” under Section 16 of the Securities Exchange Act of 1934 or “covered employees” under Section 162(m) of the Code. Under the Amended Stock Plan, the Compensation and Benefits Committee has authority with respect to the following:

•	the selection of the key associates to receive awards from time to time;

•	the granting of awards in amounts as it determines;

•	the imposition of limitations, restrictions and conditions upon awards as it deems appropriate;

•

the establishment of performance targets and allocation formulas for awards of restricted stock shares or restricted stock units intended to be “qualified performance-based compensation” under Code Section 162(m);

•	the certification of the attainment of performance goals, if applicable, as required by Code Section 162(m);

•	the interpretation of the Amended Stock Plan and the adoption, amendment and rescission of administrative guidelines and other rules and regulations relating to the Amended Stock Plan;

•	the correction of any defect or omission or reconciliation of any inconsistency in the Amended Stock Plan or any award granted under the Amended Stock Plan; and

•	the making of all other determinations and taking of all other actions necessary or advisable for the implementation and administration of the Amended Stock Plan.

The Compensation and Benefits Committee also has limited authority to accelerate the vesting and/or waive any restrictions on any outstanding awards. Such authority to accelerate vesting or waive restrictions may not be applied to: (i) any current or former executive officer of Bank of America; or (ii) more than an aggregate of 20 million shares, which represents 4% of the additional shares requested. (The current Stock Plan authorizes accelerated vesting on up to 9 million shares, which was 5% of the shares requested in 2006 when this provision was first added.) No awards may be made under the Amended Stock Plan after December 31, 2015.

Eligibility

Only “key associates” of Bank of America and its subsidiaries may participate in the Amended Stock Plan. Key associates are those associates of Bank of America and its subsidiaries who occupy managerial or other important positions and who have made, or are expected to make, important contributions to the business of Bank of America, as determined by the Compensation and Benefits Committee, including persons employed outside the United States. Approximately 45,000 associates are expected to be eligible to participate. As mentioned above, the Compensation and Benefits Committee in its discretion selects which key associates would in fact receive any awards from time to time.

Types of Awards

The Amended Stock Plan, like the current Stock Plan, permits awards of stock options, SARs, restricted stock shares and restricted stock units, all of which are described in more detail below.

Awards of Stock Options and SARs. The Amended Stock Plan provides for the grant of options to purchase shares of Bank of America common stock at option prices which are not less than the fair market value of a share of Bank of America common stock at the close of business on the date of grant. (The fair market value of a share of Bank of America common stock as of February 26, 2010, was $16.66.) The Amended Stock Plan also provides for the grant of SARs to key associates. SARs entitle the holder upon exercise to receive either cash or shares of Bank of America common stock or a combination of the two, as the Compensation and Benefits Committee in its discretion may determine, with a value equal to the difference between: (i) the fair market value on the exercise date of the shares with respect to which a SAR is exercised; and (ii) the fair market value of the shares on the date of grant.

Awards of options under the Amended Stock Plan, which may be either incentive stock options (which qualify for special tax treatment) or nonqualified stock options, are determined by the Compensation and Benefits Committee. No more than an aggregate of 40 million shares may be awarded as incentive stock options under the Amended Stock Plan. The terms and conditions of each option and SAR are to be determined by the Compensation and Benefits Committee (or its designees) at the time of grant.

Options and SARs granted under the Amended Stock Plan will expire not more than 10 years from the date of grant, and the award agreements entered into with each participant will specify the extent to which options and SARs may be exercised during their respective terms, including in the event of the participant’s death, disability or termination of employment.

It has been Bank of America’s practice over the last several years to require participants in senior management who receive stock options to hold any gains realized upon exercise of their stock options (net of taxes and transaction costs) in the form of shares of Bank of America common stock for a period of one or three years following exercise (depending on the participant’s level within senior management), or until termination of employment, if earlier. Stock options have not been granted for performance year 2008 or 2009 awards.

The Amended Stock Plan includes two additional limitations on stock option and SAR grants:

•	The Amended Stock Plan expressly prohibits dividend equivalents with respect to stock options and SARs.

•

The Amended Stock Plan permits nonqualified stock options and SARs to be transferable if and to the extent permitted under the applicable award agreement, but prohibits any such transfer to be made for consideration.

Awards of Restricted Stock Shares and Restricted Stock Units. Under the Amended Stock Plan, the Compensation and Benefits Committee may award key associates restricted shares of Bank of America common stock or restricted stock units which represent the right to receive shares of Bank of America common stock (or cash equal to the fair market value of those shares). The award agreement with the participant will contain the terms of the award, including any applicable conditions, which may include the continued service of the participant with Bank of America, the attainment of specified performance goals or any other conditions deemed appropriate by the Compensation and Benefits Committee.

Bank of America’s practice has been to link the award of restricted stock shares and units to an annual review of key associate performance. The annual performance review follows a principled, structured framework for analysis. This analysis focuses on financial performance measures that the Compensation and Benefits Committee believes collectively best indicate successful management of our business. The analysis takes into account both performance against internal business goals and relative performance against our competitors over one-year and multi-year periods. See the Compensation Discussion and Analysis on page 30 for additional information on our pay-for-performance program.

Restricted stock shares will be held in the custody of Bank of America until the applicable restrictions, if any, have been satisfied. The participant cannot sell, transfer, pledge, assign or otherwise alienate or hypothecate restricted stock shares until the applicable restrictions are satisfied. Once the restrictions are satisfied, the shares will be delivered to the participant’s account, free of restrictions. During the period of restriction, the participant may exercise full voting rights with respect to the restricted stock shares. The participant will also be credited with dividends with respect to the shares. Dividends may be payable currently or subject to additional restrictions as determined by the Compensation and Benefits Committee and reflected in the award agreement. For awards made to senior management for performance in 2007 and later years, dividends are accrued with interest from the grant date and paid only if and when the underlying award becomes vested.

The award agreement for any restricted stock units will specify whether units that become earned and payable will be settled in shares of Bank of America common stock (with one share of Bank of America common stock to be delivered for each earned and payable restricted stock unit), in cash (equal to the aggregate fair market value of the restricted stock units that are earned and payable), or in a combination of shares and cash. Shares of Bank of America common stock used to pay earned restricted stock units may have additional restrictions, as determined by the Compensation and Benefits Committee. Unpaid restricted stock units may have dividend equivalent rights, as determined by the Compensation and Benefits Committee and evidenced in the award agreement. As with restricted stock shares, awards of restricted stock units made to senior management for performance in 2007 and later years include dividend equivalents that accrue with interest from the grant date and are paid only if and when the underlying award becomes vested. Unpaid restricted stock units have no voting rights.

The Amended Stock Plan, like the current Stock Plan, places limits on the use of restricted stock shares and restricted stock units:

•

From and after February 28, 2010, no more than 504.1 million shares of Bank of America common stock may be awarded under the Amended Stock Plan as restricted stock shares or restricted stock units. This 504.1 million shares is comprised of the approximately 4.1 million shares that were available for awards of restricted stock shares or units as of February 28, 2010 under the current Stock Plan plus the 500 million additional shares to be added to the plan if the Amended Stock Plan is approved by the stockholders. This limit is subject to adjustment for prior awards of restricted stock shares or restricted stock units that are canceled, forfeited or settled in cash, as described under “Number of Shares” above.

•

In addition, if this restricted stock pool is exhausted, the Amended Stock Plan permits the use of any remaining shares otherwise available for awards of stock options or SARs to be used for awards of restricted stock shares or restricted stock units. However, each such additional award of restricted stock shares or restricted stock units will count as 2.5 shares against the remaining available pool for stock options or SARs. This provision is unchanged from the current Stock Plan.

Minimum Vesting Conditions

For stock-settled awards intended to vest solely on the basis of the passage of time, the awards will not vest more quickly than ratably over a three-year period beginning on the first anniversary of the award. Awards may vest more quickly in the event of (a) death, disability or retirement, (b) job loss due to workforce reduction, job elimination or divestiture or (c) under the “change in control” provisions of the Amended Stock Plan. The following awards will not be subject to a minimum time-based vesting requirement: (i) awards that become vested upon the achievement of performance goals over a period of at least one year, (ii) awards of restricted stock shares or units made in lieu of annual incentive compensation (because these awards are already based on an annual review of performance) and (iii) awards necessary in the recruitment of new key associates or for the retention of key associates in connection with a business combination.

Stock Plan Benefits Table

Because awards under the Amended Stock Plan are discretionary, awards are generally not determinable at this time. The following table presents information on Bank of America’s equity compensation plans at December 31, 2009:

Plan Category (1) (2)	Number of Shares to be Issued Under Outstanding Options and Rights (3)	Weighted Average Exercise Price of Outstanding Options (4)	Number of Shares Remaining for Future Issuance Under Equity Compensation Plans
Plans approved by the Corporation’s shareholders	286,824,064	$40.53	283,604,110	(5)
Plans not approved by the Corporation’s shareholders (6)	126,222,932	$66.99	49,092,032	(7)

Total	413,046,996	$48.11	332,696,142

(1)	This table does not include outstanding options to purchase 14,078,269 shares of the Corporation’s common stock that were assumed by the Corporation in connection with prior acquisitions, under whose plans the options were originally granted. The weighted average option price of these assumed options was $73.55 at December 31, 2009. Also, at December 31, 2009 there were 324,681 vested deferred restricted stock units associated with these plans. No additional awards were granted under these plans following the respective dates of acquisition.

(2)	This table does not include outstanding options to purchase 13,726,608 shares of the Corporation’s common stock that were assumed by the Corporation in connection with the Merrill Lynch acquisition, which were originally issued under certain Merrill Lynch plans. The weighted average option price of these assumed options was $57.50 at December 31, 2009. Also, at December 31, 2009 there were 27,242,816 outstanding restricted stock units and 1,980,847 vested deferred restricted stock units and stock option gain deferrals associated with such plans. These Merrill Lynch plans were frozen at the time of the acquisition and no additional awards may be granted under these plans. However, as previously approved by the Corporation’s shareholders, if any of the outstanding awards under these frozen plans subsequently are cancelled, forfeited or settled in cash, the shares relating to such awards thereafter will be available for future awards issued under the Key Associate Stock Plan.

(3)	Includes 89,089,935 outstanding restricted stock units and 834,728 vested deferred restricted stock units under plans approved by the Corporation’s shareholders and 47,204,462 outstanding restricted stock units under plans not approved by the Corporation’s shareholders.

(4)	Does not reflect restricted stock units included in the first column, which do not have an exercise price.

(5)	Includes 282,870,925 shares of common stock available for future issuance under the Key Associate Stock Plan (including 9,479,676 shares originally subject to awards outstanding under frozen Merrill Lynch plans at the time of the acquisition which subsequently have been cancelled, forfeited or settled in cash and become available for issuance under the Key Associate Stock Plan, as described in note (2) above) and 733,185 shares of common stock which are available for future issuance under the Corporation’s Directors’ Stock Plan.

(6)	In connection with the Merrill Lynch acquisition, the Corporation assumed and has continued to issue awards in accordance with applicable NYSE listing standards under the following plans, which were not approved by the Corporation’s shareholders: the Merrill Lynch Employee Stock Compensation Plan (the “ESCP”) and the Merrill Lynch Employee Stock Purchase Plan (the “ESPP”), both of which were approved by Merrill Lynch’s shareholders prior to the acquisition. The material features of these plans are described below.

(7)	This amount includes 36,661,929 shares of common stock available for future issuance under the ESCP and 12,430,103 shares of common stock available for future issuance under the ESPP.

The Corporation has certain stock-based compensation plans that were not approved by its stockholders. These plans are the ESCP and the ESPP. Descriptions of the material features of these plans follow.

Merrill Lynch Employee Stock Compensation Plan. The ESCP covers associates who were salaried key employees of Merrill Lynch or its subsidiaries immediately prior to the effective date of the Merrill Lynch acquisition, other than executive officers. Under the ESCP, the Corporation may award restricted shares, restricted units, incentive stock options, nonqualified stock options and stock appreciation rights. Awards of restricted shares and restricted units are subject to a vesting schedule specified in the grant documentation. Restricted shares and restricted units under the ESCP may generally be cancelled prior to the vesting date in the event of (i) violation of covenants specified in the grant documentation (including, but not limited to, non-competition, non-solicitation, nondisparagement and confidentiality covenants) or (ii) termination of employment prior to the end of the vesting period (except in certain limited circumstances, such as death, disability and retirement). Options have an exercise price equal to the fair market value of the stock on the date of grant. Options granted under the ESCP expire not more than 10 years from the date of grant, and the applicable grant documentation specifies the extent to which options may be exercised during their respective terms, including in the event of an associate’s death, disability or termination of employment. Shares that are cancelled, forfeited or settled in cash from an additional frozen Merrill Lynch plan also will become available for grant under the ESCP.

Merrill Lynch Employee Stock Purchase Plan. The purpose of the ESPP is to give employees of Merrill Lynch and its eligible subsidiaries an opportunity to purchase the Corporation’s common stock through payroll deductions (an employee can elect either payroll deductions of 1% to 10% of current compensation or an annual dollar amount equal to a maximum of 10% of current eligible compensation). Shares are purchased quarterly at 95% of the fair market value (average of the highest and lowest share prices) on the date of the purchase and the maximum annual contribution is $23,750. An associate is eligible to participate if he or she was employed by Merrill Lynch or any participating subsidiary for at least one full year by the start of the new plan year.

The following information provides an update to the Bank of America information as of February 28, 2010:

•	There were approximately 276.0 million stock options outstanding with a weighted average exercise price of $50.47 per share and a weighted average remaining term of 4.19 years.

•

There were approximately 186.1 million unvested shares of restricted stock and share-settled restricted stock units outstanding, including vested deferred restricted stock units and shares of restricted stock and share-settled restricted stock units previously granted as part of annual incentive awards under Bank of America’s Equity Incentive Plan, Executive Incentive Compensation Plan or other annual incentive programs.

•

The total of unvested shares of restricted stock above does not include approximately 69.3 million shares that were granted in February 2010 in lieu of a portion of incentive cash compensation to certain associates as part of their normal year-end incentive payments. These awards were made as part of our TARP repayment and were vested upon grant, but they remain subject to transfer and other restrictions. Restrictions on half of these shares will be lifted in August 2010 and restrictions on the remaining half of the shares will be lifted in August 2011. These shares are included in common shares outstanding as of February 28, 2010.

•

There were approximately 97.4 million shares that remain available for awards of future grants, of which approximately 39.7 million shares are available for awards under the current Stock Plan, approximately 57.0 million shares are available under the ESCP and approximately 733 thousand shares are available for awards under the Directors’ Stock Plan. Of the shares under the current Stock Plan, no more than approximately 4.1 million shares may be granted as awards of restricted stock shares or restricted stock units (on a one-for-one share basis).

•	If the additional 500 million shares are approved, all such shares will be available for restricted stock awards.

Overhang

The Compensation and Benefits Committee regularly reviews the dilutive effect of the Stock Plan on Bank of America’s stockholders (sometimes called “overhang”), and compares this level of overhang against the level of overhang at its primary competitor group, made up of five leading United States financial services companies, as further described under “Competitor Groups” in the Compensation Discussion and Analysis at page 35. As of 2009, the most current available data, Bank of America’s overhang was significantly lower than the median for this competitor group.

As of February 28, 2010, assuming approval of the Amended Stock Plan, Bank of America’s total overhang would be 9.56%.

For the purpose of calculating the overhang in the previous paragraph, Bank of America is using “fully diluted overhang,” which equals Amount A divided by Amount B, where Amount A equals the sum of all outstanding stock options, unvested restricted stock units and unvested restricted stock shares plus shares available for future grants under all plans, and Amount B equals the sum of total shares of Bank of America common stock outstanding plus Amount A less unvested restricted stock shares. As of February 28, 2010: (i) the number of outstanding stock options, unvested restricted stock units and unvested restricted stock shares equals approximately 462.1 million; (ii) the number of shares available for future grants under all plans assuming approval of the Amended Stock Plan equals approximately 597.4 million; (iii) the number of shares of Bank of America common stock outstanding equals approximately 10.032 billion; and (iv) the number of unvested restricted stock shares is approximately 5.3 million (which are already included in Bank of America common stock outstanding).

Run Rate

The Compensation and Benefits Committee reviews throughout the year the rate at which Bank of America is granting equity awards relative to its shares of Bank of America common stock outstanding (sometimes referred to as Bank of America’s “run rate”), and compares this run rate to the run rates at Bank of America’s primary competitor group. As of 2009, the most current available data, Bank of America’s run rate was the lowest in this competitor group. Over the past three calendar years (2007-2009), the annual share usage has averaged less than 1.2% of common shares outstanding.

Internal Revenue Code Section 162(m)

Section 162(m) of the Code generally places a $1 million annual limit on a company’s tax deduction for compensation paid to the principal executive officer or any of the three most highly compensated officers other than the principal executive officer or principal financial officer, referred to as the “covered individuals.” This limitation does not apply, however, to “qualified performance-based compensation.” Because stock options or SARs granted under the Amended Stock Plan must have an exercise price equal at least to fair market value at the date of grant, are granted to covered individuals by a Compensation and Benefits Committee consisting of at least two outside directors, and the Amended Stock Plan limits the number of shares that may be the subject of awards granted to any key associate during any calendar year, compensation from the exercise of stock options or SARs should be treated as “qualified performance-based compensation” for purposes of Section 162(m).

In addition, the Amended Stock Plan authorizes the Compensation and Benefits Committee to make awards of restricted stock shares or restricted stock units that are conditioned on the satisfaction of performance criteria. For those awards intended to meet the requirements of the “qualified performance-based compensation” exception to Section 162(m), the Compensation and Benefits Committee must establish the applicable performance conditions prior to or within a specified period after the start of the applicable performance period. The Compensation and Benefits Committee may select from the following performance measures for this purpose:

•	total revenue (defined as the sum of net interest income on a taxable-equivalent basis and noninterest income);

•	net income;

•	shareholder value added (which equals the cash basis operating earnings for a year less a charge for the use of capital for the year);

•	return on average common stockholders’ equity;

•	return on average assets;

•	earnings per common share (using either diluted earnings or not);

•	operating earnings per common share (using either diluted earnings or not);

•	total stockholder return;

•	customer satisfaction (determined based on objective criteria approved by the Compensation and Benefits Committee);

•	expense management;

•	operating margin;

•	operating leverage; or

•	cash flow.

The performance conditions will be stated in the form of an objective, nondiscretionary formula, and the Compensation and Benefits Committee will certify in writing the attainment of those performance conditions prior to any payment or distributions with respect to awards. The Compensation and Benefits Committee in its discretion may adjust downward any award.

As under the current Stock Plan, in no event may an individual receive awards under the Amended Stock Plan for a given calendar year covering in excess of four million shares of Bank of America common stock.

So that options and SARs granted under the Amended Stock Plan qualify for the exclusion for performance-based compensation, and to permit the Compensation and Benefits Committee to grant other awards under the Amended Stock Plan that are intended to qualify for the exclusion, the Amended Stock Plan is being submitted to Bank of America’s stockholders for approval. A vote in favor of approving the Amended Stock Plan will be a vote approving all the material terms and conditions of the plan for purposes of the performance-based exemption under Section 162(m), including the performance measures, eligibility requirements and limits on various stock awards, in each case as described above.

Withholding for Payment of Taxes

As with the current Stock Plan, the Amended Stock Plan provides for the withholding and payment by a participant of any payroll or withholding taxes required by applicable law. The Amended Stock Plan permits a participant to satisfy this requirement, with the approval of the Compensation and Benefits Committee and subject to the terms of the Amended Stock Plan, by having Bank of America withhold from the participant a number of shares of Bank of America common stock otherwise issuable under the award having a fair market value equal to the amount of applicable payroll and withholding taxes.

Changes in Capitalization and Similar Changes

As with the current Stock Plan, in the event of any change in the number of outstanding shares of Bank of America common stock by reason of any stock dividend, split, spin-off, recapitalization, merger, consolidation, combination, exchange of shares or otherwise, the aggregate number of shares of Bank of America common stock with respect to which awards may be made under the Amended Stock Plan, the annual limit on individual awards, the limits on incentive stock options, restricted stock and restricted stock units and the terms, types of shares and number of shares of any outstanding awards under the Amended Stock Plan will be equitably adjusted by the Compensation and Benefits Committee in its discretion to preserve the benefit of the award for Bank of America and the participant.

Change in Control

The current Stock Plan provides for automatic full vesting of awards upon the occurrence of a “change in control” of Bank of America (as defined in the plan). This approach is commonly referred to as “single trigger” vesting and has been a common industry practice.

The Amended Stock Plan departs from this approach. Instead, the Amended Stock Plan permits the Compensation and Benefits Committee to provide for vesting of awards in connection with a change in control of Bank of America only if there is also a termination of employment in connection with the change in control. This is often referred to as “double trigger” vesting. For these purposes, a termination is considered to be in connection with a change of control if it occurs upon or within two years after the change in control and is for one of the following two reasons: (i) an involuntary termination by the company without “cause” or (ii) a termination by the participant for “good reason.” “Cause” and “good reason” will be as defined in the applicable award agreements. In addition, the Committee may provide for the assumption or substitution of awards by a surviving corporation.

Amendment and Termination of the Plan

The Bank of America board of directors has the power to amend, modify or terminate the Amended Stock Plan on a prospective basis. Stockholder approval will be obtained for any change to the material terms of the Amended Stock Plan to the extent required by NYSE listing requirements, Code Section 162(m), or other applicable law.

Option Repricing Prohibited

As under the current Stock Plan, the Amended Stock Plan specifically prohibits the re-pricing of stock options or SARs without stockholder approval. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (A) changing the terms of a stock option or SAR to lower its exercise price; (B) any other action that is treated as a “repricing” under generally accepted accounting principles; and (C) repurchasing for cash or canceling a stock option or SAR at a time when its exercise price is greater than the fair market value of the underlying stock in exchange for another award, unless the cancellation and exchange occurs in connection with change in capitalization or similar change. Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the key associate.

Federal Income Tax Treatment

The following discussion summarizes certain U.S. federal income tax consequences of awards under the Amended Stock Plan based on the law as in effect on the date of this proxy statement. The following discussion does not purport to cover federal employment taxes or other federal tax consequences that may be associated with awards, nor does it cover state, local or non-U.S. taxes.

Incentive Stock Options. Options granted under the Amended Stock Plan and intended to qualify as incentive stock options will be subject to the applicable provisions of the Code, including Section 422. If shares of Bank of America’s common stock are issued to an optionee upon the exercise of an incentive stock option, if no “disqualifying disposition” of the shares is made by the optionee within one year after the exercise of the incentive stock option or within two years after the date the incentive stock option was granted, and if the options otherwise satisfy all applicable requirements under the Code to qualify as incentive stock options, then (a) no income will be recognized by the optionee at the time of the grant of the incentive stock option, (b) no income, for regular income tax purposes, will be realized by the optionee at the date of exercise, (c) upon sale of the shares of Bank of America’s common stock acquired by exercise of the incentive stock option, any amount realized in excess of the option price will be taxed to the optionee, for regular income tax purposes, as a capital gain (at varying rates depending upon the optionee’s holding period in the shares and income level) and any loss sustained will be a capital loss, and (d) no deduction will be allowed to Bank of America for federal income tax purposes. If a “disqualifying disposition” of the shares is made, the optionee will realize taxable ordinary income in an amount equal to the excess of the fair market value of the shares purchased at the time of exercise over the option price (the bargain purchase element) and Bank of America will be entitled to a federal income tax deduction equal to that amount. The amount of any gain in excess of the bargain purchase element realized upon a “disqualifying disposition” will be taxable as capital gain at that time to the holder (at varying rates depending upon the holder’s holding period in the shares and income level), for which Bank of America will not be entitled to a federal tax deduction. Upon exercise of an incentive stock option, the optionee may be subject to alternative minimum tax.

Nonqualified Stock Options. With respect to nonqualified stock options granted to optionees under the Amended Stock Plan, in general (a) the optionee will realize no income at the time the nonqualified stock option is granted, (b) at exercise, the optionee will realize ordinary income in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and Bank of America will receive a tax deduction for the same amount and (c) on disposition, the holder will treat appreciation or depreciation after the date of exercise as capital gain or loss and taxed at varying rates depending upon the holder’s holding period in the shares and income level.

Restricted Stock Shares. Upon becoming entitled to receive shares at the end of the applicable restricted period without a forfeiture, the recipient will have ordinary income in an amount equal to the fair market value of the shares at that time. However, a recipient who so elects under Code Section 83(b) within 30 days after the date of the grant will have ordinary income on the date of the grant equal to the fair market value of the restricted stock shares as if the shares were unrestricted and could be sold immediately. If the shares subject to the election are subsequently forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes. Upon the sale of the shares after the forfeiture period has expired, the holding period to determine whether the recipient has long-term or short-term capital gain or loss will begin when the restricted period expires, and the tax basis will be equal to the fair market value of the shares when the restricted period expires. However, if the recipient timely elects under Section 83(b) to be taxed as of the date of grant, the holding period will commence on the date of the grant and the tax basis will be equal to the fair market value of the shares on the date of the grant as if the shares were then unrestricted and could be sold immediately. Bank of America generally will be entitled to a deduction equal to the amount that is taxable as ordinary compensation income to the recipient.

Restricted Stock Units. A participant who is awarded restricted stock units will not recognize income and Bank of America will not be allowed a deduction at the time the award is made. When a participant receives payment for restricted stock units in shares of Bank of America’s common stock or cash, the fair market value of the shares or the amount of the cash received will be ordinary income to the participant and will be allowed as a deduction for federal income tax purposes to Bank of America. However, if there is a substantial risk that any shares of Bank of America’s common stock used to pay out earned restricted stock units will be forfeited (for example, because the Compensation and Benefits Committee conditions those shares on the performance of future services), the taxable event will be deferred until the risk of forfeiture lapses. In this case, the participant can elect to make an election under Section 83(b) of the Code as previously described. Bank of America can take the deduction at the time the ordinary income is recognized by the participant.

The Board recommends a vote “FOR” approval of the Amended Stock Plan (Item 5 on the proxy card).

ITEMS 6 THROUGH 12: STOCKHOLDER PROPOSALS

We received the stockholder proposals set forth below in Items 6 through 12. The Board disclaims any responsibility for the content of each of the proposals and the statements in support of the proposals, which are presented in the form received from the stockholder. For the reasons set forth after each of these proposals, the Board recommends a vote “AGAINST” Items 6 through 12.

ITEM 6: STOCKHOLDER PROPOSAL REGARDING DISCLOSURE OF GOVERNMENT EMPLOYMENT

The Corporation has received the following stockholder proposal from Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave., N.W., Suite 215, Washington, D.C. 20037. According to information provided to the Corporation by Mrs. Davis, Mrs. Davis owned 2,423 shares of our Common Stock as of the date the proposal was submitted to the Corporation. As of February 25, 2010, 2,423 shares of the Common Stock represented approximately 0.000024% of the shares of Common Stock outstanding.

RESOLVED: “That the stockholders of Bank of America assembled in Annual Meeting in person and by proxy hereby request the Board of Directors to have the Company furnish the stockholders each year with a list of people employed by the Corporation with the rank of Vice President or above, or as a consultant, or as a lobbyist, or as legal counsel or investment banker or director, who, in the previous five years have served in any governmental capacity, whether Federal, City or State, or as a staff member of any CONGRESSIONAL COMMITTEE or regulatory agency, and to disclose to the stockholders whether such person was engaged in any matter which had a bearing on the business of the Corporation and/or its subsidiaries, provided that information directly affecting the competitive position of the Corporation may be omitted.”

Stockholder’s Statement Supporting Item 6:

REASONS: “Full disclosure on these matters is essential at Bank of America because of its many dealing with Federal and State agencies, and because of pending issues forthcoming in Congress and/or State and Regulatory Agencies.”

With the NEW Administration having appointed so MANY new regulators, it is of the utmost importance that Bank of America shareholders receive this information. Last year the owners of 264,217,364 shares, representing approximately 7.8% of shares, voting, voted FOR this proposal.”

“If you AGREE, please mark your proxy FOR this resolution.”

The Board recommends a vote “AGAINST” Item 6 for the following reasons:

The Board of Directors has considered this proposal and believes its adoption is unnecessary because the laws and regulations regarding the conduct of current and former government employees in their relationships with governmental agencies, and the disclosure required by such laws and regulations, provide sufficient safeguards.

The disclosures sought by the proposal would duplicate much of the information required by law to be made publicly available, providing little additional value to our stockholders. The proposal would also require the Corporation to undertake inquiries into the backgrounds of a large number of people. Not only would the Corporation be required to research the employment histories of a portion of its employee population, but it would also be required to conduct inquiries into the backgrounds of the massive number of individuals retained by the Corporation for professional services, such as attorneys, lobbyists, investment bankers and consultants. Such professional service providers are governed by conflict of interest and professional conduct rules and may also have only a limited relationship to the Corporation.

For the foregoing reasons, the Board recommends a vote against the proposal.

ITEM 7: STOCKHOLDER PROPOSAL REGARDING NON-DEDUCTIBLE PAY

The Corporation has received the following stockholder proposal from the American Federation of Labor and Congress of Industrial Organizations (“AFL-CIO”), 815 Sixteenth Street, N.W., Washington, D.C. 20006. According to information provided to the Corporation by the AFL-CIO, it owned 6,543 shares of our Common Stock as of the date the proposal was submitted to the Corporation. As of February 25, 2010, 6,543 shares of the Common Stock represented approximately 0.000065% of the shares of Common Stock outstanding.

Report to Stockholders on Non-Deductible Pay by TARP Companies

RESOLVED: The stockholders of Bank of America Corporation (the “Company) hereby request that the Board of Directors (“Board”) report annually on the extent to which the application of Section 162(m) of the Internal Revenue Code resulted in some or all of the remuneration of the Company’s senior executives being non-deductible for federal income tax purposes, how much money that non-deductible pay is costing the Company in terms of higher taxes, and the rationale for paying such non-deductible compensation.

Stockholder’s Statement Supporting Item 7:

Supporting Statement

Our Company is one of the financial institutions that received financial assistance under the U.S. Treasury Department’s Troubled Asset Relief Program (“TARP”), which sought to inject liquidity into the financial system and to revive the credit markets. Some institutions have repaid these funds, but our Company has not.

In the ongoing debate over the bailout of financial institutions, critics noted that these companies’ compensation programs created perverse incentives for executives to focus on short-term results, even if those results were ultimately not in the companies’ long-term interests. Congress responded by establishing standards restricting the executive compensation at institutions receiving TARP funds.

One such standard limits the tax-deductible compensation that a company receiving TARP funds may pay to each executive at $500,000 per year. Companies receiving TARP funds may pay executives compensation in excess of $500,000, but doing so may increase the company’s income taxes and affect its bottom line and thus affect stockholder returns.

We are concerned that, even with this standard, many financial institutions are reverting to their pre-crisis compensation practices for their Named Executive Officers (‘“NEOs”). A September 2009 study by the Institute for Policy Studies underscores this issue. The report found that the CEOs of the 20 banks that received the most TARP funds were paid 37% more than the average for top executives at S&P 500 companies the preceding year.

Although Congress permits TARP participants to pay non-deductible compensation to their executives, we believe that stockholders have the right to know the specific financial implications to the Company of a decision by the Board to pay senior executives more than the applicable deduction limit, as well as the Board’s rationale for doing so.

In 2008, CEO Kenneth Lewis received a base salary of $1.5 million, and the other four NEOs each received base salaries of $800,000. Our Company’s 2009 proxy states: “Some compensation payable to our executive officers for 2008 exceeds the applicable Section 162(m) deduction limit.” We request that the Board explain why it approved compensation in excess of the non-deductible limits in the law and to report how much this cost the Company in additional taxes and lower profits.

We urge you to vote FOR this resolution

The Board recommends a vote “AGAINST” Item 7 for the following reasons:

The Board has considered this proposal and believes that its adoption is unnecessary and not in the best interests of our company. The underlying concern of the proposal, analyzing “Non-Deductible Pay by TARP Companies,” became moot upon our company’s repayment of all obligations arising under the TARP.

The proposal seeks additional disclosure with respect to executive compensation that exceeds non-deductible limits under Code Section 162(m). As explained in the Compensation Discussion and Analysis, the Compensation and

Benefits Committee attempts to structure compensation arrangements where possible to be fully deductible under Code Section 162(m). However, there can be circumstances in which compensation is not deductible because of Code Section 162(m), and, in those cases, the Compensation and Benefits Committee makes its determinations with full consideration of Code Section 162(m) implications.

The proposal suggests that the value of tax deductions should be a primary factor in structuring our compensation program. Our company’s executive compensation program is not driven primarily by the value of tax deductions, but by the requirement to provide compensation opportunities that attract and retain the highest quality executives and in order to maximize long-term stockholder value. As explained in the Compensation Discussion and Analysis, our executive compensation program is designed to provide competitive compensation opportunities that align our executive officers’ interests with those of our stockholders, provide pay that varies depending on performance and reward long-term, sustainable results. The Board does not believe that it would be in the best interests of our company to place an undue emphasis on all of the potential tax effects of its executive compensation program in its disclosures as those tax effects can be complicated, inter-connected with other non-compensation related aspects of our company’s tax position, not material in amount and, although fully considered by the Compensation and Benefits Committee, ultimately not the primary focus of decisions regarding executive compensation. Ultimately, such disclosures would add disproportionate length to our disclosures without providing our stockholders with material information.

Furthermore, the proposal relates specifically to the tax provisions that are targeted to companies subject to the TARP. The proposal incorrectly states that Bank of America has not repaid TARP funds and that we remain subject to restrictions placed on “executive compensation at institutions receiving TARP funds.” As announced on December 9, 2009, our company repaid the U.S. taxpayers’ entire investment in it as part of the TARP. As a result, our “TARP period” under the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009 (collectively, the “EESA”) ended, and the executive compensation restrictions under the EESA do not apply to us after 2009.

The proposal is correct in noting that the EESA imposes additional requirements under Code Section 162(m). For certain “covered executives” for purposes of Code Section 162(m)(5), during the period that the U.S. Treasury holds a debt or equity interest in our company, we cannot deduct annual compensation for the covered executives in excess of $500,000. The “performance-based exception” otherwise applicable under Section 162(m) does not apply to this TARP-related deduction limit. As a result, certain portions of executive officer compensation earned for 2008 and 2009, including the compensation for 2009 authorized by the Special Master such as the stock salary awards, may not be deductible when paid. However, because our TARP period has ended, the $500,000 deduction limit under Code Section 162(m)(5) does not apply to compensation earned after 2009.

Finally, much of the desired information can be gathered from information regularly provided in our Annual Proxy Statement and Annual Report on Form 10-K. The Annual Proxy Statement already provides (i) significant detail regarding the various types and amounts of compensation paid to executive officers, (ii) the rationale for various compensation decisions and (iii) disclosure regarding Code Section 162(m). In addition, our tax rate and related disclosures are provided in our Annual Report on Form 10-K each year. Further, pursuant to Item 4 of this proxy statement, stockholders have an opportunity to vote on the compensation of our executive officers. Based on the information already provided to stockholders, the opportunity given to stockholders to vote on executive compensation in Item 4 above and the primary factors used by our company to structure the executive compensation program (which do not include the value of tax deductions as a primary driver), the Board believes that the additional disclosure requested in the proposal would not provide meaningful information.

For the foregoing reasons, the Board recommends a vote against the proposal.

ITEM 8: STOCKHOLDER PROPOSAL REGARDING SPECIAL STOCKHOLDER MEETINGS

The Corporation has received the following stockholder proposal from Ray T. Chevedden, 5965 S. Citrus Avenue, Los Angeles, California 90043. According to information provided to the Corporation by Mr. Chevedden, he owned no fewer than 200 shares of our Common Stock as of the date the proposal was submitted to the Corporation. As of February 25, 2010, 200 shares of the Common Stock represented approximately 0.0000020% of Common Stock outstanding.

8 – Special Shareowner Meetings

RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call a special shareowner meeting. This includes that a large number of small shareowners can combine their holdings to equal the above 10% of holders. This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.

Stockholder’s Statement Supporting Item 8:

A special meeting allows shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call a special meeting investor returns may suffer. Shareowners should have the ability to call a special meeting when a matter merits prompt attention. This proposal does not impact our board’s current power to call a special meeting.

This proposal topic won more than 49%-support at our 2009 annual meeting. Proposals often obtain higher votes on subsequent submissions. This proposal topic won more than 60% support the following companies in 2009: CVS Caremark (CVS), Sprint Nextel (S), Safeway (SWY), Motorola (MOT) and R.R. Donnelley (RRD). William Steiner and Nick Rossi sponsored these proposals.

The merit of this Special Shareowner Meeting proposal should also be considered in the context of the need for improvements in our company’s 2009 reported corporate governance status:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, rated our company “D” with “High Governance Risk,” “High Concern” in executive pay and “High Concern” in takeover defenses.

In 2009 The Corporate Library reported that the D-rating for our company remained unchanged. There were moderate concerns about our board and—at its then current level—executive pay, and serious concerns about takeover defenses. Concerns about takeover defenses increased because of the introduction of multiple classes of stock with widely divergent voting rights in March 2009, significantly damaging the rights of public shareholders.

Three new directors were came from Merrill Lynch and The Corporate Library said would be difficult to wholeheartedly say that this was a positive move. Some existing directors had only been on the board for three years (Frank Bramble, Tommy Franks, Monica Lozano) and may not have been as implicated in the bank’s current issues as other directors, but almost every other director, including the three new directors from Merrill Lynch, was either a “Flagged (Problem) Director,” or long-tenured, or outside-related, or over-boarded, or, in some cases a combination of more than one of these. Source: The Corporate Library.

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal: Special Shareowner Meetings—Yes on 8.

The Board recommends a vote “AGAINST” Item 8 for the following reasons:

The Board has considered this proposal and believes its adoption is unnecessary because our company’s stockholders already have the ability to call a special meeting.

Bank of America amended its Bylaws in January 2007 to allow holders of 25% of the Common Stock to call a special meeting of stockholders.

The stockholder proposal would lower the 25% threshold to 10%, which the Board believes is too low. Given the large size of our company and the number of our stockholders, convening a meeting of stockholders is a significant undertaking that requires a substantial commitment of time and resources from our company. The Board believes that our company’s existing special meeting bylaw represents an appropriate balance between the ability of stockholders to call a special meeting and the interests of our company and its stockholders in promoting the appropriate use of Bank of America’s resources.

When a significant number of stockholders consider a particular matter important to merit a special meeting, our existing special meeting bylaw allows for the matters to come before all stockholders. To prevent the unnecessary expenditure of corporate resources that would result from holding duplicative stockholder meetings, the only cir -

cumstances in which a special meeting requested by 25% of our stockholders would not occur is if the Board determines in good faith that the specific business the stockholder seeks to address at the special meeting is scheduled to be addressed, or has recently been addressed, at another stockholder meeting or the subject matter or manner of request violates or is not appropriate under applicable law.

Our company and the Board are also open to communication with our significant stockholders outside of the framework of an annual or special meeting.

In addition, the last sentence of the proposal could be read as requiring members of the Board to own 10% of the Common Stock in order for the Board to be entitled to call a special meeting of stockholders. To the extent the proposal purports to limit the power of the Board under Delaware law to call special meetings, it would violate Delaware law if implemented.

For the foregoing reasons, the Board recommends a vote against the proposal.

ITEM 9: STOCKHOLDER PROPOSAL REGARDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Corporation has received the following stockholder proposal from Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, New York 11021. According to information provided to the Corporation by Mr. Steiner, he owned 4,452 shares of our Common Stock as of the date the proposal was submitted to the Corporation. As of February 25, 2010, 4,452 shares of the Common Stock represented approximately 0.000044% of the shares of Common Stock outstanding.

9 – Shareholder Say on Executive Pay

RESOLVED—the shareholders of our company recommend that our board of directors adopt a policy requiring that the proxy statement for each annual meeting contain a proposal, submitted by and supported by Company Management, seeking an advisory vote of shareholders to ratify and approve the board Compensation’s Committee Report and the executive compensation policies and practices set forth in the Company’s Compensation Discussion and Analysis. This is a Say on Pay policy request to apply each year whether or not our company is obligated under TARP or a similar requirement.

Stockholder’s Statement Supporting Item 9:

Votes on 2009 “Say on Pay” resolutions averaged more than 46% in favor. More than 20 companies had votes over 50%, demonstrating strong shareholder support for this reform.

“There should be no doubt that executive compensation lies at the root of the current financial crisis,” wrote Paul Hodgson, a senior research associate with The Corporate Library http://www.thecorporatelibrary.com, an independent research firm. “There is a direct link between the behaviors that led to this financial collapse and the short-term compensation programs so common in financial services companies that rewarded short-term gains and short-term stock price increases with extremely generous pay levels.”

Nell Minow said, “If the board can’t get executive compensation right, it’s been shown it won’t get anything else right either.”

The merits of this Executive Pay proposal should also be considered in the context of the need for improvements in our company’s 2009 reported corporate governance status:

The Corporate Library rated our company “High Concern” in executive pay. Our company’s 2009 Compensation Discussion and Analysis (CD&A) had very little to say for itself. There was no discussion of which performance indicators our company failed to meet and thus failed to reward its executives for—indeed there is very little discussion and analysis at all. There should be more to say than “no performance, no pay.”

CEO Kenneth Lewis made over $10 million on the vesting of just over a quarter of a million shares of restricted stock. This award was not tied to any kind of performance vesting schedule, being merely deferred and time-vesting awards. Such a pay policy has been implicated as a contributing factor to the financial crisis. Our company needs to take significant steps to tie the majority of its equity pay to the achievement of long-term (more than three years) value creation.

Thomas Ryan was one of three directors on our executive pay committee. Mr. Ryan was marked as a “flagged [problem] director” by The Corporate Library due to his involvement with the FleetBoston board, which approved a major round of executive rewards even as the company was under investigation by regulators for multiple instances of improper activity. Mr. Ryan also held seats on the D-rated boards of CVS Caremark (CVS) and Yum! Brands (YUM).

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal: Shareholder Say on Executive Pay – Yes on 9.

The Board recommends a vote “AGAINST” Item 9 for the following reasons:

Item 4 of this proxy statement provides a current opportunity for stockholders to vote on the compensation of executive officers presented herein. Thus, the Board believes that the proposal is unnecessary.

Further, the Board does not believe that the advisory vote sought by the proposal would provide meaningful guidance to the Board or the Compensation and Benefits Committee. The proposal seeks an advisory vote by stockholders to ratify and approve the Compensation and Benefits Committee Report and “the executive compensation policies and practices” set forth in the Compensation Discussion and Analysis found in the proxy statement. The Compensation and Benefits Committee Report is a technical disclosure requirement under SEC rules and does not contain substantive disclosure regarding our company’s compensation policies and practices. Thus, a vote to approve or disapprove the Compensation and Benefits Committee Report would not provide useful information to the Board or the Compensation and Benefits Committee. Similarly, the proposal, as drafted, is vague in that it calls for an advisory vote on “executive compensation policies and practices set forth in the Company’s Compensation Discussion and Analysis.” Given the level of detail in our Compensation Discussion and Analysis regarding compensation policies and practices, it would be impossible for us to determine what action to take or what message was being sent by stockholders if stockholders voted not to ratify or approve such “policies and practices.”

The Board-sponsored vote on executive compensation found in Item 4 more clearly identifies specific aspects of executive compensation on which our stockholders may vote. The Board believes that the more specific vote sought in Item 4 provides greater insight into stockholder opinion than the proposal.

For these reasons, the Board opposes the advisory vote requested in the proposal.

ITEM 10: STOCKHOLDER PROPOSAL REGARDING SUCCESSION PLANNING

The Corporation has received the following stockholder proposal from the Laborers National Pension Fund, P.O. Box 803415, Dallas, Texas 75380. According to information provided to the Corporation by the Laborers National Pension Fund, it owned approximately 58,500 shares of our Common Stock as of the date the proposal was submitted to the Corporation. As of February 25, 2010, 58,500 shares of the Common Stock represented approximately 0.00058% of the shares of Common Stock outstanding.

Resolved: That the shareholder of Bank of America Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s Corporate Governance Guidelines (“Guidelines”) to adopt and disclose a written and detailed succession planning policy, including the following specific features:

•	The Board of Directors will review the plan annually;

•	The Board will develop criteria for the CEO position which will reflect the Company’s business strategy and will use a formal assessment process to evaluate candidates;

•	The Board will identify and develop internal candidates;

•	The Board will begin non-emergency CEO succession planning at least 3 years before an expected transition and will maintain an emergency succession plan that is reviewed annually;

•	The Board will annually produce a report on its succession plan to shareholders.

Stockholder’s Statement Supporting Item 10:

Supporting Statement:

CEO succession is one of the primary responsibilities of the board of directors. A recent study published by the NACD quoted a director of a large technology firm: “A board’s biggest responsibility is succession planning. It’s the one area where the board is completely accountable, and the choice has significant consequences, good and bad, for the corporation’s future.” (The Role of the Board in CEO Succession: A Best Practices Study, 2006). The study also cited research by Challenger, Gray & Christmas that “CEO departures doubled in 2005, with 1228 departures recorded from the beginning or 2005 through November, up 102 percent from the same period in 2004.”

In its 2007 study What Makes the Most Admired Companies Great: Board Governance and Effective Human Capital Management, Hay Group found that 85% of the Most Admired Company boards have a well defined CEO succession plan to prepare for replacement of the CEO on a long-term basis and that 91% have a well defined plan to cover the emergency loss of the CEO that is discussed at least annually by the board.

The NACD report identified several best practices and innovations in CEO succession planning. The report found that boards of companies with successful CEO transitions are more likely to have well-developed succession plans that are put in place well before a transition, are focused on developing internal candidates and include clear candidate criteria and a formal assessment process. Our proposal is intended to have the board adopt a written policy containing several specific best practices in order to ensure a smooth transition in the event of the CEO’s departure. We urge shareholders to vote FOR our proposal.

The Board recommends a vote “AGAINST” Item 10 for the following reasons:

The Board has considered this proposal and believes that its adoption is unnecessary as our company has fully effected the proposal in all respects.

The Board of Directors, along with the Corporate Governance Committee, are responsible for overseeing our company’s CEO and senior management succession plan and policies. The Board recognizes the importance of CEO succession planning and has adopted a Corporate Governance Committee Charter and Corporate Governance Guidelines, both available on our website, that address succession planning. In addition, our company is subject to NYSE listing rules that require us to have a succession policy in place. Our company’s succession plan complies with these NYSE rules.

The proposal requests that our company “adopt and disclose a written and detailed succession planning policy.” Our company already has a well developed, “written and detailed” succession plan. Discussion of our succession plan and planning process is included in this proxy statement under the caption “Chief Executive Officer and Senior Management Succession Planning” on page 7 and is expected to be included annually in our proxy materials.

Each of the measures sought by the proposal is currently part of our succession policies. Under our succession plan and planning process, the Board:

•	reviews the plan at least annually pursuant to our Corporate Governance Guidelines;

•

reviews the criteria developed for the Chief Executive Officer position, which reflects, among other things, our business strategy and which uses a formal assessment process to evaluate potential internal and external candidates;

•	reviews internal candidates identified and developed in partnership with the Chief Executive Officer and executive management and considers potential external candidates; and

•

reviews a non-emergency Chief Executive Officer succession plan, which will be developed as reasonably as practicable in advance of an expected transition and an emergency plan that addresses succession in the event of extraordinary circumstances.

The Board does not believe that any meaningful difference exists between the proposal and our company’s current succession planning policies.

For the foregoing reasons, the Board recommends a vote against the proposal.

ITEM 11: STOCKHOLDER PROPOSAL REGARDING OVER-THE COUNTER DERIVATIVES TRADING

The Corporation has received the following stockholder proposal from the following co-filers: Maryknoll Fathers and Brothers, P.O. Box 305, Maryknoll, New York 10545, Missionary Oblates of Mary Immaculate, 391 Michigan Avenue, NE, Washington, D.C. 20017, the Maryknoll Sisters, P.O. Box 311, Maryknoll, New York 10545, The Sisters of St. Francis of Philadelphia, 609 South Convent Road, Aston, Pennsylvania 19014, the Monasterio Pan de Vida, Apdo. Postal 105-3, Torreón, Coahuila C.P. 27000, México, the Mount St. Scholastica Benedictine Sisters, 801 S. 8th Street, Atchison, Kansas 66002, the Sisters of St. Dominic of Caldwell New Jersey, 40 South Fullerton Avenue, Montclair, New Jersey 07042, and the Sisters of Charity of Saint Elizabeth, P.O. Box 476, Convent Station, New Jersey 07961. According to information provided to the Corporation by the Maryknoll Fathers and Brothers owned 90 shares of our Common Stock, the Missionary Oblates of Mary Immaculate owned 53,116 shares of our Common Stock, the Maryknoll Sisters owned 100 shares of our Common Stock, the Sisters of St. Francis of Philadelphia owned at least $2,000 in market value of our Common Stock, the Monasterio Pan de Vida owned 129 shares of our Common Stock, the Mount St. Scholastica Benedictine Sisters owned 1,928 shares of our Common Stock, the Sisters of St. Dominic of Caldwell New Jersey owned 200 shares of our Common Stock and the Sisters of Charity of Saint Elizabeth owned 300 shares of our Common Stock as of the date their proposal was submitted to the Corporation. As of February 25, 2010, 55,863 shares of the Common Stock plus $2,000 in market value of shares of the Common Stock represented approximately 0.0005580% of the shares of Common Stock outstanding.

RESOLUTION: Collateral in Over-the Counter Derivatives Trading

Whereas the recent financial crisis has resulted in the destruction of trillions of dollars of wealth and untold suffering and hardship across the world;

Whereas taxpayers in the United States have been forced to extend hundreds of billions of dollars in assistance and guarantees to financial institutions and corporations over the past 18 months;

Whereas lending up to the financial crisis, assets of the largest financial institutions were leveraged at the rate of over 30 to 1;

Whereas very high degrees of leverage in derivatives transactions contributed to the timing and severity of the financial crisis;

Whereas concerns have arisen about the practice of rehypothecation: the ability of derivatives dealers to redeploy cash collateral that gets posted by one of its trading partners. “In the Lehman Brothers bankruptcy, one of the big unresolved issues is tracking down collateral Lehman took in as guarantees on derivatives trades and then used as collateral for its own transactions.” (Matthew Goldstein, Reuter’s blog, August 27, 2009)

Whereas the financial system was brought to the brink of collapse by the absence of a system and structure to monitor counterparty risk;

Whereas numerous experts and the U.S. Treasury Department have called for the appropriate capitalization and collateralization of derivative transactions;

Whereas Nobel economist Robert Engel wrote that “inadequately capitalized positions might still build up in derivatives such as collateralized debt obligations and collateralized loan obligations that continue to trade in opaque OTC markets. And this means continued systemic risk to the economy.” (Wall St. Journal, May 19, 2009)

Whereas multilateral trading at derivatives exchanges or comparable trading facilities allows a wider variety of users, including non-financial businesses, to enter into trades at better prices and reduced costs

Be it resolved that the shareholders request the Board to report to shareholders (at reasonable cost and omitting proprietary information) by December 1, 2010, the firm’s policy concerning the use of initial and variance margin (collateral) on all over the counter derivatives trades and its procedures to ensure that the collateral is maintained in segregated accounts and is not rehypothecated;

Stockholder’s Statement Supporting Item 11:

Supporting Statement

For many years, the proponents have been concerned about long-term consequences of irresponsible risk in investment products and have expressed these concerns to the company. We applaud the steps that have been implemented to establish a clearinghouse for over the counter derivatives. We believe that the report requested in this proposal will offer information needed to adequately assess our company’s sustainability and overall risk, in order to avoid future financial crises.

The Board recommends a vote “AGAINST” Item 11 for the following reasons:

The Board has considered this proposal and believes its adoption is unnecessary and not in the best interests of our company or our stockholders.

The Board does not believe that such a report would provide meaningful information to stockholders or serve as an efficient use of our company’s resources. The proposal for a policy on the use of initial and variance margin (collateral) on all over the counter derivatives trades requests disclosure of information regarding a narrow aspect of our business and goes beyond what is currently required under SEC rules and regulations and other applicable accounting standards. Indeed, financial products related to over-the-counter derivatives trades are but one subset of the many banking products and services offered by our company, which is one of the world’s largest financial institutions. In addition, our periodic reports and financial statements filed with the SEC provide a significant amount of detail regarding our operations, including derivative positions.

Further, our company constantly develops and refines policies in a variety of areas in the course of its ordinary, day-to-day operations. Our company’s derivatives transactions are detailed and complex and require a very high degree of financial knowledge and understanding to be properly managed, particularly in light of the ever evolving financial products sector and rapidly changing economic environment. Developing and refining policies relating to our derivatives trades is a fundamental element of management’s responsibility and involves input on an on-going basis from a variety of sources, including financial, risk, compliance and legal experts. The Board believes that our management is in the best position to make informed judgments on this topic.

In addition, many of our company’s policies and procedures relating to derivatives transactions contain detailed, complex and confidential information with respect to our investment holding and trading. The Board believes that the report sought by the proposal, if adopted, could place us at a competitive disadvantage to other market participants that do not disclose the information sought by the report.

For the foregoing reasons, the Board recommends a vote against the proposal.

ITEM 12: STOCKHOLDER PROPOSAL REGARDING RECOUPMENT OF INCENTIVE COMPENSATION PAID TO SENIOR EXECUTIVES

The Corporation has received the following stockholder proposal from the SEIU Master Trust, 11 Dupont Circle, N.W., Suite 900, Washington, D.C. 20036. According to information provided to the Corporation by the SEIU Master Trust, the SEIU Master Trust owned 44,500 shares of our Common Stock as of the date the proposal was submitted to the Corporation. As of February 25, 2010, 44,500 shares of the Common Stock represented approximately 0.00044% of the shares of Common Stock outstanding.

RESOLVED, that stockholders of Bank of America Corporation (“BAC” or the “Company”) urge the board of directors to adopt a policy that the board will review, and determine whether to seek recoupment of, bonuses and other incentive compensation (or appropriate portions thereof) paid to senior executives in the previous five years based on financial or operating metric(s) (“Compensation Metrics”) that have (a) been materially reduced as the result of a restatement of financial results or (b) been determined by the board to have been materially unsustainable, as shown by subsequent impairment charges, asset writedowns or other similar developments affecting the Compensation Metrics.

Stockholder’s Statement Supporting Item 12:

Supporting Statement

As long-term shareholders, we favor compensation policies that will focus senior executives on the creation of sustainable value. In our view, compensation practices, especially in the financial sector, fostered a short-term mental -

ity and contributed to the excessive risk-taking that led to the financial crisis. Specifically, we believe that, as Harvard Professor Lucian Bebchuk has stated, “The ability to take, a large amount of compensation based on short-term results off the table provides executives with powerful incentives to seek short-term gains even when they come at the expense of long-term value, say, by creating latent risks of implosion later on.” (Testimony House Committee on Financial Services, June 11, 2009)

To address that problem, this proposal asks BAC’s board to adopt a policy that BAC will seek to recoup or “claw back” compensation paid on any Compensation Metric that is later “reversed” in some way, either because of a material restatement of the financials or because performance on the Compensation Metric turns out to have been materially unsustainable in the five years after the compensation was paid. The proposal gives the board discretion to define materiality as well as to decide how the policy will be incorporated into BAC’s compensation programs.

We believe that a clawback policy like the one described in this proposal will be beneficial to BAC and its stockholders. While the Treasury Department holds a debt or equity interest in BAC (as a result of the Company’s participation in TARP), senior executive officers of BAC are required to reimburse the company for incentive compensation paid based on materially inaccurate financial statements performance metric criteria.

The policy urged in this proposal would apply even after BAC has repaid TARP funds; moreover, it would go further than the TARP requirements by providing for clawback of compensation paid on metrics that were not inaccurate at the time they were recorded or measured, but were shown to be unsustainable over the following five years. BAC’s own clawback policy, which, was in place before the Company became subject to TARP, is even more limited than the TARP requirement because it applies only to compensation paid to executives whose own fraud or intentional misconduct caused BAC to restate its financial statements.

We urge stockholders to vote FOR this proposal.

The Board recommends a vote “AGAINST” Item 12 for the following reasons:

The Board has considered this proposal and believes that the adoption of the proposal is unnecessary and not in the best interests of our company. As discussed below, our company already has strong policies to recoup incentive compensation where warranted.

The Board believes that our company’s current compensation programs sufficiently serve the same purpose and intent of the proposal. Bank of America’s incentive programs and governance policies are carefully structured to guard against the risks set forth in the proposal and its supporting statement. The Compensation and Benefits Committee provides compensation opportunities for our executive officers through a well-governed pay-for-performance program that rewards long-term, sustainable results aligned with stockholder interests. The Board believes that it and its committees are best suited to develop incentive compensation and recoupment policies that protect our company and encourage long-term growth over short-term performance while being competitive with market peers and attractive to the best talent.

Our company already has strong policies regarding recoupment, or “clawbacks.” Beginning with performance year 2009, equity awards to executive officers will be subject to three separate and distinct “clawback” requirements that can result in the awards potentially being canceled or prior payments recouped. These clawback requirements work together to ensure that rewards realized over time appropriately reflect the time horizon of the risks taken and encourage proper conduct. The three clawback requirements are as follows:

•

The equity awards are subject to a “performance-based clawback” to encourage sustainable profitability over the vesting period. If during the vesting period Bank of America or the executive officer’s line of business (if applicable) experiences a loss, the Compensation and Benefits Committee will assess the executive officer’s accountability for the loss. This assessment will take into account factors such as the magnitude of the loss, the executive officer’s decisions that may have led to the loss, the executive officer’s overall performance and other factors. Based on this assessment, the Compensation and Benefits Committee may determine to cancel all or part of the award.

•

Equity awards are also subject to a “detrimental conduct clawback.” If an executive officer engages in certain “detrimental conduct,” the equity award will be canceled to the extent not yet vested. In addition, the equity awards to our executive officers authorize the company to reduce or recover from the awards any losses if it is determined that the executive officer has engaged in detrimental conduct.

•

Finally, we maintain an Incentive Compensation Recoupment Policy that covers all of our executive officers. This Policy goes beyond the clawback requirements under Sarbanes-Oxley that are limited to our CEO and CFO. Under this Policy, if our Board or an appropriate Board committee has determined that any fraud or intentional misconduct by one or more executive officers caused us, directly or indirectly, to restate our financial statements, the Board or committee will take, in its sole discretion, such action as it deems necessary to remedy the misconduct and prevent its recurrence. The Board or committee may require reimbursement of any bonus or incentive compensation awarded to such officers or cancel unvested restricted stock or outstanding stock option awards previously granted to such officers in the amount by which such compensation exceeded any lower payment that would have been made based on the restated financial results.

More broadly, the underlying goal stated in the supporting statement for the proposal, to protect against incentives that encourage short-term gains at the expense of long-term value creation, is already fully addressed by our company’s executive compensation program. As more fully described in the Compensation Discussion and Analysis, the design and governance of our executive compensation program is consistent with the highest standards of risk management and supports our risk management goals through an interlocking set of checks and balances. These checks and balances include features intended to encourage sustainable and long-term performance. See “Risk Management Checks and Balances” at page 35.

Further, the proposal, if adopted, could not be effectively applied as it would cover incentive compensation paid in the “previous five years.” A number of the senior executives that would be subject to the recoupment policy sought by the proposal are no longer employed by our company. Any compensation paid to these executives has become their personal property and is not subject to any forfeiture to or taking by our company, absent terms to the contrary in a compensation agreement. Some such compensation agreements are expressly subject to the current recoupment policy set forth in our Incentive Compensation Recoupment Policy that requires a finding by the Board or a committee thereof that “fraud or intentional misconduct . . . caused, directly or indirectly, the Company to restate its financial statements . . . .” Under the proposal, no such fraud or intentional misconduct is required to trigger a recoupment; all that is necessary is the restatement of the financial statements without the requisite scienter or fraudulent or intentional misconduct by the executive officer. If implemented, the proposal would therefore require our company to unilaterally alter the provisions of agreements with former executives, which it cannot legally do. Our company simply has no legal means through which it can apply the recoupment policy sought by the proposal to compensation paid to former executives and any attempt to do so may expose us to protracted and expensive litigation.

Finally, the proposal falsely states that our company has not repaid TARP funds. As announced on December 9, 2009, we repaid the U.S. taxpayers’ entire investment in our company as part of the TARP. Consequently, our company is generally not subject to the TARP and its related rules and regulations going forward, including rules relating to recoupment of incentive compensation.

For the foregoing reasons, the Board recommends a vote against the proposal.

PROPOSALS FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

If you would like to have a proposal considered for inclusion in the proxy statement for the 2011 Annual Meeting of Stockholders (the “2011 Annual Meeting”), you must submit your proposal no later than November 17, 2010. The proposal must comply with applicable requirements or conditions established by the SEC, including Rule 14a-8 under the Securities Exchange Act of 1934.

If you wish to submit a matter for consideration at the 2011 Annual Meeting (including any stockholder proposal or director nomination) but which will not be included in the proxy statement for such meeting, you must submit your matter no later than the close of business on the 75th day nor earlier than the close of business on the 120th day prior to April 28, 2011, which is the first anniversary of the 2010 Annual Meeting (provided, however, that in the event that the date of the 2011 Annual Meeting is more than 30 days before or more than 70 days after the anniversary date of the 2010 Annual Meeting, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to the 2011 Annual Meeting and not later than the close of business on the later of the 75th day prior to the 2011 Annual Meeting or the 10th day following the day on which we first publicly announce the date of the 2011 Annual Meeting). Accordingly, if we do not change the date of the 2011 Annual Meeting of Stockholders by more than 30 days before or 70 days after the anniversary date of the 2010 Annual Meeting, any stockholder who wishes to submit a matter for consideration at the 2011 Annual Meeting must submit the matter no earlier than December 29, 2010 and no later than February 12, 2011.

All such matters must comply with Article III, Section 12 of our Bylaws, and be submitted in writing to the attention of the Corporate Secretary at the following address: Bank of America Corporation, Attention: Corporate Secretary, 101 South Tryon Street, NC1-002-29-01, Charlotte, North Carolina 28255.

Appendix A

BANK OF AMERICA CORPORATION

DIRECTOR INDEPENDENCE CATEGORICAL STANDARDS

No director of Bank of America Corporation (the Corporation) qualifies as independent unless this board of directors affirmatively determines that such director has no material relationship with the Corporation. The commentary to Section 303A.02 of the New York Stock Exchange Listed Company Manual (the NYSE Manual) provides that “a board may adopt and disclose categorical standards to assist it in making determinations of independence.” Independence determinations will be made on an annual basis at the time the board approves director nominees for inclusion in the proxy statement and, if a director is considered for appointment to the board between annual meetings, prior to such appointment. Each director shall notify the board of any change in circumstances that may put his or her independence at issue. If so notified, the board will reevaluate, as promptly as practicable thereafter, such director’s independence.

In order to assist the board in making determinations of independence, any relationship described below shall be presumed material if it existed within the preceding three years:

(a)	the director was an employee of the Corporation or an immediate family member of the director was an executive officer of the Corporation;

(b)	the director, or an executive officer of the Corporation who is an immediate family member of the director, received more than $120,000 within any 12 month period in direct compensation from the Corporation, other than director and committee fees and pension or other deferred compensation for prior service (provided that such compensation was not contingent in any way on continued service);

(c)	(i) the director or an immediate family member is a current partner of a firm that is the Corporation’s internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and who personally works on the Corporation’s audit; or (iv) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Corporation’s audit during that time;

(d)	the director was an executive officer of a company in which an executive officer of the Corporation served on the compensation committee of the board of directors (or had an immediate family member who was an executive officer of such company);

(e)	the director was an employee or executive officer, or an immediate family member of the director was an executive officer, of another company that made payments to or received payments from the Corporation for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues for the most recently ended fiscal year for which total revenue information is available; or

(f)	the director, or an immediate family member of the director who resides in the same home as the director, was employed as an executive officer of a non-profit organization, foundation or university to which the Corporation made discretionary contributions (excluding for this purpose matching funds paid by the Corporation or the Bank of America Foundation as a result of contributions by the Corporation’s directors or employees) that, in any fiscal year exceeded the greater of $1 million or 5% of the entity’s consolidated gross revenues for the most recently ended fiscal year for which total revenue information is available.

For purposes of the above-described categorical standards, the term “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) who shares such person’s home; provided, that any such persons who no longer have any such relationship as a result of legal separation or divorce, or death or incapacitation, shall not be considered immediate family members.

Further, the foregoing categorical standards shall be deemed to be automatically updated to reflect any changes made to the NYSE listing standards and interpreted in the same manner as such rules.

A-1

The board specifically believes that a relationship between the Corporation and an entity where a director is solely a non-management director is not material. In addition, any other relationship not described in (a) through (f) above will be presumed not to be material to the director’s independence unless: (i) the relationship was not entered into on terms substantially similar to those that would be offered to non-affiliated persons or entities in comparable circumstances; (ii) with respect to any extension of credit by the Corporation or one of its subsidiaries, such extension of credit was not made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve System and Section 13(k) of the Securities Exchange Act of 1934; or (iii) in exercising its judgment in light of all the applicable facts and circumstances, the board determines that the relationship should be considered material.

A-2

Appendix B

Bank of America Corporation

2003 Key Associate Stock Plan,

As Amended and Restated

Original Effective Date: January 1, 2003

Amended and Restated Effective Date: April 28, 2010

Bank of America Corporation

2003 Key Associate Stock Plan,

As Amended and Restated

Article 1. Establishment, Duration and Purpose

1.1 Establishment and Duration of the Plan. The Company originally established this Plan effective as of January 1, 2003, and the Plan as originally established was approved by the Company’s stockholders. The Plan has been subsequently amended and restated effective April 1, 2004 (in connection with the merger with FleetBoston Financial Corporation), and further amended on April 26, 2006 (in connection with the merger with MBNA Corporation) and December 5, 2008 (in connection with the merger with Merrill Lynch & Co., Inc.), and in each case such actions were approved by the Company’s stockholders. This Plan is hereby being further amended and restated, subject to and effective upon the approval of the Company’s stockholders at the annual meeting of stockholders on April 28, 2010. The purpose of amending and restating the Plan is to (i) authorize the issuance of additional Shares under the Plan, (ii) extend the term of the Plan by two years and (iii) make certain other design changes consistent with changes in the economic and business environment since the Plan was last amended. The Plan as amended and restated shall remain in effect until the earlier (i) the date that no additional Shares are available for issuance under the Plan, (ii) the date that the Plan has been terminated in accordance with Article 14 or (iii) the close of business on December 31, 2015.

1.2 Purpose of the Plan. The Company believes that the compensation of its Key Associates should be significantly linked to the Company’s business performance in order to enhance the long-term success and value of the Company. The Plan serves this compensation philosophy by providing a source of stock-based Awards for Key Associates that are intended to further motivate Key Associates to increase the value of the Company’s common stock, thereby linking the personal interests of the Key Associates with those of the Company’s stockholders. Terms and conditions placed on Awards further encourage the long-term retention of Key Associates. The Plan also provides the Company with a means to better attract and recruit Key Associates of outstanding ability who will further enhance the long-term success and value of the Company through their services.

Article 2. Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

“Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock or Restricted Stock Units.

“Award Agreement” means an agreement between the Company and each Participant setting forth the terms and provisions applicable to Awards granted under this Plan.

“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Change in Control” of the Company means, and shall be deemed to have occurred upon, any of the following events:

(a) The acquisition by any Person of Beneficial Ownership of twenty-five percent (25%) or more of either:

(i) The then-outstanding Shares (the “Outstanding Shares”); or

(ii) The combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Voting Securities”);

provided, however, that the following acquisitions shall not constitute a Change in Control for purposes of this subparagraph (a): (A) any acquisition directly from the Company, (B) any acquisition by the Company or any of its Subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subparagraph (c) below; or

(b) Individuals who, as of the Effective Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual who becomes a Director subsequent to the Effective Date and whose election, or whose nomination for election by the Company’s stockholders, to the Board of Directors was either (i) approved by a vote of at least a majority of the Directors then comprising the Incumbent Board or (ii) recommended by a corporate governance committee comprised entirely of Directors who are then Incumbent Board members shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest, other actual or threatened solicitation of proxies or consents or an actual or threatened tender offer; or

(c) Consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless following such Business Combination, (i) all or substantially all of the Persons who were the Beneficial Owners, respectively, of the Outstanding Shares and Outstanding Voting Securities immediately prior to such Business Combination own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from the Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Shares and Outstanding Voting Securities, as the case may be (provided, however, that for purposes of this clause (i), any shares of common stock or voting securities of such resulting corporation received by such Beneficial Owners in such Business Combination other than as the result of such Beneficial Owners’ ownership of Outstanding Shares or Outstanding Voting Securities immediately prior to such Business Combination shall not be considered to be owned by such Beneficial Owners for the purposes of calculating their percentage of ownership of the outstanding common stock and voting power of the resulting corporation), (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from the Business Combination) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from the Business Combination or the combined voting power of the then outstanding voting securities of such corporation unless such Person owned twenty-five percent (25%) or more of the Outstanding Shares or Outstanding Voting Securities immediately prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination; or

(d) Approval by the Company’s stockholders of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, for any Awards that constitute nonqualified deferred compensation within the meaning of Section 409A(d) of the Code and provide for an accelerated payment in connection with a Change in Control, Change in Control shall have the same meaning as set forth in any regulations, revenue procedure, revenue rulings or other pronouncements issued by the Secretary of the United States Treasury pursuant to Section 409A of the Code, applicable to such arrangements.

“Code” means the Internal Revenue Code of 1986, as amended from time to time. References to the Code shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

“Committee” means the Compensation Committee of the Board of Directors; provided, however, that (i) with respect to Awards to any Key Associates who are Insiders, Committee means all of the members of the Compensation Committee who are “non-employee directors” within the meaning of Rule 16b-3 adopted under the

Exchange Act, and (ii) with respect to Awards to any Key Associates who are Named Executive Officers intended to comply with the Performance-Based Exception, Committee means all of the members of the Compensation Committee who are “outside directors” within the meaning of Section 162(m) of the Code. Committee may also mean any individual or committee of individuals (who need not be Directors) that the Compensation Committee may appoint from time to time to administer the Plan with respect to Awards to Key Associates who are not Insiders or Named Executive Officers, in accordance with and subject to the requirements of Section 3.2.

“Company” means Bank of America Corporation, a Delaware corporation, and any successor as provided in Article 17 herein.

“Director” means any individual who is a member of the Board of Directors of the Company.

“Disability” with respect to a Participant, means “disability” as defined from time to time under any long-term disability plan of the Company or Subsidiary with which the Participant is employed. Notwithstanding the foregoing, for any Awards that constitute nonqualified deferred compensation within the meaning of Section 409A(d) of the Code and provide for an accelerated payment in connection with any Disability, Disability shall have the same meaning as set forth in any regulations, revenue procedure, revenue rulings or other pronouncements issued by the Secretary of the United States Treasury pursuant to Section 409A of the Code, applicable to such arrangements.

“Earnings Per Share” means “earnings per common share” of the Company based on all earnings (either diluted or without regard to dilution, as selected by the Committee) determined in accordance with generally accepted accounting principles that would be reported in the Company’s Annual Report to Stockholders or Annual Report on Form 10-K.

“Effective Date” means January 1, 2003.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

“Fair Market Value” of a Share on any date means the closing price of a Share as reflected in the report of composite trading of New York Stock Exchange listed securities for that day (or, if no Shares were publicly traded on that day, the immediately preceding day that Shares were so traded) published in The Wall Street Journal [Eastern Edition] or in any other publication selected by the Committee; provided, however, that if the Shares are misquoted or omitted by the selected publication(s), the Committee shall directly solicit the information from officials of the stock exchanges or from other informed independent market sources.

“Incentive Stock Option” or “ISO” means an option to purchase Shares granted to a Key Associate under Article 6 herein, and designated as an Incentive Stock Option which is intended to meet the requirements of Section 422 of the Code.

“Insider” shall mean an individual who is, on the relevant date, an officer, director or ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act and the rules thereunder.

“Key Associate” means an employee of the Company or any Subsidiary, including an officer of the Company or a Subsidiary, in a managerial or other important position who, by virtue of such employee’s ability, qualifications and performance, has made, or is expected to make, important contributions to the Company or its Subsidiaries, all as determined by the Committee in its discretion.

“Named Executive Officer” means, for a calendar year, a Participant who is one of the group of “covered employees” for such calendar year within the meaning of Code Section 162(m) or any successor statute.

“Net Income” means “net income” of the Company determined in accordance with generally accepted accounting principles that would be reported in the Company’s Annual Report to Stockholders or Annual Report on Form 10-K.

“Nonqualified Stock Option” or “NQSO” means an option to purchase Shares granted to a Key Associate under Article 6 herein, and which is not intended to meet the requirements of Code Section 422.

“Operating Earnings Per Share” means “earnings per common share” of the Company based only on operating earnings (either diluted or without regard to dilution, as selected by the Committee) determined in accordance with generally accepted accounting principles that would be reported in the Company’s Annual Report to Stockholders or Annual Report on Form 10-K.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option.

“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

“Participant” means a Key Associate, a former Key Associate or any permitted transferee under the Plan of a Key Associate or former Key Associate who has outstanding an Award granted under the Plan.

“Performance-Based Exception” means the performance-based exception set forth in Code Section 162(m)(4)(C) from the deductibility limitations of Code Section 162(m).

“Period of Restriction” means the period during which the transfer of Shares of Restricted Stock or an Award of Restricted Stock Units is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, at its discretion), and the Shares of Restricted Stock or the Restricted Stock Units are subject to a substantial risk of forfeiture, as provided in Article 8 herein and subject to Section 3.4.

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” within the meaning of Section 13(d).

“Plan” means the incentive compensation plan set forth herein known as the “Bank of America Corporation 2003 Key Associate Stock Plan,” as the same may be amended from time to time.

“Prior Plan” means the Bank of America Corporation Key Employee Stock Plan, as amended and restated effective September 24, 1998.

“Restricted Stock” means an Award of Shares, subject to a Period of Restriction (except as set forth in Section 3.4), that is granted to a Key Associate under Article 8 herein.

“Restricted Stock Unit” means an Award, subject to a Period of Restriction (except as set forth in Section 3.4), that is granted to a Key Associate under Article 8 herein and is settled either (i) by the delivery of one (1) Share for each Restricted Stock Unit or (ii) in cash in an amount equal to the Fair Market Value of one (1) Share for each Restricted Stock Unit, all as specified in the applicable Award Agreement. The Award of a Restricted Stock Unit represents the mere promise of the Company to deliver a Share or the appropriate amount of cash, as applicable, at the end of the Period of Restriction (or such later date as provided by the Award Agreement) in accordance with and subject to the terms and conditions of the applicable Award Agreement, and is not intended to constitute a transfer of “property” within the meaning of Section 83 of the Code.

“Return on Assets” means “return on average assets” of the Company determined in accordance with generally accepted accounting principles that would be reported in the Company’s Annual Report to Stockholders or Annual Report on Form 10-K.

“Return on Equity” means “return on average common stockholders’ equity” of the Company determined in accordance with generally accepted accounting principles that would be reported in the Company’s Annual Report to Stockholders or Annual Report on Form 10-K.

“Shareholder Value Added” means the “shareholder value added” performance measure of the Company for a year that would be reported in the Company’s Annual Report to Stockholders or Annual Report on Form 10-K for

the year. In that regard, Shareholder Value Added for a year equals the cash basis operating earnings for the year less a charge for the use of capital for the year. For purposes of any Award intended to satisfy the Performance-Based Exception incorporating Shareholder Value Added as a performance criteria, the Committee shall approve the charge for the use of capital for use in determining Shareholder Value Added for the year within the time required under Code Section 162(m).

“Shares” means the shares of common stock of the Company.

“Stock Appreciation Right” or “SAR” means an Award designated as an SAR that is granted to a Key Associate under Article 7 herein.

“Subsidiary” means any corporation, partnership, joint venture, affiliate, or other entity in which the Company owns more than fifty percent (50%) of the voting stock or voting ownership interest, as applicable, or any other business entity designated by the Committee as a Subsidiary for purposes of the Plan.

“Total Revenue” means the sum of (i) net interest income on a taxable equivalent basis of the Company and (ii) noninterest income of the Company, such amounts determined in accordance with generally accepted accounting principles that would be reported in the Company’s Annual Report to Stockholders or Annual Report on Form 10-K.

“Total Stockholder Return” means the percentage change of an initial investment in Shares over a specified period assuming reinvestment of all dividends during the period.

Article 3. Administration

3.1 Authority of the Committee. The Plan shall be administered by the Committee. Except as limited by law, or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Committee shall have full power to select Key Associates who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and (subject to the provisions of Article 14 herein), amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan.

3.2 Delegation. To the extent permitted by applicable law, the Committee may delegate its authority as identified herein to any individual or committee of individuals (who need not be Directors), including without limitation the authority to make Awards to Key Associates who are not Insiders or Named Executive Officers. To the extent that the Committee delegates its authority to make Awards as provided by this Section 3.2, all references in the Plan to the Committee’s authority to make Awards and determinations with respect thereto shall be deemed to include the Committee’s delegate. Any such delegate shall serve at the pleasure of, and may be removed at any time by, the Committee.

3.3 Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its stockholders, employees, Participants, and their estates and beneficiaries.

3.4 Limitation on Vesting for Awards. Notwithstanding any provision of the Plan to the contrary, any stock-settled Award that vests solely on the basis of the passage of time (e.g., not on the basis of achievement of performance goals) shall not vest more quickly than ratably over the three (3) year period beginning on the first anniversary of the Award, except that the Award may vest sooner under any of the following circumstances as more specifically set forth in the applicable Award Agreement: (i) the Participant’s death, (ii) the Participant’s Disability, (iii) the Participant’s “retirement” as defined in the Award Agreement consistent with the Company’s retirement policies and programs, (iv) a Participant’s termination of employment with the Company and its Subsidiaries due to workforce reduction, job elimination or divestiture as determined by the Committee, (v) a

Change in Control consistent with the provisions of Article 13 hereof or (vi) in connection with establishing the terms and conditions of employment of a Key Associate necessary for the recruitment of the Key Associate or as the result of a business combination or acquisition by the Company or any of its Subsidiaries. The provisions of this Section 3.4 shall not apply, and in that regard no Period of Restriction is required to apply, to any Award of Restricted Stock or Restricted Stock Units that is made to a Key Associate as a portion of the Key Associate’s annual incentive compensation under the Company’s Equity Incentive Plan, Executive Incentive Compensation Plan, or any similar plan or program as determined by the Committee applicable to any Key Associate, including any such program applicable to an Insider or Named Executive Officer. The provisions of this Section 3.4 shall not apply to any Award that becomes vested based on the achievement of performance goals over a period of at least one year.

Article 4. Shares Subject to the Plan

4.1 Number of Shares Available for Grants. Subject to the provisions of this Article 4, the aggregate number of Shares available for grants of Awards under the Plan shall not exceed the sum of (A) two hundred million (200,000,000) Shares plus (B) the number of Shares available for awards under the Prior Plan as of December 31, 2002 plus (C) any Shares that were subject to an award under the Prior Plan which award is canceled, terminates, expires or lapses for any reason from and after the Effective Date plus (D) effective as of April 1, 2004, one hundred two million (102,000,000) Shares plus (E) effective upon April 26, 2006, one hundred eighty million (180,000,000) Shares plus (F) effective upon January 1, 2009, one hundred five million (105,000,000) Shares plus (G) any Shares that were subject to an award under the Merrill Lynch & Co., Inc. Long Term Incentive Compensation Plan for Executive Officers or the Merrill Lynch Financial Advisor Capital Accumulation Award Plan which award is canceled, terminates, expires, lapses or is settled in cash for any reason from and after January 1, 2009, plus (H) effective upon April 28, 2010 (subject to stockholder approval), five hundred million (500,000,000) Shares.

4.2 Lapsed Awards. If any Award is canceled, terminates, expires, or lapses for any reason, any Shares subject to such Award shall not count against the aggregate number of Shares available for grants under the Plan set forth in Section 4.1 above.

4.3 No Net Counting of Options or SARs; Counting of Shares Used to Pay Option Price and Withholding Taxes. The full number of Shares with respect to which an Option or SAR is granted shall count against the aggregate number of Shares available for grant under the Plan. Accordingly, if in accordance with the terms of the Plan, a Participant pays the Option Price for an Option by either tendering previously owned Shares or having the Company withhold Shares, then such Shares surrendered to pay the Option Price shall continue to count against the aggregate number of Shares available for grant under the Plan set forth in Section 4.1 above. In addition, if in accordance with the terms of the Plan, a Participant satisfies any tax withholding requirement with respect to any taxable event arising as a result of this Plan by either tendering previously owned Shares or having the Company withhold Shares, then such Shares surrendered to satisfy such tax withholding requirements shall continue to count against the aggregate number of Shares available for grant under the Plan set forth in Section 4.1 above.

4.4 Items Not Included. The following items shall not count against the aggregate number of Shares available for grants under the Plan set forth in Section 4.1 above: (i) the payment in cash of dividends or dividend equivalents under any outstanding Award; (ii) any Award that is settled in cash rather than by issuance of Shares; or (iii) Awards granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who become Key Associates as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company or any Subsidiary.

4.5 Award Limits. Notwithstanding any provision herein to the contrary, the following provisions shall apply (subject to adjustment in accordance with Section 4.6 below):

(i)	in no event shall a Participant receive an Award or Awards during any one (1) calendar year covering in the aggregate more than four million (4,000,000) Shares (whether such Award or Awards may be settled in Shares, cash or any combination of Shares and cash);

(ii)	in no event shall there be granted during the term of the Plan Incentive Stock Options covering more than an aggregate of forty million (40,000,000) Shares;

(iii)	in no event shall there be granted after February 28, 2010, Shares of Restricted Stock or Restricted Stock Units covering more than an aggregate of:

(A)	five hundred million (500,000,000) Shares plus the number of Shares that were available under this subparagraph (iii) as of February 28, 2010, plus

(B)	the number of Shares covering any Award of Restricted Stock or Restricted Stock Units made under this subparagraph (iii) that was outstanding as of, or that is made after, February 28, 2010 that again become available for issuance under Section 4.2 above because the Award is canceled, terminates, expires, or lapses for any reason or that is settled in cash; plus

(C)	the number of Shares that were subject to an award under the Merrill Lynch & Co., Inc. Long Term Incentive Compensation Plan for Executive Officers or the Merrill Lynch Financial Advisor Capital Accumulation Award Plan which award is canceled, terminates, expires, lapses or is settled in cash for any reason from and after the closing of the merger between the Company and Merrill Lynch & Co., Inc., if such award had been originally awarded as a Merrill Lynch restricted stock share or unit;

provided, however, that in the event the full number of Shares under this subparagraph (iii) have been used, the Company may grant additional Shares of Restricted Stock or Restricted Stock Units from the remaining available Shares for grants under Section 4.1 with each such Share of Restricted Stock or Restricted Stock Unit counting as 2.50 Shares against such remaining available Shares under Section 4.1.

4.6 Adjustments in Authorized Shares. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares which may be issued under the Plan and in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that (i) the number of Shares subject to any Award shall always be a whole number and (ii) such adjustment shall be made in a manner consistent with the requirements of Code Section 409A in order for any Options or SARs to remain exempt from the requirements of Code Section 409A.

4.7 Source of Shares. Shares issued under the Plan may be original issue shares, treasury stock or shares purchased in the open market or otherwise, all as determined by the Chief Financial Officer of the Company (or the Chief Financial Officer’s designee) from time to time, unless otherwise determined by the Committee.

Article 5. Eligibility and Participation

5.1 Eligibility. Persons eligible to participate in this Plan are all Key Associates of the Company, as determined by the Committee, including Key Associates who are Directors, but excluding Directors who are not Key Associates.

5.2 Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Key Associates those to whom Awards shall be granted and shall determine the nature and amount of each Award.

5.3 Non-U.S. Associates. Notwithstanding any provision of the Plan to the contrary, in order to foster and promote achievement of the purposes of the Plan or to comply with provisions of laws in other countries in which the Company operates or has employees, the Committee, in its sole discretion, shall have the power and authority to (i) determine which Key Associates (if any) employed outside the United States are eligible to participate in the Plan, (ii) modify the terms and conditions of any Awards made to such Key Associates and (iii) establish subplans and modified Option exercise and other terms and procedures to the extent such actions may be necessary or advisable.

Article 6. Stock Options

6.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Key Associates in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee.

6.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO within the meaning of Section 422 of the Code, or an NQSO whose grant is intended not to fall under Code Section 422.

6.3 Option Price. The Option Price for each grant of an Option under this Plan shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.

6.4 Duration of Options. Each Option shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

6.5 Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve and which shall be set forth in the applicable Award Agreement, which need not be the same for each grant or for each Participant.

6.6 Payment. Options shall be exercised by the delivery of a notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. To be effective, notice of exercise must be made in accordance with procedures established by the Company from time to time.

The Option Price due upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent, or (b) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price unless such Shares had been acquired by the Participant on the open market), or (c) by a combination of (a) and (b).

As soon as practicable after notification of exercise and full payment, the Company shall deliver the Shares to the Participant in an appropriate amount based upon the number of Shares purchased under the Option(s).

Notwithstanding the foregoing, the Committee also may allow (i) cashless exercises as permitted under Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or (ii) exercises by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law.

6.7 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

6.8 Termination of Employment. Each Participant’s Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination of employment. In that regard, if an Award Agreement permits exercise of an Option following the death of the Participant, the Award Agreement shall provide that such Option shall be exercisable to the extent provided therein by any person that may be empowered to do so under the Participant’s will, or if the Participant shall fail to make a testamentary disposition of the Option or shall have died intestate, by the Participant’s executor or other legal representative.

6.9 Nontransferability of Options.

(a) Incentive Stock Options. No ISO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant except to the extent otherwise permitted by applicable law.

(b) Nonqualified Stock Options. Except as otherwise provided in a Participant’s Award Agreement, no NQSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, all NQSOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant. In no event may an NQSO be transferred for consideration.

6.10 No Rights. A Participant granted an Option shall have no rights as a stockholder of the Company with respect to the Shares covered by such Option except to the extent that Shares are issued to the Participant upon the due exercise of the Option.

6.11 No Dividend Equivalents. In no event shall any Award of Options granted under the Plan include any dividend equivalents with respect to such Award.

Article 7. Stock Appreciation Rights

7.1 Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Key Associates at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of SARs granted to each Participant (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs. The grant price of an SAR shall be at least equal to the Fair Market Value of a Share on the date of grant of the SAR.

7.2 Exercise of SARs. SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them.

7.3 SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Committee shall determine.

7.4 Term of SARs. The term of an SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that such term shall not exceed ten (10) years.

7.5 Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The difference between the Fair Market Value of a Share on the date of exercise over the grant price; by

(b) The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee or as otherwise provided in the applicable Award Agreement, the payment upon SAR exercise shall be in cash, in Shares of equivalent value, or in some combination thereof.

7.6 Other Restrictions. Notwithstanding any other provision of the Plan, the Committee may impose such conditions on exercise of an SAR (including, without limitation, the right of the Committee to limit the time of exercise to specified periods) as may be required to satisfy the requirements of Section 16 (or any successor rule) of the Exchange Act or for any other purpose deemed appropriate by the Committee.

7.7 Termination of Employment. Each SAR Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment. In that regard, if an Award Agreement permits exercise of an SAR following the death of the Participant, the Award Agreement shall provide that such SAR shall be exercisable to the extent provided therein by any person that may be empowered to do so under the Participant’s will, or if the Participant shall fail to make a testamentary disposition of the SAR or shall have died intestate, by the Participant’s executor or other legal representative.

7.8 Nontransferability of SARs. Except as otherwise provided in a Participant’s Award Agreement, no SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, all SARs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant. In no event may an SAR be transferred for consideration.

7.9 No Rights. A Participant granted an SAR shall have no rights as a stockholder of the Company with respect to the Shares covered by such SAR except to the extent that Shares are issued to the Participant upon the due exercise of the SAR.

7.10 No Dividend Equivalents. In no event shall any Award of SARs granted under the Plan include any dividend equivalents with respect to such Award.

Article 8. Restricted Stock and Restricted Stock Units

8.1 Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock or Restricted Stock Units to eligible Key Associates in such amounts as the Committee shall determine.

8.2 Restricted Stock Agreement. Each grant of Restricted Stock or Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the Period or Periods of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.

8.3 Transferability. Except as provided in this Article 8, the Shares of Restricted Stock or Restricted Stock Units granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Award Agreement. All rights with respect to the Restricted Stock or Restricted Stock Units granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant.

8.4 Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals (Company-wide, divisional, and/or individual), time-based restrictions on vesting following the attainment of the performance goals, and/or restrictions under applicable Federal or state securities laws.

The Company shall retain the Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the Period of Restriction.

8.5 Settlement of Restricted Stock Units. Any Restricted Stock Units that become payable in accordance with the terms and conditions of the applicable Award Agreement shall be settled in cash, Shares, or a combination of cash and Shares as determined by the Committee in its discretion or as otherwise provided for under the Award Agreement.

8.6 Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares. There shall be no voting rights with respect to Restricted Stock Units.

8.7 Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may receive regular cash dividends paid with respect to the underlying Shares while the Restricted Stock is held by the Company. The Committee may apply any restrictions to the dividends that the Committee deems appropriate. The Committee, in its discretion, may also grant dividend equivalents rights with respect to earned but unpaid Restricted Stock Units as evidenced by the applicable Award Agreement.

8.8 Termination of Employment. Each Restricted Stock or Restricted Stock Unit Award Agreement shall set forth the extent to which the Participant shall have the right to receive unvested Restricted Shares or Restricted Stock Units following termination of the Participant’s employment with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment. In amplification but not limitation of the foregoing, in the case of an award of Restricted Stock or Restricted Stock Units to a Named Executive Officer which is intended to qualify for the Performance-Based Exception, the Award Agreement may provide that such Restricted Stock or Restricted Stock Units may become payable in the event of a termination of employment by reason of death, Disability or Change in Control, regardless of whether the related performance goal has been previously attained.

Article 9. Performance Measures

The performance measure(s) to be used for purposes of Awards to Named Executive Officers which are designed to qualify for the Performance-Based Exception shall be chosen from among the following alternatives:

•	Earnings Per Share;

•	Net Income;

•	Operating Earnings Per Share;

•	Return On Assets;

•	Return On Equity;

•	Shareholder Value Added;

•	Total Revenue;

•	Total Stockholder Return;

•	customer satisfaction (determined based on objective criteria approved by the Committee);

•	expense management;

•	operating margin;

•	operating leverage; or

•	cash flow.

The Committee shall have the discretion to adjust the determinations of the degree of attainment of the preestablished performance goals; provided, however, that Awards which are designed to qualify for the Performance-Based Exception, and which are held by Named Executive Officers, may not be adjusted upward (the Committee shall retain the discretion to adjust such Awards downward).

In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval.

Article 10. Beneficiary Designation

Except as otherwise provided in an Award Agreement, each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Article 11. Deferrals

The Committee may permit a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option or SAR or the lapse or waiver of restrictions with respect to Restricted Stock or Restricted Stock Units. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.

Article 12. Rights of Key Associates

12.1 Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

For purposes of this Plan, a transfer of a Participant’s employment between the Company and a Subsidiary, or between Subsidiaries, shall not be deemed to be a termination of employment. Upon such a transfer, the Committee may make such adjustments to outstanding Awards as it deems appropriate to reflect the changed reporting relationships.

12.2 Participation. No Key Associate shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

Article 13. Change in Control

13.1 Treatment of Outstanding Awards. Unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, the Committee may, in its sole discretion, at the time an Award is made hereunder or at any time prior to, coincident with or after the time of a Change in Control take one of the following actions which shall apply only upon the occurrence of a Change in Control or, if later, upon the action being taken:

(a) provide for the acceleration of any time periods, or the waiver of any other conditions, relating to the vesting, exercise, payment or distribution of an Award so that any Award to a Participant whose employment has been terminated as a result of a Change in Control may be vested, exercised, paid or distributed in full on or before a date fixed by the Committee, and in connection therewith the Committee may (i) provide for an extended period to exercise Options (not to exceed the original Option term) and (ii) determine the level of attainment of any applicable performance goals;

(b) provide for the purchase of any Awards from a Participant whose employment has been terminated as a result of a Change in Control, upon the Participant’s request, for an amount of cash equal to the amount that could have been obtained upon the exercise, payment or distribution of such rights had such Award been currently exercisable or payable; or

(c) cause the Awards then outstanding to be assumed, or new rights substituted therefore, by the surviving corporation in such Change in Control.

For purposes of sub-paragraphs (a) and (b) above, any Participant whose employment is either (i) terminated by the Company other than for “cause,” or (ii) terminated by the Participant for “good reason” (each as defined in the applicable Award Agreement), in either case upon, or on or prior to the second anniversary of, a Change in Control, shall be deemed to have been terminated as a result of the Change in Control.

13.2 Limitation on Change-in-Control Benefits. It is the intention of the Company and the Participants to reduce the amounts payable or distributable to a Participant hereunder if the aggregate Net After Tax Receipts (as defined below) to the Participant would thereby be increased, as a result of the application of the excise tax provisions of Section 4999 of the Code. Accordingly, anything in this Plan to the contrary notwithstanding, in the event that the certified public accountants regularly employed by the Company immediately prior to any “change” described below (the “Accounting Firm”) shall determine that receipt of all Payments (as defined below) would subject the Participant to tax under Section 4999 of the Code, it shall determine whether some amount of Payments would meet the definition of a “Reduced Amount” (as defined below). If the Accounting Firm determines that there is a Reduced Amount, the aggregate Payments shall be reduced to such Reduced Amount in accordance with the provisions of Section 13.2(b) below.

(a) For purposes of this Section 13.2(a):

(i) A “Payment” shall mean any payment or distribution in the nature of compensation to or for the benefit of a Participant who is a “disqualified individual” within the meaning of Section 280G(c) of the Code and which is contingent on a “change” described in Section 280G(b)(2)(A)(i) of the Code with respect to the Company, whether paid or payable pursuant to this Plan or otherwise;

(ii) “Plan Payment” shall mean a Payment paid or payable pursuant to this Plan (disregarding this Section 13.2);

(iii) “Net After Tax Receipt” shall mean the Present Value of a Payment, net of all taxes imposed on the Participant with respect thereto under Sections 1 and 4999 of the Code, determined by applying the highest marginal rate under Section 1 of the Code which applied to the Participant’s Federal taxable income for the immediately preceding taxable year;

(iv) “Present Value” shall mean such value determined in accordance with Section 280G(d)(4) of the Code; and

(v) “Reduced Amount” shall mean the smallest aggregate amount of Payments which (A) is less than the sum of all Payments and (B) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if all Payments were paid to or for the benefit of the Participant.

(b) If the Accounting Firm determines that aggregate Payments should be reduced to the Reduced Amount, the Committee shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof, and the Participant may then elect, in the Participant’s sole discretion, which and how much of the Payments, including without limitation Plan Payments, shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Payments is equal to the Reduced Amount), and shall advise the Committee in writing of such election within ten (10) days of the Participant’s receipt of notice. If no such election is made by the Participant within such ten (10) day period, the Committee may elect which of the Payments, including without limitation Plan Payments, shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Payments is equal to the Reduced Amount) and shall notify the Participant promptly of such election. All determinations made by the Accounting Firm under this Section 13.2 shall be binding upon the Company and the Participant and shall be made within sixty (60) days immediately following the event constituting the “change” referred to above. As promptly as practicable following such determination, the Company shall pay to or distribute for the benefit of the Participant such Payments as are then due to the Participant under this Plan.

(c) At the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Participant pursuant to this Plan which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Participant pursuant to this Plan could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant which the Accounting Firm believes has a high probability of success or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Participant shall be treated for all purposes as a loan ab initio to the Participant which the Participant shall repay to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Participant to the Company if and to the extent (i) such deemed loan and payment would not either reduce the amount on which the Participant is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes or (ii) the Participant is subject to the prohibition on personal loans under Section 402 of the Sarbanes-Oxley Act of 2002.

In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

13.3 Termination, Amendment, and Modifications of Change-in-Control Provisions. Notwithstanding any other provision of this Plan or any Award Agreement provision, the provisions of this Article 13 may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely any Award theretofore granted under the Plan without the prior written consent of the Participant with respect to said Participant’s outstanding Awards; provided, however, the Board of Directors, upon recommendation of the Committee, may terminate, amend, or modify this Article 13 at any time and from time to time prior to the date of a Change in Control.

Article 14. Amendment, Modification, and Termination

14.1 Amendment, Modification, and Termination. The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that an amendment to the Plan may be conditioned on the approval of the stockholders of the Company if and to the extent the Board determines that stockholder approval is necessary or appropriate.

14.2 Awards Previously Granted. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

14.3 Acceleration of Award Vesting; Waiver of Restrictions. Notwithstanding any provision of this Plan or any Award Agreement provision to the contrary, the Committee, in its sole and exclusive discretion, shall have the power at any time to (i) accelerate the vesting of any Award granted under the Plan, including, without limitation, acceleration to such a date that would result in said Awards becoming immediately vested, or (ii) waive any restrictions of any Award granted under the Plan; provided, however, that in no event shall the Committee accelerate the vesting or waive the restrictions on (A) any Award to an individual who is an Insider or Named Executive Officer or (B) Awards with respect to an aggregate of more than twenty million (20,000,000) Shares.

14.4 No Repricing. Notwithstanding any provision herein to the contrary, the repricing of Options or SARs is prohibited without prior approval of the Company’s stockholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (A) changing the terms of an Option or SAR to lower its Option Price or grant price; (B) any other action that is treated as a “repricing” under generally accepted accounting principles; and (C) repurchasing for cash or canceling an Option or SAR at a time when its Option Price or grant price is greater than the Fair Market Value of the underlying Shares in exchange for another Award, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change under Section 4.6 above. Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.

Article 15. Withholding

15.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this Plan.

15.2 Share Withholding. The Company may cause any tax withholding obligation described in Section 15.1 to be satisfied by the Company withholding Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. In the alternative, the Company may permit Participants to elect to satisfy the tax withholding obligation, in whole or in part, by either (i) having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction or (ii) tendering previously acquired Shares having an aggregate Fair Market Value equal to the minimum statutory total tax which could be imposed on the transaction (provided that the Shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender unless such Shares had been acquired by the Participant on the open market). All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Article 16. Indemnification

Provisions for the indemnification of officers and directors of the Company in connection with the administration of the Plan shall be as set forth in the Company’s Certificate of Incorporation and Bylaws as in effect from time to time.

Article 17. Successors

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 18. Legal Construction

18.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

18.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

18.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

18.4 Securities Law Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

18.5 No Conflict. Unless otherwise provided for by an Award Agreement, in the event of any conflict between the terms of the Plan and the terms of an Award Agreement, the terms of the Plan shall control.

18.6 Governing Law. To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

18.7 Compliance With Code Section 409A. The Plan is intended to comply with Code Section 409A, to the extent applicable. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted, operated and administered consistent with this intent. In that regard, and notwithstanding any provision of the Plan to the contrary, the Company reserves the right to amend the Plan or any Award granted under the Plan, by action of the Committee, without the consent of any affected Participant, to the extent deemed necessary or appropriate for purposes of maintaining compliance with Code Section 409A and the regulations promulgated thereunder.

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

2010 Annual Meeting Admission Ticket

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2010 Annual Meeting of Stockholders

Wednesday, April 28, 2010, 10:00 am (local time)

Belk Theater of the North Carolina Blumenthal

Performing Arts Center

Charlotte, North Carolina

Upon arrival, please present this

admission ticket and photo identification

at the registration desk.

PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS)	+

A	Election of Directors — The Board of Directors recommends a vote FOR the election to the Board of the following director nominees:

1. Nominees	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

01 - Susan S. Bies	☐	☐	☐	06 - Charles O. Holliday, Jr.	☐	☐	☐	11 - Donald E. Powell	☐	☐	☐

02 - William P. Boardman	☐	☐	☐	07 - D. Paul Jones, Jr.	☐	☐	☐	12 - Charles O. Rossotti	☐	☐	☐

03 - Frank P. Bramble, Sr.	☐	☐	☐	08 - Monica C. Lozano	☐	☐	☐	13 - Robert W. Scully	☐	☐	☐

04 - Virgis W. Colbert	☐	☐	☐	09 - Thomas J. May	☐	☐	☐

05 - Charles K. Gifford	☐	☐	☐	10 - Brian T. Moynihan	☐	☐	☐

B	Management Proposals — The Board of Directors recommends a vote FOR the following proposals:

	For	Against	Abstain		For	Against	Abstain

2. A proposal to ratify the registered independent public accounting firm for 2010	☐	☐	☐	4. An advisory (non-binding) vote approving executive compensation	☐	☐	☐

3.   A proposal to adopt an amendment to the Bank of America amended and restated certificate of incorporation to increase the number of authorized shares of common stock from 11.3 billion to 12.8 billion

	☐	☐	☐	5. A proposal to approve an amendment to the 2003 Key Associate Stock Plan	☐	☐	☐

C	Stockholder Proposals — The Board of Directors recommends a vote AGAINST the following proposals:

	For	Against	Abstain		For	Against	Abstain		For	against	Abstain

6. Stockholder Proposal - Disclosure of Government Employment	☐	☐	☐	9. Stockholder Proposal - Advisory Vote on Executive Compensation	☐	☐	☐	12. Stockholder Proposal - Recoup Incentive Compensation	☐	☐	☐

7. Stockholder Proposal - Non-deductible Pay	☐	☐	☐	10. Stockholder Proposal - Succession Planning	☐	☐	☐

8. Stockholder Proposal - Special Stockholder Meetings	☐	☐	☐	11. Stockholder Proposal - Derivatives Trading	☐	☐	☐

C 1234567890	J N T	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+
5 U P X	0 2 4 4 1 0 1	MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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Electronic or Telephone Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Proxies submitted by Internet or telephone must be received before the closing of the polls for voting at the 2010 Annual Meeting on Wednesday, April 28, 2010.

2010 Annual Meeting of Stockholders Admission Ticket	Voting control details are located on the shaded bar on the reverse side. Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

Time:	Wednesday, April 28, 2010 10:00 am (local time)

Place:	Belk Theater of the North Carolina	• Log on to the Internet and go to
	Blumenthal Performing Arts Center	www.investorvote.com/bac
	Charlotte, North Carolina	• Follow the steps outlined on the secured website.
Webcast:	Live on the Internet at http://investor.bankofamerica.com. Instructions appear on the Internet site one week prior to the meeting.

Admission:	Valid admission ticket and photo identification required for attendance.	• Call toll free 1.800.652.VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Proxy/Voting Instructions
This Proxy is Solicited on Behalf of the Board of Directors for the
2010 Annual Meeting of Stockholders to be held on Wednesday, April 28, 2010

You, the undersigned stockholder, appoint each of Craig Buffie and Katie Morgan, as attorney-in-fact and proxy, with full power of substitution, to vote on your behalf and with all powers you would possess if personally present all shares of Common Stock or Preferred Stock of Bank of America Corporation that you would be entitled to vote at the 2010 Annual Meeting of Stockholders and any adjournment or postponement thereof.

The shares represented by this proxy will be voted as instructed by you and in the discretion of the proxies on all other matters that properly come before the 2010 Annual Meeting and any adjournment or postponement thereof. If not otherwise specified, shares will be voted in accordance with the recommendations of the Board of Directors.

Bank of America associates. If you are a participant in The Bank of America 401(k) Plan, The Bank of America 401(k) Plan for Legacy Companies, The Bank of America Transferred Savings Account Plan, the Merrill Lynch & Co., Inc. Retirement Accumulation Plan, the Merrill Lynch & Co., Inc. Employee Stock Ownership Plan or the Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan, and your plan account has investments in shares of Common Stock, you must provide voting instructions to the plan trustees (either via proxy card or Internet or by telephone) in order for your shares to be voted as you instruct. If no voting instructions are received, the trustee of the plan will vote these shares in the same ratio as the shares for which voting instructions have been received by the trustee unless contrary to the Employee Retirement Income Security Act. Your voting instructions will be held in strict confidence. If you participate in the Merrill Lynch Employee Stock Purchase Plan, your shares must be voted in order to count. The deadline to cast votes for shares held in the forgoing plans is Tuesday, April 27, 2010 at 8:00 am EST. You will not be able to change your vote after this deadline.

D	Non-Voting Items
Meeting Attendance
Mark the box to the right if you plan to attend the 2010 Annual Meeting.		☐

E	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign as name(s) appears hereon. Give full title if you are signing for a corporation, partnership or other entity, or as attorney, administrator, executor, guardian, trustee or in any other representative capacity.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/	/

Attention Internet Users!

You can now access your stockholder information on the following secure Internet site: http://www.computershare.com/bac

Step 1: Register (1st time users only) Click on “Create Login” in the blue box and follow the instructions. Step 2: Log In (Returning users) Enter your User ID and Password and click the Login button.	Step 3: View your account details and perform multiple transactions, such as:
	•	View account balances	•	Change your address
	•	View transaction history	•	View electronic stockholder communications
	•	View payment history	•	Buy or sell shares
	•	View stock quotes	•	Check replacements

■	If you are not an Internet user and wish to contact Bank of America, you may use one of the following methods:		+
	Call: 1.800.642.9855	Write: Bank of America, c/o Computershare, P.O. Box 43078, Providence, RI 02940-3078